AGREEMENT AND PLAN OF MERGER AMONG AVENT INC., ORTHOGEN MERGER SUB INC., ORTHOGENRX, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Representative (as defined herein)

AND

AVANOS MEDICAL, INC.,
solely for purposes of Section 13.18 of this Agreement

December 13, 2021

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS	2
1.1 Definitions	2
1.2 Interpretation	18
ARTICLE II THE MERGER	18
2.1 The Merger	18
2.2 Effective Time	18
2.3 Effect of the Merger	19
2.4 Organizational Documents	19
2.5 Directors and Officers	19
2.6 Effect of Merger on Stock, Options and Warrants	19
ARTICLE III MERGER CONSIDERATION; CONVERSION OF SECURITIES	22
3.1 Calculation and Payment of the Merger Consideration	22
3.2 Post-Closing Adjustments	25
3.3 Stock Transfer Books	28
3.4 Appraisal Rights	28
3.5 Contingent Payment.	29
3.6 Withholding Rights	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	31
4.1 Organization, Qualification, Power and Authority	32
4.2 Authorization; Enforceability	32
4.3 Capitalization	33
4.4 Non-contravention	33
4.5 Brokers’ Fees	34
4.6 Financial Statements	34
4.7 No Undisclosed Liabilities	34
4.8 Absence of Certain Changes	34
4.9 Legal Compliance	35
4.10 Tax Matters	35
4.11 Real Property	36
4.12 Title to Assets	37
4.13 Intellectual Property	37
4.14 Material Contracts	39
4.15 Proceedings.	40
4.16 Employee Benefits.	41
4.17 Environmental Matters	43
4.18 Labor and Employment Matters	43
4.19 Insurance Policies	46
i

4.20 Affiliated Transactions	46
4.21 Anti-Corruption; International Trade.	46
4.22 Regulatory Matters.	47
4.23 Products and Inventory.	49
4.24 Permits	50
4.25 Customers and Suppliers	50
4.26 Data Protection; Privacy; Information Technology.	50
4.27 Governmental Contracts	51
4.28 Accounts Receivable	52
4.29 Indebtedness	52
4.30 Bank Accounts	52
4.31 No Other Representations and Warranties	52
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	53
5.1 Organization of Parent and Merger Sub	53
5.2 Ownership of Merger Sub; No Prior Activities	53
5.3 Authorization; Enforceability	53
5.4 Non-contravention	53
5.5 Brokers’ Fees	54
5.6 Litigation	54
5.7 Financing	54
5.8 Solvency of the Surviving Corporation	54
5.9 Investment Representation	54
5.10 Condition of the Business	55
ARTICLE VI PRE-CLOSING COVENANTS RELATING TO THE COMPANY	55
6.1 Conduct of Business	55
6.2 Consents; Filings; Etc	58
6.3 Publicity	59
6.4 Access	59
6.5 Sensitive Information	59
6.6 Required Shareholder Approval	59
6.7 Exclusivity	60
6.8 Notice of Developments	60
ARTICLE VII COVENANTS RELATING TO PARENT AND MERGER SUB	60
7.1 Filings; Consents; Etc	60
7.2 Publicity	61
7.3 Access	62
7.4 Notice of Developments	62
ARTICLE VIII CONDITIONS PRECEDENT TO THE CLOSING	62

8.1 Conditions Precedent to Each Party’s Obligations	62
8.2 Conditions Precedent to Obligations of Parent and Merger Sub	62
8.3 Conditions Precedent to Obligations of the Company	63
8.4 Frustration of Closing Conditions	63
ARTICLE IX CLOSING	64
9.1 Deliveries by the Company	64
9.2 Deliveries by Parent and Merger Sub	65
ARTICLE X POST-CLOSING COVENANTS	65
10.1 Tax Matters	65
10.2 Director and Officer Liability and Indemnification	70
10.3 Preservation of Records	71
10.4 Employee Matters	71
ARTICLE XI TERMINATION	73
11.1 Termination of Agreement	73
11.2 Effect of Termination	74
ARTICLE XII INDEMNIFICATION	74
12.1 Indemnification by the Equityholders	74
12.2 Indemnification by Parent	75
12.3 Indemnity Limitations.	75
12.4 Procedures Relating to Indemnification	76
12.5 Tax Treatment of Indemnification Payments	77
12.6 Exclusive Remedy	77
12.7 Release of Indemnity Escrow Funds	78
ARTICLE XIII MISCELLANEOUS	78
13.1 Expenses	78
13.2 No Third Party Beneficiaries	78
13.3 Entire Agreement	78
13.4 Succession and Assignment	78
13.5 Counterparts	79
13.6 Headings	79
13.7 Notices	79
13.8 Governing Law; Waiver of Jury Trial	80
13.9 No Survival; Waiver	81
13.10 Amendments and Waivers	83
13.11 Severability	83
13.12 Construction; Disclosure	83
13.13 Incorporation of Exhibits and Schedules	83
13.14 Specific Performance	83
13.15 Representative	84

13.16 Representation of Equityholders and Affiliates	86
13.17 Non-Recourse	87
13.18 Parent Guaranty.	87

EXHIBITS
Exhibit A –     Working Capital Schedule
Exhibit B –     Form of Escrow Agreement
Exhibit C –     Form of Paying Agent Agreement
Exhibit D –     Form of Letter of Transmittal
Exhibit E –     Form of Option Surrender Agreements
Exhibit F –     Form of Warrant Surrender Agreement
Exhibit G –    Form of Joinder and Support Agreement
Exhibit H –    Form of Restrictive Covenant Agreements
Exhibit I –     Net Sales Schedule
SCHEDULES
Company Disclosure Schedules
Schedule 6.1 – Interim Operations
Schedule 9.1(g) –    Payoff Letters
Schedule 9.1(h) –    Termination of Specified Agreements
Schedule 9.1(i) –     Restrictive Covenant Agreements
Schedule 9.1(j) –     Consents
Schedule 10.4(c) – Change of Control Policy Payments
Schedule 12.1 –     Indemnification Matters

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 13, 2021 by and among Avent, Inc., a Delaware corporation and wholly-owned subsidiary of Guarantor (“Parent”), Orthogen Merger Sub Inc., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), OrthogenRx, Inc., a Pennsylvania corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent, proxy, and attorney-in-fact for all the Equityholders (“Representative”), and, solely for purposes of Section 13.18 (Parent Guaranty), Avanos Medical, Inc., a Delaware corporation (“Guarantor”).
RECITALS
WHEREAS, as of the date hereof, the Shareholders (as hereafter defined) own all of the Company Shares (as hereafter defined);
WHEREAS, the board of directors of the Company has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (which is a wholly-owned subsidiary of Guarantor), upon the terms and subject to the conditions of this Agreement, including the Pennsylvania Associations Code (15 Pa. C.S.A. § 101 et seq.) (the “PAC”);
WHEREAS, the board of directors of the Company has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interest of the Company and its Shareholders and has recommended that its Shareholders adopt this Agreement and approve the Merger;
WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with the PAC, the Required Shareholder Approval (as hereafter defined) through a written consent of its Shareholders approving this Agreement, the Merger and the other transactions contemplated hereby;
WHEREAS, the respective boards of directors of Parent and Merger Sub have approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, and determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective equityholders all in accordance with applicable Law (as hereafter defined);
WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Company Shares shall be canceled and converted into the right to receive the Merger Consideration (as hereafter defined) as provided herein;
WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Company Options (as hereafter defined), whether vested or unvested, shall be canceled and terminated at the Effective Time (as hereafter defined) and In-the-Money Options (as hereafter defined), to the extent vested (including for the avoidance of doubt, any In-the-Money Options that shall vest as result of the transactions contemplated by this Agreement), shall be converted into the right of the holders of each such vested In-the-Money Options to receive the Option Consideration (as hereafter defined) as provided herein;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding Company Warrants (as hereafter defined) shall be canceled and terminated at the Effective Time and the Company Warrants shall be converted into the right of the holders of such Company Warrants to receive the Warrant Consideration (as hereafter defined) as provided herein;
WHEREAS, to induce the other Parties (as hereafter defined) to enter into this Agreement and consummate the transactions contemplated hereby, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and
WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, Shareholders representing at least eighty percent (80%) of the issued and outstanding Company Shares have entered into the Joinder and Support Agreement, in the form attached hereto as Exhibit G (the “Joinder and Support Agreement”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I

DEFINITIONS
1.1Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.
“Accounting Arbitrator” has the meaning set forth in Section 3.2(d) below.
“Accounting Principles” means GAAP, applying the policies, principles, conventions, methodologies and procedures utilized in the preparation of the Financial Statements (except as modified by the Working Capital Schedule attached as Exhibit A (including any line items, judgments, practices, principles, policies, estimations and methodologies described in such Working Capital Schedule) and in each case to the extent consistent with GAAP). In the event of any discrepancy between the Working Capital Schedule and GAAP, then GAAP applying the policies, principles, conventions, methodologies and procedures utilized in the preparation of the Financial Statements (to the extent consistent with GAAP) shall control.
“Adjustment Escrow Amount” means an amount equal to $1,500,000.
“Adjustment Escrow Funds” has the meaning set forth in Section 3.1(c)(i) below.
“Affiliate” of any particular Person means any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” shall mean the aggregate exercise price of all In-the-Money Options and all Company Warrants.
“Aggregate Adjustment” has the meaning set forth in Section 3.2(e) below.
“Agreement” has the meaning set forth in the introductory paragraph above.
“Alternative Transaction” has the meaning set forth in Section 6.7.
“Amended Tax Return Process” has the meaning set forth in Section 10.1(g)(ii).
“American Rescue Plan” means the American Rescue Plan Act of 2021.
“Assets” means all of the Company’s rights, assets and properties of every kind, including all property, tangible and intangible, real, personal or mixed, inventory, Intellectual Property, accounts receivable, prepayments, Contracts, Permits and records.
“Anticorruption Laws” has the meaning set forth in Section 4.21(a) below.
“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.2 below.
“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in Atlanta, Georgia are authorized or obligated by Law to close.
“Calculation Time” means, (i) with respect to Cash on Hand and Closing Working Capital, 11:59 pm Eastern Time on the day immediately preceding the Closing Date, and (ii) with respect to Indebtedness and Transaction Expenses, immediately prior to the Closing.
“Cap” means $3,000,000.
“CARES Act” means the (i) Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) enacted March 27, 2020, as amended, supplemented or otherwise modified and including any successor or similar legislation, regulation, rule, interim final rule, FAQ or other guidance related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of such Coronavirus Aid, Relief and Economic Security Act, (ii) the Families First Act and (iii) the American Rescue Plan.
“Carryover Tax Benefit” has the meaning set forth in Section 10.1(d) below.
“Carryover Tax Benefit Amount” has the meaning set forth in Section 10.1(d) below.
“Cash on Hand” means all domestic cash, cash equivalents (including certificates of deposit) and the fair market value of all marketable securities and short term investments of the Company maturing within 90 days of the Closing Date, as determined in accordance with the Accounting Principles, but excluding all restricted cash of the Company. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks, drafts, outbound wires, any advance customer deposits and any amounts distributed by the Company in violation of Section 6.1(i), and shall include checks and wire transfers and drafts deposited or available for deposit for the account of the Company.
“Change of Control Policy” means the Company’s Change of Control Policy, dated May 19, 2021.

“Charges” has the meaning set forth in Section 13.15(b) below.
“Claim” means any demand, claim, charge, notice of violation, citation, or formal complaint by any Person alleging actual or potential liability and, solely with respect to any Governmental Contract, any request for equitable adjustment or other non-routine request for compensation.
“Claim Notice” has the meaning set forth in Section 12.4 below.
“Closing” has the meaning set forth in Section 2.2 below.
“Closing Cash on Hand” means the Cash on Hand of the Company as of the Calculation Time, which shall be no less than the Target Cash Amount.
“Closing Date” has the meaning set forth in Section 2.2 below.
“Closing Date Per Share Cash Merger Consideration” equals the quotient obtained by dividing (a) the amount equal to (i) the Merger Consideration minus (ii) the Escrow Amount minus (iii) the Representative Holdback Amount plus (iv) the Aggregate Exercise Price, by (b) the number of Fully-Diluted Shares.
“Closing Indebtedness” means the Indebtedness of the Company as of the Calculation Time.
“Closing Working Capital” means an amount equal to Current Assets minus Current Liabilities, in each case as of the Calculation Time and calculated in accordance with the Accounting Principles. An illustrative calculation of Closing Working Capital calculated as of September 30, 2021 is set forth on Exhibit A attached hereto.
“Closing Working Capital Target” means $12,000,000.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Common Stock” means the common stock of the Company, no par value per share.
“Company” has the meaning set forth in the introductory paragraph above.
“Company Disclosure Schedules” has the meaning set forth in ARTICLE IV below.
“Company Group” has the meaning set forth in Section 13.9(c) below.
“Company Intellectual Property” means all Intellectual Property owned, used by or licensed to the Company.
“Company Net Sales” has the meaning set forth in Section 3.5(a) below.
“Company Options” means each option that represents the right to acquire shares of Common Stock, is issued by the Company under the Equity Incentive Plan, and is outstanding immediately prior to the Effective Time (whether or not then exercisable).
“Company Preferred Stock” means, collectively, the Series Seed-1 Preferred Stock and the Series Seed-2 Preferred Stock.

“Company Products” means all products developed, manufactured, labeled, stored, tested, marketed, promoted or distributed by the Company.
“Company Shares” means each share of Common Stock and Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time.
“Company’s Knowledge” means the actual knowledge (after reasonable investigation) of Lynne Budnovitch, Michael Daley, Frank Gallagi, David Owens and David Toledo, none of whom will have any personal liability or obligations regarding such knowledge.
“Company Systems” means all computer hardware (whether general or special purpose), Computer Software, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, owned or used in connection with the business of the Company.
“Company Warrants” means each warrant that represents the right to acquire shares of Common Stock that is outstanding immediately prior to the Effective Time.
“Computer Software” means all computer programs, materials, tapes, source and object codes, and all prior and proposed versions, releases, modifications, updates, upgrades and enhancements thereto, as well as all documentation and listings related thereto, owned or used in connection with the business of the Company.
“Confidentiality Agreement” means the Confidentiality Agreement, dated April 27, 2021, by and between the Company and Avanos Medical, Inc.
“Continuing Employee” means any individual employed by the Company immediately prior to the Closing and who continues his or her employment with Parent or its Subsidiaries (including the Surviving Corporation) following the Closing Date.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contingent Payment Amount” has the meaning set forth in Section 3.5(a) below.
“Contingent Payment Objections Notice” has the meaning set forth in Section 3.5(c) below.
“Contingent Payment Resolution Period” has the meaning set forth in Section 3.5(c) below.
“Contingent Payment Review Period” has the meaning set forth in Section 3.5(c) below.
“Contingent Payment Statement” has the meaning set forth in Section 3.5(c) below.
“Contract” means any legally-binding contract, agreement, license, lease, conditional sales contract, commitment, instrument or similar understanding (whether written or oral).
“Current Assets” means the aggregate amount of the current assets of the Company, calculated in accordance with the Accounting Principles, but excluding (i) Cash on Hand (and items excluded from the definition of Cash on Hand) and (ii) Tax receivables or assets.

“Current Liabilities” means the aggregate amount of the current liabilities of the Company, calculated in accordance with the Accounting Principles, but excluding (i) Transaction Expenses, (ii) Indebtedness and (iii) all deferred Taxes.
“D&O Indemnified Person” has the meaning set forth in Section 10.2(a) below.
“D&O Tail Expense” has the meaning set forth in Section 10.2(b) below.
“Data Room” means the electronic documentation site for Project Origami that is hosted by Datasite on behalf of the Company.
“Designated Contacts” has the meaning set forth in Section 6.4 below.
“Designated Jurisdiction” has the meaning set forth in Section 10.1(g)(i) below.
“Dispute Notice” has the meaning set forth in Section 3.2(c) below.
“Dispute Period” has the meaning set forth in Section 3.2(c) below.
“Dissenting Shares” has the meaning set forth in Section 3.4 below.
“Dissenting Shareholders” has the meaning set forth in Section 3.4 below.
“Effective Time” has the meaning set forth in Section 2.2 below.
“Employee” has the meaning set forth in in Section 4.18(a) below.
“Employee Benefit Plan” has the meaning set forth in Section 4.16(a) below.
“Employee Option Cash-Out Amount” means any Option Cash-Out Amount payable to Employee Optionholders.
“Employee Optionholders” means those Optionholders that are current or former employees of the Company.
“Employment Matters” has the meaning set forth in Section 4.18(b) below.
“End Date” has the meaning set forth in Section 11.1(b)(i) below.
“Environmental and Safety Laws” has the meaning set forth in Section 4.17(a) below.
“Equityholder Apportioned Costs and Expenses” has the meaning set forth in Section 10.1(g)(vii) below.
“Equityholder Fully-Diluted Shares” shall mean, with respect to each Equityholder and without duplication, the sum of (a) the aggregate number of shares of Common Stock that are held by such Equityholder immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock issuable upon (i) conversion of all shares of Company Preferred Stock held by such Equityholder immediately prior to the Effective Time and (ii) the exercise of all In-the-Money Options and Company Warrants held by such Equityholder (but, for clarity, excluding any Company Options that are not In-the-Money Options).

“Equityholders” means the Shareholders, the Optionholders and the Warrantholders, collectively.
“Equity Incentive Plan” means the OrthogenRx, Inc. 2016 Equity Incentive Plan, as amended from time to time.
“Equityholder Indemnified Person” has the meaning set forth in Section 12.2 below.
“Equityholder Reserved Claim” has the meaning set forth in Section 13.9(c) below.
“Equityholder Waiving Party” has the meaning set forth in Section 13.9(c) below.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company for purposes of Section 414 of the Code.
“Escrow Account” has the meaning set forth in Section 3.1(c)(i) below.
“Escrow Agent” has the meaning set forth in Section 3.1(c)(i) below.
“Escrow Agreement” has the meaning set forth in Section 3.1(c)(i) below.
“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Escrow Funds” has the meaning set forth in Section 3.1(c)(i) below.
“Estimated Closing Cash on Hand” has the meaning set forth in Section 3.1(b) below.
“Estimated Closing Indebtedness” has the meaning set forth in Section 3.1(b) below.
“Estimated Closing Working Capital” has the meaning set forth in Section 3.1(b) below.
“Estimated Statements” has the meaning set forth in Section 3.1(b) below.
“Estimated Transaction Expenses” has the meaning set forth in Section 3.1(b) below.
“Excess” has the meaning set forth in Section 3.2(f)(i) below.
“Exchange Fund” has the meaning set forth in Section 3.1(g)(ii) below.
“Export Controls” has the meaning set forth in Section 4.21(b) below.
“Families First Act” means the Families First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Governmental Authority.
“FDA” means the United States Food and Drug Administration or any successor entity.
“FDCA” has the meaning set forth in Section 4.22(a) below.

“Financial Statements” has the meaning set forth in Section 4.6 below.
“Final Closing Cash on Hand” has the meaning set forth in Section 3.2(a) below.
“Final Closing Indebtedness” has the meaning set forth in Section 3.2(a) below.
“Final Closing Working Capital” has the meaning set forth in Section 3.2(a) below.
“Final Per Share Merger Consideration” equals (a) the Closing Date Per Share Cash Merger Consideration, plus (b) the Pro Rata Share of any Net Adjustment Amount payable to the Equityholders in accordance with Section 3.2, plus (c) the Pro Rata Share of any portion of the Escrow Amount and/or the Representative Holdback Amount that is ultimately released to Equityholders pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, plus (d) the Pro Rata Share of any amount payable to the Equityholders in accordance with Section 10.1 (Tax Matters), plus (e) a Pro Rata Share of the amounts payable pursuant to Section 3.5 (Contingent Payment), if any, that become payable to the Equityholders.
“Final Transaction Expenses” has the meaning set forth in Section 3.2(a) below.
“Fully-Diluted Shares” means, without duplication, the sum of: (a) the aggregate number of shares of Common Stock that are issued and outstanding as of immediately prior to the Effective Time (excluding any shares described in Section 2.6(e)), plus (b) the aggregate number of shares of Common Stock issuable upon (i) conversion of all shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time and (ii) the exercise of all In-the-Money Options and Company Warrants that are issued and outstanding as of immediately prior to the Effective Time (but, for clarity, excluding any shares described in Section 2.6(e) and any Company Options that are not In-the-Money Options).
“GAAP” means the United States generally accepted accounting principles in effect as of the Closing Date, applied in a manner consistent with past practice.
“Governmental Authority” means any governmental, regulatory or administrative body, agency, authority, instrumentality or commission, any court or judicial authority, any arbitral tribunal, any quasi-governmental authority (to the extent that the rules, regulations or orders of such authority have the force of Law) or any other public authority or division thereof, whether domestic or foreign, federal, state or local.
“Governmental Contract” means (a) any Contract between the Company and a Governmental Authority, or (b) a subcontract with a government prime contractor or higher tier subcontractor under a prime contract with any Governmental Authority. A task, purchase or delivery order under a Governmental Contract shall not constitute a separate Governmental Contract, for purposes of this definition, but shall be part of the Governmental Contract to which it relates.
“Guaranteed Obligations” has the meaning set forth in Section 13.18 below.
“Guarantor” has the meaning set forth in the introductory paragraph above.
“Hazardous Substances” means petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, chlorofluorocarbons and similar ozone-depleting substances, radioactive material, and any other hazardous, acutely hazardous, toxic or radioactive substance, material, constituent, or waste defined or listed or classified and regulated as such under any Environmental and Safety Laws.
“Health Care Laws” has the meaning set forth in Section 4.22(b) below.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication, any liability (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property or services, contingently or otherwise (including earnouts or holdbacks and pursuant to capital leases but excluding trade payables) calculated at the maximum amount payable under or pursuant to such obligation, (iii) in respect of guaranties, direct or indirect, in any manner of all or any part of any Indebtedness of any Person, (iv) in respect of deferred revenue, (v) in respect of drawings made under letters of credit or bankers acceptances, (vi) secured by a Lien (other than a Permitted Lien) on a Person’s assets, (vii) for accrued bonuses, unpaid severance (including with respect to any officer or employee terminated prior to or at the Effective Time) or unfunded deferred compensation and other unfunded amounts under the Company’s benefit plans, and the employer portion of any applicable Taxes relating thereto, (viii) all declared and unpaid dividends and other distributions owed to a Shareholder or any of its Affiliates, (ix) any interest rate protection, hedging, swap agreement or collar agreement, (x) payroll Taxes deferred pursuant to the CARES Act, (xi) in respect of interest, fees, premiums, penalties and other fees and expenses owed with respect to the Indebtedness referred to above assuming the repayment in full of such Indebtedness as of such time and (xii) the amount of any accrued but unpaid income Taxes of the Company that are due and payable (which, for the avoidance of doubt, excludes any income Taxes described in Section 10.1(g) that may become due and payable after the Closing) for any income Tax period ending on or prior to the Closing Date, which in no event shall be less than zero, but for clarity, shall take into consideration estimated income Tax payments made on or prior to the Closing Date, any income Tax credits (including estimated tax credits and overpayment credits carried over from prior income Tax periods) or other Tax attributes (including net operating loss carryovers and research and development credits) available to the Company in respect of such income Tax period and all of the Transaction Tax Deductions but shall not take into account any Tax attribute that cannot be utilized in the particular Tax period. Notwithstanding the foregoing, Indebtedness does not include any operating lease obligations (other than capital leases). For the avoidance of doubt, in no event shall “Indebtedness” include any amounts included in the calculation of Transaction Expenses or Current Liabilities (to the extent included in the calculation of Closing Working Capital).
“Indebtedness Payoff Amount” means the aggregate of the amounts identified in the payoff letters delivered pursuant to Section 9.1(g).
“Indemnified Party” has the meaning set forth in Section 12.4 below.
“Indemnifying Party” has the meaning set forth in Section 12.4 below.
“Indemnity Escrow Amount” means $3,000,000.
“Indemnity Escrow Funds” has the meaning set forth in Section 3.1(c)(i) below.
“Independent Contractor” has the meaning set forth in in Section 4.18(a) below.
“Initial Contingent Payment Amount” has the meaning set forth in Section 3.5(a) below.

“Initial Contingent Payment Period” has the meaning set forth in Section 3.5(a) below.
“Initial Net Sales Target” means the amount determined in accordance with Section 3.5(b) below.
“Initial Net Sales Target Objections Notice” has the meaning set forth in Section 3.5(b) below.
“Initial Net Sales Target Resolution Period” has the meaning set forth in Section 3.5(b) below.
“Initial Net Sales Target Review Period” has the meaning set forth in Section 3.5(b) below.
“Initial Net Sales Target Statement” has the meaning set forth in Section 3.5(b) below.
“Insurance Policies” has the meaning set forth in Section 4.19 below.
“Intellectual Property” means all U.S. and foreign (a) patents and patent applications, including all continuations, continuations-in-part, reexaminations, reissues, or other patent that claims priority to or is any way related to any of the foregoing, (b) trademarks, service marks, trade names, trade dress, brand names, symbols, logos, slogans, tag lines, account names (including social media names) and domain names (and all registrations, applications, renewals and extensions of any of the foregoing), together with the goodwill associated therewith, (c) copyrights, including copyrights in Computer Software (and all registrations, applications, renewals and extensions of any of the foregoing), together with all amendments, alterations, modifications, restorations and reversions of any of the foregoing, (d) confidential and proprietary and information, including trade secrets or other proprietary rights in technical, scientific, manufacturing, regulatory and other information, inventions (whether or not patentable), discoveries, designs, results, techniques, database rights, data, databases, data collections and other know-how, including plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, recipes, compositions, specifications, protocols, analytical and quality control information and procedures, test data and results, reports, studies, and marketing, pricing, distribution, cost and sales information (“Know-How”), (e) Internet domain names and (f) registrations and applications for registration of the foregoing.
“In-the-Money Option” means each Company Option to the extent vested immediately prior to the Effective Time or that would otherwise become vested as a result of the Contemplated Transactions, with an exercise price per share of Common Stock subject to such Company Option that is less than the Closing Date Per Share Merger Consideration.
“Interim Financial Statements” has the meaning set forth in Section 4.6 below.
“IP License” has the meaning set forth in Section 4.13(d) below.
“IRS” means the Internal Revenue Service of the United States.
“Joinder and Support Agreement” has the meaning set forth in the recitals above.
“Latest Balance Sheet” has the meaning set forth in Section 4.6 below.
“Law” means any law (including common law), statute, regulation, rule, ordinance, code, Order or other binding action or requirement of a Governmental Authority.

“Leased Real Property” means the real property that is the subject of the Real Property Leases.
“Letter of Transmittal” has the meaning set forth in Section 3.1(g)(iii) below.
“Lien” means any mortgage, pledge, lien, encumbrance, charge, hypothecation, restriction, adverse right, default of title or other security interest.
“Loss” or “Losses” means any actual losses, assessments, liabilities, damages, amounts paid in settlement or expenses.
“Material Adverse Effect” means a fact, circumstance, change, condition, occurrence, action, omission, event or development, that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company or (b) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions; provided, however, that Material Adverse Effect shall not include any fact, circumstance, change, condition, occurrence, action, omission, event or development resulting from, relating to or arising out of: (i) business or economic conditions in general or in any markets in which the Company operates, including changes in (x) financial or credit market conditions anywhere in the world or (y) interest rates or currency exchange rates; (ii) conditions generally affecting any of the industries in which the Company operates; (iii) acts of God, earthquakes, hurricanes, tornadoes, floods, mudslides, droughts, wildfires, natural disasters, weather conditions, pandemics, epidemics and other force majeure events in the United States or in any other country or region of the world; (iv) calamities, national or international political or social actions or conditions, including the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law or in GAAP or interpretations thereof or other binding directives, Orders or the interpretation thereof; (vi) fluctuations in sales or earnings or failure, in and of itself, of the Company to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, that any fact, circumstance, change, condition, occurrence, action, omission, event, or development underlying such fluctuation or failure not otherwise excluded in the other exceptions of this definition may be taken into account in determining whether a Material Adverse Effect has occurred); (vii) the failure to take actions specified in Section 6.1 due to Parent’s or Merger Sub’s failure to consent thereto following the request of Representative or the Company; or (viii) the execution, announcement or pendency of the Contemplated Transactions solely to the extent due to the identity of Parent; except in the case of clauses (i) through (v) to the extent the Company is materially and disproportionately adversely affected thereby as compared to other participants of comparable size in the industries in which the Company operates (and then only to the extent of such disproportionate impact).
“Material Contract” has the meaning set forth in Section 4.14(a) below.
“Maximum Contingent Payment Amount” has the meaning set forth in Section 3.5(a) below.
“Merger” has the meaning set forth in the recitals above.
“Merger Consideration” has the meaning set forth in Section 3.1(a) below.
“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Net Adjustment Amount” has the meaning set forth in Section 3.2(e) below.
“Non-Employee Option Cash-Out Amount” means any Option Cash-Out Amount payable to Non-Employee Optionholders.
“Non-Employee Optionholders” means those Optionholders that are not current or former employees of the Company.
“Non-Party Affiliates” has the meaning set forth in Section 13.17 below.
“Option Cash-Out Amount” has the meaning set forth in Section 2.6(c) below.
“Option Cash-Out Payment” has the meaning set forth in Section 2.6(c) below.
“Option Consideration” has the meaning set forth in Section 2.6(c) below.
“Optionholders” means the holders of all the outstanding and unexercised Company Options immediately prior to the Effective Time.
“Option Surrender Agreement” has the meaning set forth in Section 2.6(c) below.
“Order” means any order, decision, injunction, judgment, writ, ruling, decree, verdict, or settlement of a Governmental Authority, whether temporary, preliminary or permanent.
“Organizational Documents” means, as applicable, (a) the certificate of incorporation; (b) the articles of incorporation; (c) the articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the bylaws, operating agreement or any similar document adopted in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.
“Non-Retained Employee” has the meaning set forth in Section 9.1(m) below.
“PAC” has the meaning set forth in the recitals above.
“Parent” has the meaning set forth in the introductory paragraph above.
“Parent Benefit Plan” has the meaning set forth in Section 10.4(b) below.
“Parent Indemnified Person” has the meaning set forth in Section 12.1 below.
“Parent Reserved Claim” has the meaning set forth in Section 13.9(b) below.
“Parent Waiving Party” has the meaning set forth in Section 13.9(b) below.
“Party” or “Parties” means the Company, Representative, Merger Sub, and Parent.
“Paying Agent” has the meaning set forth in Section 3.1(g)(i) below.
“Paying Agent Agreement” has the meaning set forth in Section 3.1(g)(i) below.
“Pennsylvania Tax Refunds” has the meaning set forth in Section 10.1(g)(iii) below.

“Permits” has the meaning set forth in Section 4.24 below.
“Permitted Liens” means each of the following: (i) Liens incurred or pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security, retirement or similar Laws or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Liens which have arisen in the ordinary course of business for amounts that are not yet due and payable; (iii) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or the validity of which is being contested in good faith and for which adequate reserves have been established and are being maintained in the Financial Statements in accordance with the Accounting Principles; (iv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of setoff; (v) Liens attaching to inventory held by consignees in the ordinary course of business consistent with past practice; (vi) requirements and restrictions of Leased Real Property related to zoning, building and other similar Laws, in each case, which do not, individually or in the aggregate, materially impair the occupancy or use of such Leased Real Property for the purpose for which it is currently used in the business of the Company; (vii) Liens on Leased Real Property identified on documents or writings included in the public records or that would be shown on an accurate survey; (viii) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Leased Real Property; (ix) covenants, conditions, restrictions, easements and other similar matters of records affecting title to any Leased Real Property, which do not, individually or in the aggregate, materially impair the occupancy or use of such Leased Real Property for the purpose for which it is currently used in the business of the Company; (x) statutory or contractual Liens of landlords for amounts not yet due and payable; (xi) Liens on goods in transit incurred pursuant to documentary letters of credit; (xii) licenses of Intellectual Property set forth on Section 4.14(a)(vii) of the Company Disclosure Schedules; (xiii) purchase money Liens and any other Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (xiv) commercial restrictions under Contracts (true and complete copies of which have been provided to Parent) arising in the ordinary course of business consistent with past practice that do not encumber or secure any assets of the Company; and (xv) Liens set forth on Section 1.1 of the Company Disclosure Schedules.
“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.
“Personal Information” means (i) any information or data from or about an individual person or household, the collection, use, Processing, storage, disclosure, retention, transfer, sale or management of which is restricted under Privacy and Information Security Requirements, including any information or data that is defined as “personal information” or “personal data” under applicable Privacy and Information Security Requirements.
“Pre-Closing Tax Refund” has the meaning set forth in Section 10.1(c) below.
“Present Fair Salable Value” has the meaning set forth in Section 5.8 below.
“Privacy and Information Security Requirements” means (a) all Laws relating to the collection, use, Processing, storage, disclosure, retention, transfer, sale or management of data, personal information, privacy or information security, (b) all Laws concerning the security of Company Products, research and development, services and Company Systems, (c) all Contracts to which the Company is a party or is otherwise bound that relate to personal information or protecting the security or privacy of information or Company Systems, (d)  internal and posted policies and notices relating to personal information, privacy and the security of Company Product, and services, Company Systems and other information of the Company and (e) industry standards applicable to the Company relating to personal information, privacy and the security of Company Products and services, Company Systems and other information of the Company.
“Privileged Communications” has the meaning set forth in Section 13.16(a) below.
“Pro Rata Share” means a quotient (expressed as a percentage), with respect to each Equityholder, as applicable, of (a) the Equityholder Fully-Diluted Shares for such Equityholder, divided by (b) the number of Fully-Diluted Shares.
“Proceeding” means any action, suit, litigation, claim, arbitration, investigation, inquiry, mediation or other similar proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.
“Processing” means any operation or set of operations performed upon personal information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, and such other activities relating to personal information regulated by applicable Privacy and Information Security Requirements.
“Purchaser Arrangements” has the meaning set forth in Section 6.8 below.
“Real Property Leases” has the meaning set forth in Section 4.11(a) below.
“Regulatory Approval” means, with respect to a particular jurisdiction, such approvals, clearances, permits, licenses, registrations and/or authorizations by any Regulatory Authority as are necessary for the development, manufacture, use or sale of a Company Product in such jurisdiction, excluding any approval of pricing and/or reimbursement for such Company Product in such jurisdiction.
“Regulatory Authority” means any local, state, federal, national, or multinational governmental health regulatory agency or authority within a regulatory jurisdiction, with the authority to grant approvals, licenses, registrations or authorizations necessary for the development, manufacture, use, and sale of a medical device product.  For clarity, references in this Agreement to Regulatory Authority shall be deemed to include the FDA.
“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, air, soil, surface water, groundwater or real property.
“Representative” has the meaning set forth in the introductory paragraph above.
“Representative Holdback Amount” means $1,500,000.
“Required Shareholder Approval” shall mean the affirmative vote of the holders of a majority of the issued and outstanding Company Shares.
“Reviewed Financials” has the meaning set forth in Section 4.6 below.

“Sanctioned Person” means, at any time, (a) any person or entity listed on the Specially Designated Nationals List and Blocked Persons List or other sanctions-related list maintained or administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, or any European Union member state; (b) any Person located, organized under the Laws of, citizen of, or resident or operating in any country or territory that is the subject of country-wide or territory-wide sanctions (as of the date of this Agreement, Iran, Cuba, Syria, Crimea, and North Korea); (c) the Government of Venezuela and agencies and instrumentalities thereof; or (d) any Person owned fifty percent (50%) or more or controlled by any Persons described in clauses (a), (b) or (c) of this sentence.
“Second Contingent Payment Amount” has the meaning set forth in Section 3.5(a) below.
“Second Contingent Payment Period” has the meaning set forth in Section 3.5(a) below.
“Second Net Sales Target” has the meaning set forth in Section 3.5(a) below.
“Seller Group” has the meaning set forth in Section 13.9(b) below.
“Series Seed-1 Conversion Rate” means the number of shares of Common Stock into which a share of Series Seed-1 Preferred Stock could be converted pursuant to the Company’s Articles of Incorporation, in each case as of immediately prior to the Effective Time (which shall include any accrued but unpaid dividends).
“Series Seed-2 Conversion Rate” means the number of shares of Common Stock into which a share of Series Seed-2 Preferred Stock could be converted pursuant to the Company’s Articles of Incorporation, in each case as of immediately prior to the Effective Time (which shall include any accrued but unpaid dividends).
“Series Seed-1 Preferred Stock” means shares of Series Seed-1 Preferred Stock of the Company, no par value per share.
“Series Seed-2 Preferred Stock” means shares of Series Seed-2 Preferred Stock of the Company, no par value per share.
“Shareholders” means the holders of all issued and outstanding Company Shares immediately prior to the Effective Time.
“Solvent” has the meaning set forth in Section 5.8 below.
“Special Indemnified State Taxes” means (i) State and local sales and use Taxes, or similar taxes imposed on sales or use transactions, that the Company was required to collect from customers and/or remit, (ii) State and local income Taxes of the Company or similar taxes imposed on net income, gross income, gross receipts, taxable margin, or net worth (or other alternative bases); and (iii) State franchise Taxes of the Company, or similar taxes imposed for the privilege of doing business in the state or locality, in each case for purposes of items (i), (ii) and (iii) that the Company was required to remit, but did not remit to the relevant Governmental Authority prior to the Closing Date.
“Statement of Closing Cash on Hand” has the meaning set forth in Section 3.2(a) below.

“Statement of Closing Indebtedness” has the meaning set forth in Section 3.2(a) below.
“Statement of Closing Working Capital” has the meaning set forth in Section 3.2(a) below.
“Statement of Merger” has the meaning set forth in Section 2.2 below.
“Statement of Transaction Expenses” has the meaning set forth in Section 3.2(a) below.
“Statements” has the meaning set forth in Section 3.2(a) below.
“State Tax Resolution Process” has the meaning set forth in Section 10.1(g)(ii).
“Subsidiary” means, with respect to any Person, any entity of which securities or other voting interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target Cash Amount” means $5,000,000.
“Tax” or “Taxes” means any taxes, charges, fees, duties (including custom duties), levies, deficiencies or other assessments of any kind whatsoever, including without limitation income, gross receipts, net proceeds, capital gains, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, harmonized sales, value added, stamp, leasing, lease, user, transfer, land transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, employer health, payroll, escheat or unclaimed property, environmental, capital stock, disability, severance, estimated, employee’s income withholding, other withholding, unemployment and Social Security taxes, employment insurance, health insurance and other government pension plan premiums or contributions that are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions attributable thereto or any Liabilities of any Person therefor.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed with any Governmental Authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any Taxes, including any schedule or attachment thereto and any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 12.4 below.
“Transaction Documents” means this Agreement and the other Contracts and certificates or other documents entered into or delivered in connection with this Agreement.
“Transaction Expenses” means, without duplication, (a) the third party out-of-pocket costs, fees and expenses payable by the Company incurred in connection with the preparation for, negotiation and execution of this Agreement and the consummation of Contemplated Transactions (for the avoidance of doubt, excluding any fees and expenses related to indebtedness incurred by Parent or Merger Sub in connection with the Contemplated Transactions), (b) the amount of sale or change of control bonuses or retention payments payable by or on behalf of the Company as a result of the Contemplated Transactions, including any amounts payable or paid by or on behalf of the Company on, prior to or after the Closing Date pursuant to the Change of Control Policy, (c) the employer portion of any employment, payroll, withholding or other Taxes that are incurred in connection with the payments under the foregoing clause (b), (d) the D&O Tail Expense, (e) fifty percent (50%) of all filing fees under the HSR Act and (f) fifty percent (50%) of the fees and expenses of the Escrow Agent relating to the Escrow Agreement. For the avoidance of doubt, in no event shall “Transaction Expenses” include any amounts included in the calculation of Indebtedness or Current Liabilities (to the extent included in the calculation of Closing Working Capital).
“Transaction Tax Deductions” means (a) the deductible portion of all Transaction Expenses (provided, however, that for this purpose the Company shall properly elect to treat seventy percent (70%) of the amount of any success-based fee as an amount that does not facilitate the transaction pursuant to the safe harbor in Revenue Procedure 2011-29); (b) all deductions for compensation attributable to payments (including, for the avoidance of doubt, payments in respect of Company Options pursuant to Section 3.1(d)) by the Company to, or the vesting of any stock (incentive or otherwise), or other incentive equity or payment right (including the exercise of any Company Options) held by, any employee, former employee, service provider or member of the Company’s board of directors resulting from or related to the Merger and the other Contemplated Transactions, including any stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments; (c) the employer portion of any payroll Taxes with respect to the amounts set forth in the foregoing clauses (a) and (b); (d) all deductions resulting from the repayment of any loans or other obligations in connection with the Merger and the other Contemplated Transactions, including all fees, expenses and interest (including amounts treated as interest for income tax purposes), original issue discount, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments and any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Company; (e) the amount of any deduction for business interest that would carry forward to a taxable period (or portion thereof) ending after the Closing Date pursuant to Section 163(j) of the Code and (f) all deductions attributable to any other fees, costs and expenses incurred in connection with the Merger by or on behalf of the Company, which in each case, other than with respect to (30%) of the amount of any success-based fee that is contemplated by proviso (a) to facilitate the transaction pursuant to the Company’s election under the safe harbor in Revenue Procedure 2011-29, shall be deducted on the income Tax Return of the Company ending on the Closing Date to the extent such deduction is available at a “more likely than not” or higher confidence level.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, duty, gross receipts, value added and any other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest, additions to Tax or additional amounts imposed) incurred in connection with the Contemplated Transactions and the Escrow Agreement (including any real property transfer Tax and any similar Tax and any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the Contemplated Transactions).
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“Voluntary Disclosure Agreement” means, with respect to any Designated Jurisdiction, an agreement between the Surviving Corporation and such Designated Jurisdiction or the applicable Governmental Authority in such Designated Jurisdiction pursuant to which the Surviving Corporation has voluntarily disclosed and agreed to pay to such Designated Jurisdiction applicable state or local Taxes (including any interest and penalties).
“Voluntary Disclosure Process” has the meaning set forth in Section 10.1(g)(i) below.
“Warrant Cancellation Amount” has the meaning set forth in Section 2.6(d) below.
“Warrant Cancellation Payment” has the meaning set forth in Section 2.6(d) below.

“Warrant Consideration” has the meaning set forth in Section 2.6(d) below.
“Warrant Surrender Agreement(s)” has the meaning set forth in Section 2.6(d) below.
“Warrantholders” means the holders of all the outstanding and unexercised Company Warrants immediately prior to the Effective Time.
1.2Interpretation.
(a)Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to articles, sections, schedules, the Company Disclosure Schedules and exhibits shall mean and refer to articles, sections, schedules, the Company Disclosure Schedules and exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the schedules, the Company Disclosure Schedules and exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation;” (vii) words of any gender shall include each other gender; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days;” (ix) the terms “year” and “years” mean and refer to calendar year(s); (x) the term “dollars” and all uses of “$” shall mean United States dollars and references in this Agreement to dollar amount thresholds or baskets shall not be deemed to be evidence of materiality; (xi) the term “or” has the inclusive meaning represented by the phrase “and/or;” and (xii) the words “delivered,” “made available,” “furnished,” “provided” and words of similar import used in ARTICLE IV will be deemed to mean making available such information to Parent via the Data Room no later than one (1) Business Day prior to the date hereof and remaining therein through the Closing Date. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, all representations and warranties, including all historical or other rearward-looking representations and warranties, of the Company are given as of the specified dates herein (to the extent applicable).
(b)The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
(c)This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
THE MERGER
2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PAC, at the Effective Time, Merger Sub shall be merged with and into the Company in the Merger. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent (sometimes referred to, in such capacity, as the “Surviving Corporation”).
2.2Effective Time. Unless this Agreement is earlier terminated pursuant to Section 11.1, the closing of the Merger (the “Closing”) will take place (a) no later than two (2) Business Days after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), at the offices of Blank Rome LLP, One Logan Square, 130 N. 18th Street, Philadelphia, Pennsylvania 19103 or remotely by exchange of documents and signatures (or their electronic counterparts), or (b) at such other place, date and time as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the Parties shall cause the Merger to be consummated by filing a statement of merger (the “Statement of Merger”) with the Pennsylvania Department of State, in such form as required by, and executed in accordance with, the relevant provisions of the PAC (the date and time of acceptance by the Pennsylvania Department of State of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
2.3Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Statement of Merger and the applicable provisions of the PAC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.
2.4Organizational Documents. At the Effective Time, the Organizational Documents of Merger Sub as in effect immediately prior to the Effective Time shall by operation of law be the Organizational Documents of the Surviving Corporation; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.
2.5Directors and Officers. At the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation, and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.
2.6Effect of Merger on Stock, Options and Warrants.
(a)Conversion and Cancellation of Company Shares. At the Effective Time:
(A)Conversion of Common Stock. Except for the Dissenting Shares and the Company Shares to be canceled and extinguished in accordance with Section 2.6(e), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive (upon satisfaction of the conditions in Section 3.1(g)(iii)) an amount in cash, without interest, equal to (i) the Closing Date Per Share Cash Merger Consideration plus (ii) a Pro Rata Share of the Net Adjustment Amount, Escrow Funds and Representative Holdback Amount, if any, that become payable to the Equityholders, plus (iii) a Pro Rata Share of the amounts payable pursuant to Section 10.1 (Tax Matters), if any, that become payable to the Equityholders, plus (iv) a Pro Rata Share of the amounts payable pursuant to Section 3.5 (Contingent Payment), if any, that become payable to the Equityholders, all as finally determined and as payable in accordance with and subject to the conditions provided in this Agreement, including ARTICLE III.
(B)Conversion of Series Seed-1 Preferred Stock. Except for the Dissenting Shares and the Company Shares to be canceled and extinguished in accordance with Section 2.6(e), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders each share of Series Seed-1 Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and extinguished and automatically converted into the right to receive (upon satisfaction of the conditions in Section 3.1(g)(iii)) an amount in cash, without interest, equal to (i) the Closing Date Per Share Cash Merger Consideration multiplied by the Series Seed-1 Conversion Rate, plus (ii) a Pro Rata Share of the Net Adjustment Amount, Escrow Funds and Representative Holdback Amount, if any, that become payable to the Equityholders, plus (iii) a Pro Rata Share of the amounts payable pursuant to Section 10.1 (Tax Matters), if any, that become payable to the Equityholders, plus (iv) a Pro Rata Share of the amounts payable pursuant to Section 3.5 (Contingent Payment), if any, that become payable to the Equityholders, all as finally determined and as payable in accordance with and subject to the conditions provided in this Agreement, including ARTICLE III.
(C)Conversion of Series Seed-2 Preferred Stock. Except for the Dissenting Shares and the Company Shares to be canceled and extinguished in accordance with Section 2.6(e), by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders each share of Series Seed-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive (upon satisfaction of the conditions in Section 3.1(g)(iii)) an amount in cash, without interest, equal to (i) the Closing Date Per Share Cash Merger Consideration multiplied by the Series Seed-2 Conversion Rate plus (ii) a Pro Rata Share of the Net Adjustment Amount, Escrow Funds and Representative Holdback Amount, if any, that become payable to the Equityholders, plus (iii) a Pro Rata Share of the amounts payable pursuant to Section 10.1 (Tax Matters), if any, that become payable to the Equityholders, plus (iv) a Pro Rata Share of the amounts payable pursuant to Section 3.5 (Contingent Payment), if any, that become payable to the Equityholders, all as finally determined and as payable in accordance with and subject to the conditions provided in this Agreement, including ARTICLE III.
(D)Cancellation of Other Preferred Stock. By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders each share of preferred stock of the Company issued and outstanding immediately prior to the Effective Time, other than the Series Seed-1 Preferred Stock and the Series Seed-2 Preferred Stock, shall automatically be canceled and extinguished and shall not be entitled to receive any consideration in connection with the consummation of the Merger.
(b)Effect of Conversion. From and after the Effective Time, the holder(s) of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares and each such Company Share (other than Dissenting Shares and the Company Shares to be canceled and extinguished in accordance with Section 2.6(e)) shall be automatically canceled and converted only into the right (upon satisfaction of the conditions in Section 3.1(g)(iii)) to receive the consideration attributable to such Company Shares set forth in Section 2.6(a), in each case without interest.
(c)Conversion and Cancellation of Company Options. Prior to the Effective Time, the Company shall take all actions required under the Equity Incentive Plan and otherwise as necessary to provide that each Company Option, whether vested or unvested, shall become fully vested and exercisable in full. At the Effective Time, all Company Options not exercised and otherwise outstanding at the Effective Time that are In-the-Money Options shall be automatically canceled, terminated and converted immediately prior to the Effective Time into the right of the Optionholder to receive the Option Consideration, to the extent payable pursuant to the terms set forth in this Section 2.6(c). In exchange and settlement for the cancellation of any In-the-Money Option, the Optionholder thereof shall have the right to receive, subject to such Optionholder’s delivery of as applicable, an executed employee option surrender agreement or an executed non-employee option surrender agreement, substantially in the form of Exhibit E hereto (each an “Option Surrender Agreement” and collectively the “Option Surrender Agreements”), to the Company, (i) a cash amount equal to the excess of (x) the Closing Date Per Share Cash Merger Consideration minus (y) the exercise price payable in respect of such share of Common Stock issuable under such In-the-Money Option, without interest (as to each In-the-Money Option for which a valid Option Surrender Agreement has been delivered, an “Option Cash-Out Payment” and collectively, in the aggregate with all other Option Cash-Out Payments, the “Option Cash-Out Amount”), plus (ii) a Pro Rata Share of the Net Adjustment Amount, Escrow Funds and Representative Holdback Amount, if any, that become payable to the Equityholders, plus (iii) a Pro Rata Share of the amounts payable pursuant to Section 10.1 (Tax Matters), if any, that become payable to the Equityholders, plus (iv) a Pro Rata Share of the amounts payable pursuant to Section 3.5 (Contingent Payment), if any, that become payable to the Equityholders, all as finally determined and as payable in accordance with and subject to the conditions provided in this Agreement, including ARTICLE III and, in each case, less any applicable withholding Taxes (collectively, on a per-In-the-Money Option basis, the “Option Consideration”). For the avoidance of doubt, if the exercise price for a Company Option is equal to or greater than the Closing Date Per Share Cash Merger Consideration payable in respect of the Common Stock issuable under such Company Option, then such Company Option shall be canceled and terminated automatically with no consideration payable therefor.
(d)Conversion and Cancellation of Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, each Company Warrant that is outstanding immediately prior to the Effective Time shall be canceled, terminated and cease to exist and converted into the right to receive the Warrant Consideration, to the extent payable pursuant to the terms set forth in this Section 2.6(d). In exchange and settlement for the cancellation of any Company Warrants, the Warrantholder thereof shall have the right to receive, subject to such Warrantholder’s delivery of an executed warrant surrender agreement, substantially in the form of Exhibit F hereto (each a “Warrant Surrender Agreement” and collectively the “Warrant Surrender Agreements”), to the Company, (i) a cash amount equal to the excess of (x) the Closing Date Per Share Cash Merger Consideration minus (y) the exercise price payable in respect of such share of Common Stock issuable under such Company Warrant, without interest (as to each Company Warrant, a “Warrant Cancellation Payment” and collectively, in the aggregate with all other Warrant Cancellation Payments, the “Warrant Cancellation Amount”) plus (ii) a Pro Rata Share of the Net Adjustment Amount, Escrow Funds and Representative Holdback Amount, if any, that becomes payable to the Equityholders, plus (iii) a Pro Rata Share of the amounts payable pursuant to Section 10.1 (Tax Matters), if any, that becomes payable to the Equityholders, plus (iv) a Pro Rata Share of the amounts payable pursuant to Section 3.5 (Contingent Payment), if any, that become payable to the Equityholders, all as finally determined and as payable in accordance with and subject to the conditions provided in this Agreement, including ARTICLE III (collectively, on a per-Warrant basis, the “Warrant Consideration”). For the avoidance of doubt, if the exercise price for a Company Warrant is equal to or greater than the Closing Date Per Share Cash Merger Consideration payable in respect of the Common Stock issuable under such Company Warrant, then such Company Warrant shall be canceled automatically with no consideration payable therefor.
(e)Cancellation of Certain Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, each Company Share owned by the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.
(f)Conversion and Cancellation of the Capital Stock of Merger Sub. At the Effective Time, each share of Merger Sub’s common stock, par value $0.001 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Equityholders, be canceled and converted automatically into and exchanged for one thousand (1,000) newly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

ARTICLE III
MERGER CONSIDERATION; CONVERSION OF SECURITIES
3.1Calculation and Payment of the Merger Consideration.
(a)Calculation of Merger Consideration. The aggregate merger consideration to be paid by Parent at the Closing (the “Merger Consideration”) shall equal the following:
(i)$130,000,000;
(ii)(x) minus the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 3.1(b) below) is less than the Closing Working Capital Target, or (y) plus the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 3.1(b) below) is greater than the Closing Working Capital Target;
(iii)plus the Estimated Closing Cash on Hand (as determined in accordance with Section 3.1(b) below);
(iv)minus the Estimated Closing Indebtedness (as determined in accordance with Section 3.1(b) below); and
(v)minus the Estimated Transaction Expenses (as determined in accordance with Section 3.1(b) below).
After the Effective Time, the Merger Consideration shall be subject to the adjustments set forth in Section 3.2.
(b)Estimated Merger Consideration.
(i)At least three (3) Business Days, but no more than five (5) Business Days, prior to the Closing Date, the Company shall deliver to Parent (A) a statement setting forth the Company’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), the Closing Cash on Hand (the “Estimated Closing Cash on Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), and the Transaction Expenses unpaid as of the Calculation Time (the “Estimated Transaction Expenses”, and collectively, the “Estimated Statements”), and the resulting calculation of the Merger Consideration, in each case in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness, and Transaction Expenses, as applicable, together with reasonable detail with supporting documentation and (B) a balance sheet of the Company as of the Effective Time based on the Company’s books and records and calculated on a basis consistent with the Accounting Principles. The Company will consider in good faith any input from Parent and, if determined by the Company (in its sole discretion) to be reasonably necessary in light of such input, review and redeliver the Estimated Statements. The Estimated Statements shall include such wire transfer and account information as is necessary to permit Parent to make the payments at the Closing contemplated by Section 3.1(c).
(ii)Concurrently with the delivery of the Estimated Statements, the Company shall deliver a spreadsheet identifying (i) the Fully-Diluted Shares; and (ii) based on the Fully-Diluted Shares: (A)(1) the number of Company Shares held by each Shareholder as of immediately prior to the Closing, (2) the number of Company Shares underlying each In-the-Money Option held by each Optionholder as of immediately prior to the Closing, (3) the number of Company Shares underlying each Warrant held by each Warrantholder as of immediately prior to the Closing; (B) a summary of the allocation of proceeds to the Equityholders contemplated by Section 2.6, including (1) the Closing Date Per Share Cash Merger Consideration, (2) the Series Seed-1 and Series Seed-2 Conversion Rates, and (3) the exercise price of each Company Warrant and each In-the-Money Option; (C) the Merger Consideration to be distributed to each holder of Company Shares pursuant to the terms and conditions of this Agreement, including Section 2.6 (before withholding Taxes, if any); (D) the Option Cash-Out Payment and the portion of the aggregate Option Cash-Out Amount to be distributed to each holder of In-the-Money Options (before withholding Taxes, if any), pursuant to the terms and conditions of this Agreement, including Section 2.6(c); (E) the Warrant Cancellation Payment and the portion of the aggregate Warrant Cancellation Amount to be distributed to each holder of a Company Warrant pursuant to the terms and conditions of this Agreement, including Section 2.6(d); and (F) each Equityholder’s Pro Rata Share, including each Equityholder’s Pro Rata Share of the amount of the Escrow Amount and the Representative Holdback Amount; and (iii) the name and address of each Equityholder as per the records available to the Company.
(c)Payment and Allocation of Merger Consideration. At and upon the Effective Time, Parent shall remit the Merger Consideration by wire transfer of immediately available funds as follows to such account(s) and in the amounts set forth in the spreadsheet delivered pursuant to Section 3.1(b)(ii):
(i)the Adjustment Escrow Amount shall be deposited by Parent in a non-interest bearing account (the “Adjustment Escrow Account”) and the Indemnity Escrow Amount shall be deposited by Parent in a non-interest bearing account (the “Indemnity Escrow Account”), with Acquiom Clearinghouse LLC (the “Escrow Agent”) to be held pursuant to an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit B hereto, to be entered into at the Closing by Parent, Representative and the Escrow Agent. Such amounts delivered to the Escrow Agent, together with any investment proceeds thereon, and subject to any reduction for distributions made pursuant to the terms of the Escrow Agreement, are referred to herein individually as the “Adjustment Escrow Funds” and the “Indemnity Escrow Funds” and, collectively, as the “Escrow Funds” and will be used solely to secure the Equityholders’ payment obligations (including Representative acting on their behalf), and Parent’s right to receive payments, in connection with any adjustments to the Merger Consideration pursuant to Section 3.2;
(ii)the Representative Holdback Amount shall be deposited by Parent in an account designated in writing by the Representative. Such Representative Holdback Amount will be used solely to pay any costs, fees and expenses incurred by the Representative on behalf of the Equityholders in accordance with this Agreement; and
(iii)to the Paying Agent, (A) an amount in cash equal to the Merger Consideration, minus the Escrow Amount, minus the Representative Holdback Amount, minus the Employee Option Cash-Out Amount, minus the Warrant Cancellation Amount, minus the Non-Employee Option Cash-Out Amount, for further payment to each Shareholder (other than holders of Dissenting Shares or the Company Shares to be canceled and extinguished in accordance with Section 2.6(e)) in accordance with Section 3.1(g)(iii)), (B) an amount in cash equal to the Warrant Cancellation Amount, for further payment to each Warrantholder who shall have delivered to the Parent, prior to the Effective Time, a completed Warrant Surrender Agreement in respect of the Company Warrants, each by wire transfer of immediately available funds to an account designated by the Paying Agent, and (C) an amount in cash equal to the Non-

Employee Option Cash-Out Amount, for further payment to each Non-Employee Optionholder who shall have delivered to the Parent, prior to the Effective Time, a completed Option Surrender Agreement in respect of the In-the-Money-Options held by the applicable Optionholder, each by wire transfer of immediately available funds to an account designated by the Paying Agent.
(d)Payment of Employee Option Cash-Out Amount. At and upon the Effective Time, Parent shall deposit (or shall cause to be deposited or retained) with the Company an amount equal to the Employee Option Cash-Out Amount for further payment of each Employee Option Cash-Out Payment by the Company to the applicable Employee Optionholders who shall have delivered to the Parent, prior to the Effective Time, a completed Option Surrender Agreement in respect of their respective In-the-Money Options no later than the first payroll date following the Effective Time. Any payments to the Employee Optionholders shall be reduced by the applicable withholding Taxes associated with such payments.
(e)Payment of Indebtedness. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company, the Indebtedness Payoff Amount as set forth in the Estimated Statements by wire transfer of immediately available funds to the Persons or bank accounts specified in the payoff letters delivered pursuant to Section 9.1(g).
(f)Payment of Transaction Expenses. At and upon the Effective Time, Parent shall pay, or cause to be paid, on behalf of the Company and the Equityholders, the Transaction Expenses by wire transfer of immediately available funds to the Persons or bank accounts and in the amounts specified in the Estimated Statements, except with respect to Transaction Expenses which are compensatory payments to any employee, which payments shall instead be paid by the Surviving Corporation no later than the first payroll date following the Effective Time.
(g)Paying Agent Mechanics.
(i)Prior to the Effective Time, Parent, the Company, Representative and Acquiom Financial LLC, acting as payments administrator (the “Paying Agent”) shall enter into a paying agent agreement, substantially in the form attached hereto as Exhibit C (with such amendments and modifications as may be agreed between the parties thereto from time to time, the “Paying Agent Agreement”), for the distribution to the Shareholders, the Non-Employee Optionholders and the Warrantholders of the Final Per Share Merger Consideration (as finally determined), subject to the conditions provided in this ARTICLE III.
(ii)Any cash deposited by Parent with the Paying Agent shall be referred to as the “Exchange Fund.” Any portion of the Exchange Fund relating to any payments of the Final Per Share Merger Consideration which remains undistributed to the Shareholders, the Non-Employee Optionholders and the Warrantholders twelve (12) months after the date that any such payments were deposited into the Exchange Fund shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of Parent and Representative, and any Shareholders, Non-Employee Optionholders or Warrantholders which have not delivered a Letter of Transmittal or an Option or Warrant Surrender Agreement, as applicable, in compliance with this ARTICLE III shall only look to Parent and the Surviving Corporation for the Final Per Share Merger Consideration with respect to the Company Shares, Options or Warrants formerly represented thereby. If any Letter of Transmittal shall not have been delivered immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority, any such portion of the Exchange Fund remaining unclaimed by holders of the Company’s securities immediately prior to such time shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 3.1(g)(ii), none of Parent, the Merger Sub, the Company, the

Equityholders, the Surviving Corporation, the Representative, the Paying Agent or any other Person shall be liable to any Equityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Laws.
(iii)As soon as reasonably practicable following the date hereof (but in any event no later than ten (10) Business Days prior to Closing), the Company shall send or otherwise deliver, or cause the Paying Agent to send or otherwise deliver, to each holder of Company Shares a letter of transmittal in substantially the form attached hereto as Exhibit D (each, a “Letter of Transmittal”). Upon delivery to the Paying Agent of such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, a properly completed and executed IRS Form W-9 or W-8 (as applicable), and such other documents as may reasonably be requested pursuant to such instructions or by the Paying Agent, the holder of Company Shares shall be entitled to receive in exchange therefor payments of the applicable amounts provided in Section 2.6(a) with respect to such Company Shares (after giving effect to any required Tax withholdings). Parent shall, no later than five (5) Business Days after satisfaction by a holder of Company Shares of the conditions in this Section 3.1(g)(iii) (but in no event prior to the Closing Date), instruct the Paying Agent to make the payment of the applicable amount of the Closing Date Per Share Merger Consideration provided in Section 2.6(a) to such holder, in cash, by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered by such holder. If payment is to be made to a person other than the registered holder of any Company Shares, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Shares surrendered or establish to the reasonable satisfaction of the Paying Agent that such Tax was paid or is not applicable.
3.2Post-Closing Adjustments.
(a)Within seventy-five (75) days after the Closing Date, Parent shall prepare and deliver to Representative statements, duly certified by an authorized officer of the Surviving Corporation, accurately setting forth Parent’s good faith determination of each of (i) the Closing Working Capital (the “Statement of Closing Working Capital”), (ii) the Closing Cash on Hand (the “Statement of Closing Cash on Hand”), (iii) the Closing Indebtedness (the “Statement of Closing Indebtedness”), and (iv) the Transaction Expenses unpaid as of the Calculation Time, together, in each case, with all supporting documentation. The Statement of Closing Working Capital, the Statement of Closing Cash on Hand, the Statement of Closing Indebtedness and the Statement of Transaction Expenses are referred to herein, collectively, as the “Statements.” The Statements shall be based upon the books and records of the Company and be prepared in accordance with the definitions of Closing Working Capital, Closing Cash on Hand, Closing Indebtedness and Transaction Expenses, as applicable, in each case as set forth in Section 1.1. Until the Statements are finally determined pursuant to this Section 3.2, Parent shall afford Representative (and its representatives and advisors) reasonable access during normal business hours and upon reasonable, prior request, and in a manner so as not to unreasonably interfere with the normal business operations of the Surviving Corporation, to all books and records and all personnel used to prepare, or otherwise relevant to the calculation of, the Statements that are under control of or in the possession of Parent or the Surviving Corporation (or their respective representatives and advisors subject to the execution of customary access letters), solely for purposes of evaluating Parent’s Statements and making Representative’s own determination of the amounts set forth in the Statements.
(b)The Closing Working Capital, the Closing Cash on Hand, the Closing Indebtedness and the Transaction Expenses unpaid as of the Calculation Time, in each case, as finally determined in accordance with this Section 3.2, shall be deemed the “Final Closing Working Capital”, the “Final Closing Cash on Hand”, the “Final Closing Indebtedness” and the “Final Transaction Expenses”,

respectively, for purposes of calculating the Net Adjustment Amount and Final Per Share Merger Consideration or as otherwise used herein.
(c)Each Statement shall be final and binding on the Parties, unless Representative shall, within forty five (45) days following the delivery of the Statements (the “Dispute Period”), deliver to Parent written notice of disagreement with such Statement (a “Dispute Notice”), which Dispute Notice shall describe the nature of any such disagreement in reasonable detail and identify the specific items involved and the dollar amount of such disagreement and supporting calculations. For the avoidance of doubt, amounts set forth in a Statement that are not subject to dispute in a Dispute Notice shall be deemed final and binding on the Parties. If Representative timely delivers the Dispute Notice to Parent, then Representative and Parent shall attempt in good faith to resolve any disputes set forth in the Dispute Notice within thirty (30) days after the delivery of the Dispute Notice (or such longer period as they may mutually agree).
(d)If Representative and Parent are unable to resolve all disagreements with respect to a Statement within thirty (30) days of delivery of a Dispute Notice with respect to such Statement, or such longer period as may be agreed by Parent and Representative, then Representative and Parent shall promptly jointly retain a mutually selected regional or national independent accounting firm (the “Accounting Arbitrator”) as an accounting expert and not as an arbitrator. Representative and Parent agree to jointly enter into a customary indemnity agreement with the Accounting Arbitrator in connection with the retention of such Accounting Arbitrator. The Accounting Arbitrator will consider only those items and amounts set forth in the Dispute Notice that remain in dispute and must resolve such matters in accordance with the terms and provisions of this Section 3.2. Each Party may furnish to the Accounting Arbitrator such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party; provided, that the Accounting Arbitrator shall disregard any negotiation and settlement offers or ex parte communication. Neither Representative nor Parent may discuss the disputes separately with the Accounting Arbitrator without the other being present. The Accounting Arbitrator shall resolve each item of disagreement based solely on the supporting material provided by the Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accounting Arbitrator. Within thirty (30) days of the retention of the Accounting Arbitrator (or such longer period as determined by the Accounting Arbitrator or as is required by Parent to timely supply any information requested in accordance with this Section 3.2(d)), the Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, the Final Closing Working Capital, the Final Closing Cash on Hand, the Final Closing Indebtedness and/or the Final Transaction Expenses, solely to the extent such items were in dispute in accordance with this Section 3.2(d). Such report shall be final and binding upon the Parties, absent fraud or manifest error. The fees and expenses of the Accounting Arbitrator shall be borne on a proportionate basis by Representative, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each such Person bears to the amount actually contested by such Person. For example, if (i) Representative submits an adjustment of $1,000 for a specific item to the Accounting Arbitrator, (ii) Parent contests only $500 of the amount claimed by Representative for such specific item, (iii) such specific item is the only item submitted to the Accounting Arbitrator, and (iv) the Accounting Arbitrator ultimately resolves the dispute by awarding Representative $300 of the $500 contested, then the costs and expenses of the Accounting Arbitrator shall be allocated 40% (i.e., $200/$500) to Representative and 60% ($300/$500) to Parent. Parent and Representative shall, and Parent shall cause the Surviving Corporation to, reasonably cooperate with the Accounting Arbitrator and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Accounting Arbitrator or by other Parties, all with the intent to fairly and in good faith resolve all disputes relating to any Statement as promptly as reasonably practicable. Except for the failure of the Representative to deliver a timely Dispute Notice in accordance with Section 3.2(c) or as provided in the last sentence of Section 3.2(c), the submission of the disputed matter to the Accounting Arbitrator shall be the exclusive remedy for resolving disputes related to the determination of the Net Adjustment Amount, and the Accounting Arbitrator’s determination shall be binding upon Parent, the Surviving Corporation, the Representative and the Equityholders.
(e)If the amount representing the Final Closing Working Capital, the Final Closing Cash on Hand, the Final Closing Indebtedness or the Final Transaction Expenses, as finally determined in accordance with this Section 3.2, differs from the Estimated Closing Working Capital, the Estimated Closing Cash on Hand, the Estimated Closing Indebtedness or the Estimated Transaction Expenses, respectively, the Merger Consideration shall be adjusted on a dollar for dollar basis by the amount of such difference as follows (the aggregate adjustment resulting from the adjustments in clauses (i)-(iv) below, the “Aggregate Adjustment”):
(i)if the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then the Merger Consideration shall be increased by the amount of such excess, and if the Final Closing Working Capital is less than the Estimated Closing Working Capital, then the Merger Consideration shall be decreased by the amount of such shortfall;
(ii)if the Final Closing Cash on Hand is greater than the Estimated Closing Cash on Hand, then the Merger Consideration shall be increased by the amount of such excess, and if the Final Closing Cash on Hand is less than the Estimated Closing Cash on Hand, then the Merger Consideration shall be decreased by the amount of such shortfall;
(iii)if the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness, then the Merger Consideration shall be decreased by the amount of such excess, and if the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, then the Merger Consideration shall be increased by the amount of such shortfall; and
(iv)if the Final Transaction Expenses unpaid as of the Calculation Time are greater than the Estimated Transaction Expenses, then the Merger Consideration shall be decreased by the amount of such excess, and if the Final Transaction Expenses unpaid as of the Calculation Time are less than the Estimated Transaction Expenses, then the Merger Consideration shall be increased by the amount of such shortfall.
(f)Adjustment Payments.
(i)If the Aggregate Adjustment, if any, results in an aggregate reduction in the Merger Consideration, Representative and Parent shall, within five (5) Business Days after the final determination of the adjustments, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release (A) the Aggregate Adjustment to Parent (by wire transfer of immediately available funds to an account designated by Parent) from the Adjustment Escrow Funds, and (B) any Adjustment Escrow Funds in excess of the Aggregate Adjustment (the “Excess”) as follows: (x) the portion of the Excess equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of the Excess, to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Excess pursuant to the Paying Agent Agreement, and (y) the portion of the Excess equal to the aggregate Employee Optionholders’ Pro Rata Share of the Excess, to the account designated by the Surviving Corporation, for further payment to each such Optionholder of such Employee Optionholder’s Pro Rata Share of the Excess in accordance with normal payroll practices. Any payments to the Employee Optionholders shall be reduced by any applicable withholding Taxes associated with such payments. Notwithstanding anything to the contrary contained in this

Section 3.2, the Parties acknowledge and agree that in no event will Representative or the Equityholders (or any other Person) be obligated, individually or in the aggregate, to make any payment in respect of any adjustments pursuant to this Section 3.2 other than from, or in an aggregate amount in excess of, the Adjustment Escrow Amount.
(ii)If the Aggregate Adjustment, if any, results in an aggregate increase in the Merger Consideration, Parent shall pay or cause to be paid the amount of the Aggregate Adjustment within five (5) Business Days after the final determination of the adjustments as follows: (x) the portion of the Aggregate Adjustment equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of the Aggregate Adjustment, to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Aggregate Adjustment pursuant to the Paying Agent Agreement, and (y) the portion of the Net Adjustment Amount equal to the aggregate Employee Optionholders’ Pro Rata Share of the Aggregate Adjustment, to the account designated by the Surviving Corporation, for further payment to each such Optionholder of such Employee Optionholder’s Pro Rata Share of the Aggregate Adjustment in accordance with normal payroll practices. Representative and Parent shall also, within five (5) Business Days after the final determination of the adjustments, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Adjustment Escrow Funds as follows: (x) the portion of the Adjustment Escrow Funds equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of the Adjustment Escrow Funds, to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Adjustment Escrow Funds pursuant to the Paying Agent Agreement, and (y) the portion of the Adjustment Escrow Funds equal to the aggregate Employee Optionholders’ Pro Rata Share of the Adjustment Escrow Funds, to the account designated by the Surviving Corporation, for further payment to each such Optionholder of such Employee Optionholder’s Pro Rata Share of the Adjustment Escrow Funds in accordance with normal payroll practices. Any payments to the Employee Optionholders shall be reduced by the applicable withholding Taxes associated with such payments.
3.3Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time.
3.4Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by Shareholders owning Company Shares who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal, and have complied in all respects with, the provisions of the PAC (the “Dissenting Shares” and such Shareholders, the “Dissenting Shareholders”) shall not be converted into or be exchangeable for the right to receive the Final Per Share Merger Consideration, unless and until such Shareholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the PAC. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to the PAC. The Company shall give Parent (a) prompt notice of, and a copy of any notice of a Dissenting Shareholders with respect to any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the PAC and received by the Company relating to any shareholders’ rights of appraisal, and (b) the opportunity to direct all negotiations and Proceedings with respect to demands for appraisal under the PAC. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand for payment. Notwithstanding anything to the contrary in this Section 3.4, if any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Final Per Share Merger Consideration in accordance with Section 2.6 pursuant to the exchange procedures set forth in Section 3.1(g)(iii).
3.5Contingent Payment.
(a)Calculation of Contingent Payment Amount. In the event Company Net Sales for the period from January 1, 2022 through December 31, 2022 (the “Initial Contingent Payment Period”) exceeds the Initial Net Sales Target, Parent shall pay as additional merger consideration One Dollar and Seventy Cents ($1.70) for each One Dollar ($1.00) of Company Net Sales during the Initial Contingent Payment Period in excess of the Initial Net Sales Target (the “Initial Contingent Payment Amount”) as provided in Section 3.5(c). In the event Company Net Sales for the period from January 1, 2023 through December 31, 2023 (the “Second Contingent Payment Period”) exceeds Company Net Sales for the Initial Contingent Payment Period (the “Second Net Sales Target”), Parent shall pay as additional merger consideration One Dollar and Seventy Cents ($1.70) for each One Dollar ($1.00) of Company Net Sales during the Second Contingent Payment Period in excess of the Second Net Sales Target (the “Second Contingent Payment Amount” and together with the Initial Contingent Payment Amount, the “Contingent Payment Amount”) as provided in Section 3.5(c). Notwithstanding anything in this Agreement to the contrary, the maximum Contingent Payment Amount shall be Thirty Million Dollars ($30,000,000) (the “Maximum Contingent Payment Amount”). For purposes of example only, if Company Net Sales for the Initial Contingent Payment Period is $50,000,000, the Initial Contingent Payment Amount shall be equal to ($1.7 x ($50M-the Initial Net Sales Target)), and if Company Net Sales for the Second Contingent Payment Period is $72,000,000, the Second Contingent Payment Amount shall be equal to (($1.7 x ($72M-$50M)); max of $30M). For the purposes of this Agreement, “Company Net Sales” means net sales of the Company calculated in accordance with GAAP, applying the policies, principles, conventions, methodologies and procedures utilized in the preparation of the Reviewed Financials (to the extent consistent with GAAP) (except as modified by the Net Sales Schedule attached as Exhibit I (including any line items, judgments, practices, principles, policies, estimations and methodologies described in such Net Sales Schedule)).
(b)Determination of Initial Net Sales Target. On or prior to March 1, 2022, Parent shall deliver written notice to the Representative of its determination of the Initial Net Sales Target including reasonable detail with supporting documentation (the “Initial Net Sales Target Statement”). After delivery of the Initial Net Sales Target Statement, the Representative shall have forty five (45) days (the “Initial Net Sales Target Review Period”) to review such Initial Net Sales Target Statement. During the Initial Net Sales Target Review Period, Representative (and its representatives and advisors) shall have reasonable access during normal business hours to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, the Surviving Corporation, Parent and/or their accountants to the extent that they relate to the Initial Net Sales Target Statement (subject to the execution of customary access letters) and to such historical financial information (to the extent in Parent’s possession) relating to the Initial Net Sales Target Statement as Representative (and its representatives and advisors) may reasonably request for the purpose of reviewing such Initial Net Sales Target Statement and making its own calculation of the Initial Net Sales Target, as applicable), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Corporation. On or prior to the last day of the Initial Net Sales Target Period, Representative may object to the Initial Net Sales Target Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Initial Net Sales Target Objections Notice”). If Representative fails to deliver an Initial Net Sales Target Objections Notice before the expiration of the Initial Net Sales Target Review Period, the Initial Net Sales Target Statement and the Initial Net Sales Target reflected in the Initial Net Sales Target Statement shall be deemed to have been accepted by Representative and shall be binding on Parent and the Equityholders. If Representative delivers an Initial Net Sales Target Objections Notice before the expiration of the Initial Net Sales Target Review Period, Parent and Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of such Initial Net Sales Target Objections Notice (or such longer period as they may mutually agree) (the “Initial Net Sales Target Resolution Period”), and, if the same are so resolved within such Initial Net Sales Target Resolution Period, the Initial Net Sales Target and the applicable Initial Net Sales Target Statement, with such changes as may be agreed in writing by Parent and Representative, shall be final and binding on Parent and the Equityholders. If Parent and Representative cannot reach agreement on all such disputes within such thirty (30)-day period (or such longer period as they may mutually agree), then all remaining disputes as to the computation of the Initial Net Sales Target shall be resolved in accordance with the procedure set forth in Section 3.2(d), applied mutatis mutandis.
(c)Determination of Contingent Payment Amount. On or prior to March 1, 2023 (with respect to the Initial Contingent Payment Period) or March 1, 2024 (with respect to the Second Contingent Payment Period), Parent shall deliver written notice to the Representative of its determination of the Initial Contingent Payment Amount or the Second Contingent Payment Amount, as applicable, including reasonable detail with supporting documentation (each, a “Contingent Payment Statement”). After delivery of a Contingent Payment Statement, the Representative shall have forty five (45) days (the “Contingent Payment Review Period”) to review such Contingent Payment Statement. During the Contingent Payment Review Period, Representative (and its representatives and advisors) shall have reasonable access during normal business hours to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, the Surviving Corporation, Parent and/or their accountants to the extent that they relate to a Contingent Payment Statement (subject to the execution of customary access letters) and to such historical financial information (to the extent in Parent’s possession) relating to such Contingent Payment Statement as Representative (and its representatives and advisors) may reasonably request for the purpose of reviewing such Contingent Payment Statement and making its own calculation of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Parent or the Surviving Corporation. On or prior to the last day of the Contingent Payment Review Period, Representative may object to a Contingent Payment Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Contingent Payment Objections Notice”). If Representative fails to deliver a Contingent Payment Objections Notice before the expiration of a Contingent Payment Review Period, the applicable Contingent Payment Statement and Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, reflected in the Contingent Payment Statement shall be deemed to have been accepted by Representative and shall be binding on the Equityholders. If Representative delivers a Contingent Payment Objections Notice before the expiration of the applicable Contingent Payment Review Period, Parent and Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of such Contingent Payment Objections Notice (or such longer period as they may mutually agree) (the “Contingent Payment Resolution Period”), and, if the same are so resolved within such Contingent Payment Resolution Period, the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, and the applicable Contingent Payment Statement, with such changes as may be agreed in writing by Parent and Representative, shall be final and binding on Parent and the Equityholders. If Parent and Representative cannot reach agreement on all such disputes within such thirty (30)-day period (or such longer period as they may mutually agree), then all remaining disputes as to the computation of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, shall be resolved in accordance with the procedure set forth in Section 3.2(d), applied mutatis mutandis.
(d)Payment. Parent shall, within five (5) Business Days following the determination of any final and binding Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, deposit such amount as follows: (x) the portion of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of the Initial Contingent Payment Amount or the Second Contingent Payment Amount, as applicable, to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, pursuant to the Paying Agent Agreement, and (y) the portion of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, equal to the aggregate Employee Optionholders’ Pro Rata Share of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, to the account designated by the Surviving Corporation, for further payment to each such Optionholder of such Employee Optionholder’s Pro Rata Share of the Initial Contingent Payment Amount or Second Contingent Payment Amount, as applicable, in accordance with normal payroll practices. Any payments to the Employee Optionholders shall be reduced by the applicable withholding Taxes associated with such payments.
(e)Obligations of Parent. From the Effective Time through December 31, 2023, Parent agrees (i) to maintain the Surviving Corporation as a separate entity, (ii) to maintain, and cause the Surviving Corporation to maintain, a separate accounting of the revenues of the Surviving Corporation in a manner that facilitates calculation of Company Net Sales and Contingent Payment Amount provided in this Section 3.5, and (iii) not to, and cause the Surviving Corporation not to, take or omit to take any action, the primary purpose of which is to decrease the Contingent Payment Amount or that has a material adverse effect on the ability of Parent to pay, or the Equityholder’s right to receive, any Contingent Payment Amount hereunder. In the event that Parent or the Surviving Corporation transfers all or substantially all of the Surviving Corporation’s business, all or substantially all of the assets of the Surviving Corporation or at least a majority of the voting capital stock of the Surviving Corporation (whether by sale of stock, merger, consolidation, reorganization or otherwise), Parent shall, or, as applicable, cause the Surviving Corporation to, either (i) retain Parent’s obligation to pay the Contingent Payment Amount in accordance with the terms of this Section 3.5 or (ii) require such Person acquiring such business, assets or equity securities to assume in writing the obligations of Parent to pay the Contingent Payment Amount in accordance with the terms of this Section 3.5.
1.6Withholding Rights. Parent, Merger Sub, the Company, the Paying Agent and their respective Affiliates shall not be entitled to deduct and withhold any amount from payments made under this Agreement, except such amounts that are required to be deducted and withheld with respect to the making of any payment under the Code, or any provisions of applicable Law (it being agreed that Parent, the Company, or their respective Affiliates, as applicable, shall provide the applicable payee(s) with a written notice of such party’s intention to withhold at least five (5) Business Days prior to any such withholding and each of the applicable Persons shall use commercially reasonable efforts to minimize any such Taxes). To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Contemporaneously with the execution and delivery of this Agreement, the Company is delivering to Parent and Merger Sub a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (the “Company Disclosure Schedules”). Nothing in the Company

Disclosure Schedules shall be adequate to disclose an exception to, qualification of, or limitation on a representation or warranty made in this Agreement unless the applicable schedule describes the relevant facts in reasonable detail; provided, that any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Company Disclosure Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations, warranties and covenants contained in this Agreement to the extent that it is reasonably apparent on its face that such exception, qualification, limitation, document or other item is applicable to such other representations, warranties and covenants. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on a schedule shall not be adequate to disclose an exception to, qualification of, or limitation on a representation or warranty made in this Agreement, unless the representation or warranty relates to the existence of the document or other item itself. Nothing in the Company Disclosure Schedules shall broaden the scope of any representation, warranty or covenant of the Company contained in this Agreement. The inclusion of any information in the Company Disclosure Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the business of the Company, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business. The disclosure of any item or matter in the Company Disclosure Schedules shall not be construed as an admission by the Company of any guilt, liability or non-compliance with, or violation of, any third party rights or any applicable Law of any Governmental Authority, it being understood that such disclosures were made solely for the purposes of creating exceptions to the representations, warranties, covenants or other sections of this Agreement or of disclosing any information required to be disclosed under this Agreement. Except as disclosed in the Company Disclosure Schedules, the Company makes the following representations and warranties to Parent and Merger Sub:
4.1Organization, Qualification, Power and Authority. The Company is a corporation duly formed, validly existing and in good standing or active under the Laws of the jurisdiction of its incorporation or formation. The Company is qualified to conduct business as a foreign entity and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification or the failure to be in good standing would not have a Material Adverse Effect. The Company has the requisite corporate power and authority to (i) carry on the businesses in which it is engaged and are now conducted by the Company and (ii) own, lease or license, as applicable, and operate the Assets that have been or are used by it. True, correct and complete copies of the Organizational Documents of the Company, in full force and effect as of the date of this Agreement, have been made available to Parent. The Company is not in material violation of any provision of its Organizational Documents.
4.2Authorization; Enforceability. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and, subject to obtaining the Required Shareholder Approval and the filing and recordation of the Statement of Merger pursuant to the PAC, to consummate the Merger and the other Contemplated Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Merger and the other Contemplated Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents or to consummate the Merger and the other Contemplated Transactions, other than obtaining the Required Shareholder Approval and the filing and recordation of the Statement of Merger pursuant to the PAC. This Agreement and the other documents contemplated hereby have been (or will be when executed and delivered on the Closing Date) duly executed and delivered by the

Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute (or will constitute when executed and delivered on the Closing Date) a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms and conditions, subject to applicable Laws of general application relating to public policy, bankruptcy, insolvency, fraudulent conveyance, reorganization, the relief of debtors, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief, and other equitable remedies (the “Bankruptcy and Equity Exceptions”).
4.3Capitalization.
(a)Section 4.3(a) of the Company Disclosure Schedules sets forth a list of all the authorized, issued and outstanding capital stock of the Company as of the date hereof. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable, and are uncertificated. All of the Company Shares and any other equity or voting interests in the Company have been issued in compliance with any preemptive rights, rights of first refusal or preferential rights of subscription or purchase and in material compliance with all applicable securities Laws. Section 4.3(a) of the Company Disclosure Schedules sets forth a list of all the authorized, issued and outstanding Company Options and the Company Warrants as of the date hereof and for each such Company Option and Company Warrant, as applicable, the name of the holder thereof, the number of shares of Common Stock subject thereto, and the exercise price thereof. Except for the Company Options and the Company Warrants or as set forth on Section 4.3(a)(i) of the Company Disclosure Schedules, there are no other shares of capital stock, options, warrants, other equity or voting interests, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments, including any equity incentive plan, that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity or voting interests or rights the value of which is based on the Company Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
(b)Except as set forth on Section 4.3(b) of the Company Disclosure Schedules, there are no: (i) Contracts which obligate the Company to purchase, redeem or otherwise acquire any of its outstanding securities or (ii) to the Company’s Knowledge, voting trusts, proxies, or similar Contracts with respect to the stock of the Company or granting any Person the right to elect, or to designate or nominate for election, a Person as a director of the Company.
(c)The Company has no Subsidiaries, and the Company does not own, directly or indirectly, any equity or voting interest in any other corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity.
4.4Non-contravention. Except for the Required Shareholder Approval, the filing of the Statement of Merger as required by the PAC, and the filings required under the HSR Act, or as set forth on Section 4.4 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation of the Merger and the other Contemplated Transactions, will not (a) conflict with or violate any Law or Order to which the Company or its Assets is subject, (b) conflict with or violate any provision of the Organizational Documents of the Company, or (c) conflict with, result in a material breach of or constitute a material default under (with or without notice or lapse of time or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the Assets under, any Permit or Material Contract. Except for the filing of the Statement of Merger under the PAC, the filings under the HSR Act or as set forth on Section 4.4 of the Company Disclosure Schedules, the Company does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person in order for the Company to execute, deliver or perform this

Agreement or the other Transaction Documents or to consummate the Merger or the other Contemplated Transactions.
4.5Brokers’ Fees. Except as set forth on Section 4.5 of the Company Disclosure Schedules, the Company has not employed or retained any financial advisor, investment banker, broker or finder or incurred any liability for or an obligation to pay any broker’s fees, commissions or finder’s fees, in connection with this Agreement, the Merger or any other Contemplated Transactions.
4.6Financial Statements. Section 4.6 of the Company Disclosure Schedules consists of true, correct and complete copies of the Company’s (i) unaudited, reviewed balance sheets and related statements of income and cash flows as prepared by management as of and for the years ended December 31, 2019 and December 31, 2020 (the “Reviewed Financials”), and (ii) unaudited balance sheet as of September 30, 2021 (the “Latest Balance Sheet”), and related statements of income and cash flows for the nine-month period then ended (the “Interim Financial Statements” and collectively with the Reviewed Financials Statements, the “Financial Statements”). Except as set forth on Section 4.6 of the Company Disclosure Schedules, the Financial Statements have been prepared based upon the information contained in the Company’s books and records and in accordance with GAAP, consistently applied throughout the periods indicated (other than the lack of footnote disclosures in the Interim Financial Statements), and present fairly in all material respects the financial condition, results of operations, and cash flow of the Company as of the times and for the periods referred to therein. The Company has maintained, for all periods covered by the Financial Statements, books and records that fairly reflect in all material respects all transactions and dispositions related to the Assets and liabilities of the Company. The Company maintains commercially reasonably internal controls over financial reporting in order to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including (i) the maintenance of records that in reasonable detail fairly reflect the transactions and dispositions of the Assets of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with management’s general or specific authorization, and (iv) the prevention or timely detection of unauthorized acquisition, use or disposition of Assets that could have a material effect on the Company’s financial statements.
4.7No Undisclosed Liabilities. The Company has no liabilities or obligations of a nature required to be included on a balance sheet prepared in accordance with GAAP, except for (i) liabilities incurred in connection with this Agreement or the Contemplated Transactions; (ii) liabilities or obligations adequately reflected or disclosed in the Latest Balance Sheet; (iii) liabilities incurred in the ordinary course of business subsequent to the Latest Balance Sheet, none of which are material, individually or in the aggregate, to the Company; (iv) liabilities under any Contracts to which the Company is a party, other than liabilities arising from any breach of any such Contracts; and (v) liabilities or obligations set forth on Section 4.7 of the Company Disclosure Schedules.
4.8Absence of Certain Changes. Since the date of the Latest Balance Sheet through the date hereof, except (i) as set forth on Section 4.8 of the Company Disclosure Schedules or (ii) as required or contemplated by this Agreement or by any changes in GAAP, applicable Law or the interpretation thereof, (a) the Company has conducted its business in all material respects in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect and (c) there has not been any:
(i)incident of damage (other than normal depreciation and wear and tear), destruction or loss of any Assets owned by the Company or used in the operation of the business of the Company having a replacement cost or fair market value in excess of $150,000; or
(ii)action or failure to take any action that, if taken after the date hereof, would require Parent’s consent or would otherwise be restricted under Section 6.1 (excluding Section 6.1(i)).

4.9Legal Compliance. Except as set forth on Section 4.9 of the Company Disclosure Schedules, the Company is and has been during the past six (6) years, in material compliance with all Laws applicable to the Company or which any of its Assets is bound. Except as set forth on Section 4.9 of the Company Disclosure Schedules, during the past six (6) years, the Company has not received any written notice asserting any material violation by the Company of any Law or Order. The Company is not currently conducting any internal investigation with respect to any material violation by the Company of any Law or Order. The Company is not and has not been in the past six (6) years in violation in any material respect of any term of any Order binding on the Company or its Assets. Except as set forth on Section 4.9 of the Company Disclosure Schedules, the Company is not and has not been in the past six (6) years subject to any material fine, penalty or liability as a result of a failure to comply with any Law or Order.
4.10Tax Matters. Except as set forth on Section 4.10 of the Company Disclosure Schedules:
(a)The Company has duly and timely filed all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable, regardless of whether shown as due on such Tax Returns, have been paid or adequately reserved for on the books and records of the Company in accordance with GAAP.
(b)As of the date hereof, no material Tax Return filed by the Company is currently under audit or other administrative or judicial Proceeding (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) that involves a material amount of Taxes.
(c)As of the date hereof, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes (other than extensions of time to file Tax Returns obtained in the ordinary course), which waiver or extension is still in effect. No power of attorney with respect to any Taxes that has been executed or filed with any Governmental Authority by or on behalf of the Company will continue to be in effect following the Closing Date.
(d)The Company (i) is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing (other than commercial agreements the primary purpose of which does not relate to Taxes) or (ii) has not been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than any such group of which the Company is or was the parent).
(e)Except as provided in Section 10.1, all Taxes which the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, supplier, shareholder or other third party have been duly withheld or collected.
(f)No deficiency, assessment or liability for any Taxes has been proposed, asserted, threatened or assessed in writing by a Governmental Authority against the Company, which deficiency, assessment or liability has not been paid in full and no Governmental Authority has commenced an audit of the Company with respect to Taxes.
(g)No Proceeding (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) with respect to any Tax is being conducted with respect to the Company, and the Company has not ever been the subject of any Proceeding with respect to Taxes (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge).

(h)The Company has never been a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated Tax Return or a member of a group under any similar provision of Law (other than any such group of which the Company is or was the parent). The Company does not have any liability for the Taxes of any Person or entity under Treasury Regulations section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract, or otherwise.
(i)The Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii).
(j)The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution (i) of stock intended to qualify for tax-free treatment under Code Section 355 within the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with any of the Contemplated Transactions.
(k)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing as a result of any (i) change in method of accounting requested on or prior to the Closing, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of Law) executed on or prior to the Closing, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing.
(l)Since July 25, 2012, there has been no change in ownership of the Company within the meaning of Section 382(g) of the Code.
(m)The Company has never engaged in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b). The Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement within the meaning of Section 6662 of the Code.
4.11Real Property.
(a)Section 4.11(a) of the Company Disclosure Schedules discloses a true, correct and complete list as of the date hereof, by address, of all Contracts (including all amendments and supplements thereto) pursuant to which the Company leases, subleases or otherwise occupies any real property (each, a “Real Property Lease” and collectively, the “Real Property Leases”). True, correct and complete copies of the Real Property Leases have been made available to the Parent. Subject to the Bankruptcy and Equity Exceptions and the Permitted Liens, the Company has validly existing and enforceable leasehold, subleasehold or occupancy interests in the Leased Real Property as provided in and subject to the terms and conditions of the Real Property Leases. The Company has not received any written or, to the Company’s Knowledge, oral notice of default under any Real Property Lease that remains uncured, and neither the Company nor, to the Company’s Knowledge, any other party or parties to any Real Property Lease is in material default thereunder nor are there circumstances which, to the Company’s Knowledge, with the giving of notice or the passage of time, or both, would constitute a material default under any Real Property Lease.

(b)Except as disclosed on Section 4.11(b) of the Company Disclosure Schedules, the consummation of the Contemplated Transactions will not require any consent or approval of any landlord or sublandlord under any such Real Property Lease.
(c)(i) There are no subleases, licenses or assignments to which the Company is a party granting to any party or parties other than the Company the right of use or occupancy of any portion of the Leased Real Property and (ii) there are no parties (other than the Company) in possession of any such Leased Real Property.
(d)All buildings, structures, fixtures and other improvements on the Leased Real Property conform in all material respects to all applicable Laws and use restrictions. The Company has not received any written or, to the Company’s Knowledge, oral notice within the past two (2) years of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affected the Leased Real Property. To the Company’s Knowledge, all buildings, structures, fixtures, mechanical systems, and other improvements located on the Leased Real Property are (i) structurally sound and free from material defects (patent and latent), (ii) suitable and appropriate in all material respects as currently used by the Company, (iii) in good operating condition (reasonable wear and tear excepted) without need for maintenance or repairs (other than ordinary, routine maintenance or repair that is not material in nature or cost to the Company).
(e)The Company does not own any real property.
4.12Title to Assets. Except as disposed of in the ordinary course of business, the Company has good and marketable title to, or a valid leasehold interest in or valid contractual right to use, in each case free and clear of all Liens (other than Permitted Liens), all of the Assets. All tangible personal property Assets are in good working order (reasonable wear and tear excepted) without need for maintenance or repairs (other than ordinary, routine maintenance or repair that is not material in nature or cost), free from material defects (patent and latent), and are adequate and sufficient in all material respects to carry on the Company’s business as presently conducted. The representations and warranties made in this Section 4.12 do not apply to matters covered by Section 4.13 (Intellectual Property).
4.13Intellectual Property.
(a)Section 4.13(a) of the Company Disclosure Schedules sets forth a correct and complete list as of the date hereof of each (i) Intellectual Property registered to or issued to the Company, (ii) pending patent applications or applications for registration of other Intellectual Property filed by or on behalf of the Company, (iii) trade or corporate names used by the Company, (iv) material unregistered trademarks, service marks, trade names, trade dress, brand names, symbols, logos, slogans, tag lines, account names (including social media names) owned or used by the Company and (v) all domain names owned or used by the Company.
(b)None of the Company Intellectual Property owned by the Company, or to the Company’s Knowledge licensed by the Company, has been cancelled, abandoned or adjudicated invalid or unenforceable, and all renewals and maintenance fees in respect of the Company Intellectual Property owned by the Company, or to the Company’s Knowledge used or licensed by the Company, have been duly and timely paid.
(c)The Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, all Company Intellectual Property. The Company Intellectual Property owned by the Company is enforceable, valid and subsisting. No current or former owner or employee of the Company has any right, title or interest in or to any of the Company Intellectual Property owned by the Company, or to the Company’s Knowledge, used by the Company. No Company Intellectual Property owned by the Company or, to the Knowledge of the Company used or licensed to the Company, is subject to any Order materially restricting the use, transfer or licensing thereof by the Company. The Company does not receive any royalty from any Person with respect to any Company Intellectual

Property, and the Company has not licensed to any Person the right to use any Company Intellectual Property.
(d)All of the agreements pursuant to which the Company has been granted rights by third parties with respect to Company Intellectual Property used by the Company (each, an “IP License”) are in full force and effect and are binding and enforceable against the Company and, to the Knowledge of the Company, any other party to each such IP License. Neither the Company nor, to the Knowledge of the Company, any other party thereto is in breach or default of any IP License. No event has occurred that with or without notice or lapse of time or both would constitute a breach or default under any IP License by the Company or, to the Knowledge of the Company, any other party to any IP License, or would permit the modification or premature termination of any IP License by any other party thereto. The Company has not received any written notice from any third party asserting a claim, or threatening to make a claim, which would materially and adversely affect the rights of the Company under any IP License. The Company has made available to Parent a complete and correct copy of each IP License and all amendments or modifications thereto. The Company does not pay any royalty to any Person with respect to any Intellectual Property, other than as provided in any IP License.
(e)Except as set forth on Section 4.13(e) of the Company Disclosure Schedules, in the past five (5) years, the Company (i) has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party and (ii) has not received any notice, claim or demand with respect to any such infringement, misappropriation or violation or been party to or, to the Company’s Knowledge, threatened with any Proceeding with respect to any alleged infringement, misappropriation or violation of any Intellectual Property rights of any third party. No Person is infringing or misappropriating any of the Company Intellectual Property. The Company has not received any written or, to the Company’s Knowledge, oral notice from any third party challenging or threatening to challenge the right, title or interest of the Company in, to or under the Company Intellectual Property Rights or asserting any opposition, interference, invalidity, termination, abandonment, or other infirmity of any Company Intellectual Property Rights.
(f)The Company Intellectual Property comprises all Intellectual Property Rights necessary or material to the conduct of business of the Company as currently conducted.
(g)The Company has used its reasonable efforts in accordance with industry standards to protect its rights in the trade secrets, confidential information and personal data with respect to the business of the Company, excluding any information that the Company, in the exercise of its business judgment, determined was of insufficient value to protect as a trade secret, including by having officers, employees, workers and consultants of the Company execute agreements providing for the protection of proprietary information of the Company. All officers, employees, workers and consultants of the Company who are or have been involved in the creation or development of Company Intellectual Property have executed and delivered to the Company an agreement providing for the assignment by such persons to the Company of ownership of any Company Intellectual Property made in the course of such persons' employment or engagement by the Company. To the Knowledge of the Company, no officer, employee or consultant of the Company is in violation of any term of any such proprietary information and assignment agreement between such Person and the Company.

4.14Material Contracts.
(a)Section 4.14(a) of the Company Disclosure Schedules sets forth a list as of the date hereof of all of the following Contracts to which the Company is a party or by which it or its Assets are bound and under which any party has any continuing obligations, excluding any Employee Benefit Plans (each, a “Material Contract”):
(i)any consulting agreement or employment agreement that provides for annual base compensation exceeding $100,000 per year and which cannot be terminated by the Company without penalty on notice of thirty (30) days or less;
(ii)any collective bargaining agreement with any labor union or other collective bargaining representative;
(iii)any Contract requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of $100,000 in any calendar year;
(iv)any Contract that requires the payment or incurrence of liabilities or obligations by the Company of more than $100,000 in any calendar year, other than standard form purchase orders or sales orders terminable without penalty on notice of 90 days or less;
(v)any Contract relating to Indebtedness or providing for the creation of any Lien (other than a Permitted Lien), on all or any of the Company’s Assets;
(vi)any Contract under which the Company (A) is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, under which the aggregate annual rental payments exceed $100,000 or (B) is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company under which the aggregate annual rental payments exceed $100,000;
(vii)any Contract that governs the use, license, sublicense, creation, development, disclosure or transfer of Intellectual Property that is licensed to the Company (including the IP Licenses), other than (A) “shrink-wrap,” “click-through” or similar end-user licenses for commercially available software provided on non-discretionary terms, (B) licenses to open source software, or (C) non-exclusive licenses granted by any vendor, supplier or other service provider of the Company to the Company in the ordinary course of business;
(viii)any Contract for any joint venture, alliance, partnership or similar relationship with another Person;
(ix)except for this Agreement, any Contract relating to an acquisition, divestiture, merger or similar transaction involving any ownership interest in a business or enterprise;
(x)any Contract that contains purchase price adjustment, “earn-out” or other contingent payment obligations;
(xi)any Contract containing a covenant of the Company not to compete in any line of business or with any Person in any geographical area or a covenant of the Company not to solicit any individual or class of individuals for employment;
(xii)any Contract with a customer or supplier listed on Section 4.25 of the Company Disclosure Schedules, other than standard form purchase orders terminable without penalty on notice of 90 days or less;

(xiii)any Contract that is between the Company, on the one hand, and any Affiliate of the Company, on the other hand, other than the Contracts set forth on Section 4.20 of the Company Disclosure Schedules;
(xiv)any Governmental Contract;
(xv)any Contract that includes any most favored pricing provisions or any exclusive rights, rights of first refusal or rights of first negotiation;
(xvi)any Contract that includes any material rebates, discounts, promotional allowances, or similar payments or arrangements by the Company to any customer; and/or
(xvii)any Contract that includes any power of attorney by the Company.
(b)The Company does not have a written and unexpired bid or proposal to enter into any of the foregoing that, upon acceptance, would be binding on the Company. The Company has made available to Parent a true, correct and complete copy of each written Material Contract. Each Material Contract (assuming due execution and delivery by the other party or parties thereto) is in full force and effect and is a valid and binding obligation of the Company, and to the Company’s Knowledge each other party thereto, enforceable in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exceptions. Except as set forth on Schedule 4.14(b), neither the Company, nor to the Company’s Knowledge, any other party to any Material Contract, is in breach or default under such Material Contract, and the Company has not received any written or, to the Company’s Knowledge, oral Claim that the Company is in breach or default under any Material Contract. No event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default or breach under any Material Contract. There is no pending or, to the Company’s Knowledge, threatened termination, adverse modification, or material limitation of any Material Contract, and there are no ongoing renegotiations of, or demands made within the past twelve (12) months to renegotiate or materially adversely modify, any Material Contract.
4.15Proceedings. Except as set forth on Section 4.15 of the Company Disclosure Schedules, there is no Proceeding pending (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) or, to the Company’s Knowledge, threatened against the Company, any of its Assets, or any officer, director or employee of the Company (with respect to officers, directors and employees, only in their capacity as such). Each such Proceeding is fully covered by the Company’s insurance policies, subject to applicable deductibles. Except as set forth on Section 4.15 of the Company Disclosure Schedules, none of the Company or its Assets or, to the Company’s Knowledge, its officers, directors or employees (with respect to officers, directors and employees, only in their capacity as such) is or during the past three (3) years has been a party to or subject to the provisions of any Order. The Company has provided Parent with complete and correct copies of all Orders to which the Company is a party or to which it is subject and under which the Company has any continuing obligations (other than solely confidentiality obligations). There is no Proceeding by the Company currently pending or threatened.

4.16Employee Benefits.
(a)Section 4.16(a) of the Company Disclosure Schedules contains a list as of the date hereof of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (ii) all other severance or other termination, bonus or other incentive compensation, change of control, profit sharing, equity based compensation, phantom equity arrangements, deferred compensation or other employee benefit plans or Contracts maintained or contributed to or required to be contributed to, by the Company for the benefit of the current or former employees of the Company, other than any statutory plans or Contracts (such plans and Contracts being collectively, the “Employee Benefit Plans”).
(b)The Company has delivered or made available true and complete copies of the following with respect to each Employee Benefit Plan: (i) copies of each Employee Benefit Plan (including a written description where no formal plan document exists), and all related plan descriptions and other written communications provided to participants of the Employee Benefit Plans, as required by applicable law, or describing the Employee Benefit Plan design changes or describing opportunities to enroll in the Employee Benefit Plans; (ii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iii) other material ancillary documents, including:
(i)all contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)All non-routine notices and other communications that were given by the Company or any Employee Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable law within the three (3) years preceding the date of this Agreement or copies of any voluntary correction filings for the Company’s internal records;
(iii)all non-routine notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company or any Employee Benefit Plan within the three (3) years preceding the date of this Agreement;
(iv)if such Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; and
(v)copies of non-discrimination testing data and results for the three (3) most recently completed plan years.
(c)Each of the Employee Benefit Plans is in compliance with all applicable laws, including ERISA and the Code. There are no pending or, to the Company’s Knowledge, threatened, claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans.
(d)Each Employee Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is so qualified and is the subject of a favorable determination letter or may rely upon an opinion letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company is otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Employee Benefit Plan or the tax-exempt status of any related trust.

(e)No party in interest (as defined in Code Section 4975(e)(2)) of any Employee Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(f)Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA).
(g)None of the Employee Benefit Plans provide for post-employment retiree life or health insurance benefits for any participant or any beneficiary of a participant, except pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.
(h)No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Employee Benefit Plan with respect to any misclassification of a person performing services for the Company as an independent contractor rather than as an employee. All individuals participating in the Employee Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan.
(i)Except with respect to payments contemplated pursuant to ARTICLE III of this Agreement or as set forth on Section 4.16(i) of the Company Disclosure Schedules, the consummation of the Contemplated Transactions shall not (i) result in any contractual or legal obligation on the part of the Company to make any material payment to any current or former employee of the Company, (ii) increase any benefits otherwise due under any Employee Benefit Plan or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Employee Benefit Plan, or (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any “disqualified individual” (within the meaning of Section 280G of the Code).
(j)The Company is not a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of applicable Law relating to Tax).
(k)Each Employee Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and no payment or award that has been made to any participant under an Employee Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither the Company nor any of its affiliates has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(l)The Company may, at any time, amend or terminate any Employee Benefit Plan that it sponsors or maintains and may withdraw from any Employee Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

4.17Environmental Matters.
(a)Except as set forth on Section 4.17(a) of the Company Disclosure Schedules:
(i)The Company has obtained and possesses all material Permits required under federal, state and local Laws concerning occupational health and safety, pollution or protection of the environment that were enacted and in effect on or prior to the Closing Date, including all such Laws relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Laws”).
(ii)The Company is, and during the past six (6) years has been, in material compliance with all terms and conditions of such Permits and is also in material compliance with all other Environmental and Safety Laws or any written notice or demand letter issued, entered, promulgated or approved thereunder.
(iii)The Company has not received, within the past six (6) years, any written or, to the Company’s Knowledge, oral notice of violations or liabilities arising under Environmental and Safety Laws, including any investigatory, remedial or corrective obligation relating to the Company or its facilities.
(iv)There has been no disposal, Release or threatened Release of Hazardous Substances by the Company on, under, in, from or around any Leased Real Property. There are no Proceedings (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) pending or, to the Company’s Knowledge, threatened against the Company, in each case alleging a violation of any Environmental and Safety Law or any material environmental Permit, or alleging a Release of Hazardous Substances.
(v)To the Company’s Knowledge, there are no underground storage tanks located in, at on or under any Leased Real Property. To the Company’s Knowledge, there are no PCBs, lead paint, asbestos (of any type or form), or materials that contain PCBs, lead paint or asbestos, located in, at on, or under the Leased Real Property (including any building, structure or other improvement that is part of the Leased Real Property).
(vi)The Company has made available to the Parent complete and correct copies of all environmental audits, reports and other material environmental documents, if any, relating to (i) the Company, its past or present operations or properties, including the Leased Real Property, (ii) the Company’s compliance with applicable Environmental and Safety Laws and environmental Permits or (iii) any potential or actual liability or obligation of the Company with respect to any Leased Real Property.
4.18Labor and Employment Matters.
(a)Set forth on Section 4.18(a)(i) of the Company Disclosure Schedules is a true, correct and complete list of all employees of the Company as of December 10, 2021 (collectively, the “Employees”), listing: name, most recent hire or rehire dates, job title, work location, active/inactive status (and if inactive, start date of leave and expected return to work date), compensation (hourly rate for non-exempt employees, salary for exempt employees and bonus compensation), and Fair Labor Standards Act classification. Set forth on Section 4.18(a)(ii) of the Company Disclosure Schedules is a true, correct and complete list of all individuals currently engaged as an independent contractor of the Company as of December 10, 2021 (collectively, the “Independent Contractors”), listing the name of each individual, any business or entity name associated with such individual’s engagement with the Company, such individual’s compensation arrangement with the Company, and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as provided on Section 4.18(a) of the Company Disclosure Schedules, all Employees of the Company are employed on an “at will” basis and are terminable at will by the Company without any penalty, liability, severance obligation incurred by the Company, and all Independent Contractors engagements are terminable without advance notice by the Company, and without any penalty, liability, severance obligation incurred by the Company. To the Company’s Knowledge, except as provided on Section 4.18(a) of the Company Disclosure Schedules, no executive officer or other Employee of the Company intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any executive officer or such Employee.
(b)Except as set forth on Section 4.18(b) of the Company Disclosure Schedules, the Company is and during the past four (4) years has been in compliance, in all material respects, with all applicable Laws governing the employment of labor, including all contractual commitments and all applicable Laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, meal and rest breaks, employee leave requirements, child labor, occupational safety and health, plant closings, employee whistle-blowing, immigration and employment eligibility verification, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, employment practices, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, classification of employees, consultants and independent contractors, labor relations, collective bargaining, unemployment insurance, the collection and payment of withholding and/or social security Taxes and any similar Tax, and workers’ compensation (collectively, “Employment Matters”). To the Company’s Knowledge, with respect to any leased or temporary employees of any other third-party staffing or employment agencies providing services to the Company, such entities are, and during the past four (4) years have been, in compliance in all material respects with all applicable Laws relating to Employment Matters with respect to such leased or temporary employees.
(c)Except as set forth on Section 4.18(c) of the Company Disclosure Schedules, there are no, and in the past four (4) years there have been no, pending Proceedings (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge), or to the Company’s Knowledge, threatened Proceedings in each case relating to any Employment Matters. The Company is not a party to, or otherwise bound by, any Order relating to any Employment Matters.
(d)The Company: (i) has maintained in all material respects legally adequate records regarding the service of all of its employees, including, where required by applicable Laws, records of hours worked; (ii) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (iii) has withheld, remitted, and reported all material amounts required by Laws or by Contract to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business).
(e)Except as set forth on Section 4.18(e) of the Company Disclosure Schedules, there are no collective bargaining agreements covering or applicable to any of the Employees of the Company. To the Company’s Knowledge, there have been no labor union organization activities applicable to the Company in the last four (4) years. No Employees of the Company are represented by any labor union, trade union or labor organization with respect to their employment with the Company. No labor union, trade union, labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There has been no and there is no (i) pending or, to the Company’s Knowledge, threatened labor strike, dispute, slowdown, work stoppage or lockout involving any Employee (in his or her capacity as such) of the Company or (ii) unfair labor practice charges, arbitrations or complaints pending or, to the to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company. The Company is not engaged in and, during the past four (4) years has not engaged in, any unfair labor practice, as defined by the National Labor Relations Act or other applicable Laws.
(f)During the past four (4) years, the Company has not effectuated (i) a “plant closing” as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of the Company, and the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Laws. Except as set forth on Section 4.18(f) of the Company Disclosure Schedules, the Company has not had a mass layoff or plant closing (both as defined in the WARN Act) during the ninety (90) days prior to the Closing Date.
(g)Each Employee of the Company is: (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for the Company or for any United States employer.
(h)The Company is not a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of the Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with the Company.
(i)To the Company’s Knowledge, (i) no Employee or Independent Contractor of the Company is in violation of any term of any employment Contract, consulting Contract, non-disclosure Contract, common law non-disclosure obligation, non-competition Contract, non-solicitation Contract, proprietary information Contract or any other Contract relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company of the Employees, and the performance of the Contracts with the Company by the Independent Contractors, will not result in any such violation. The Company has not received any written or, to the Company’s Knowledge, oral notice alleging that any such violation has occurred within the past four (4) years.

(j)Except as set forth on Section 4.18(j) of the Company Disclosure Schedules, in the past four (4) years, (i) no allegations of sexual harassment have been made to the Company, and no Proceedings (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) with respect to sexual harassment have been brought, or to the Company’s Knowledge threatened, against the Company or any officer, director or employee or independent contractor of the Company (in their capacity as such), and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by the Company or any officer, director, employee or independent contractor of the Company. During the last four (4) years, the Company has not, and to the Company’s Knowledge no officer, manager, director or employee or independent contractor of the Company has, taken any action or made any statement that is reasonably likely to give rise to an allegation of, or form the basis of, a Proceeding with respect to sexual harassment of any Person.
4.19Insurance Policies. Section 4.19 of the Company Disclosure Schedules sets forth a true, correct and complete list of each insurance policy maintained as of the date hereof by the Company (including policy number and amount and type of coverage) (collectively, the “Insurance Policies”), copies of which have been made available to Parent. Neither the Company nor any of its Affiliates has received any written notice of pending cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are in full force and effect and fully paid and valid and binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by the Bankruptcy and Equity Exceptions. The Company is not, or has not been in the past three (3) years, in default with respect to its obligations under any insurance policy maintained by it, (b) the Company has not failed to timely file any notice or present any claim under any insurance policy maintained by it, and (c) there have been no claims against such insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights. The Company has maintained in full force and effect general and professional liability insurance coverage on an occurrence basis for all periods of its ownership and operation of its business. The Company has made available to the Parent a correct and complete list of the claim and loss history during the past three (3) years under all insurance policies maintained by it.
4.20Affiliated Transactions. Except for (a) normal advances to employees in the ordinary course of business consistent with past practice, (b) payment of compensation for employment to employees in the ordinary course of business consistent with past practice, (c) participation by employees, officers and directors in any Employee Benefit Plans, and (d) as set forth in Section 4.20 of the Company Disclosure Schedules, the Company is not a party to any agreement, commitment or transaction with or for the benefit of any shareholder, officer, director, Employee or Affiliate of the Company, or to the Company’s Knowledge, any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest.
4.21Anti-Corruption; International Trade.
(a)Neither the Company, nor any of it directors, officers, or employees or any of its agents, representatives, consultants, or any other Person acting for or on behalf of the foregoing in connection with the Company’s business (individually or collectively) has, in the past five (5) years, taken any act in violation in any material respect of the U.S. Foreign Corrupt Practices Act, or any other applicable anti-bribery or anticorruption Laws in any jurisdictions where the Company conducts business (“Anticorruption Laws”). In the past five (5) years, the Company has made no voluntary or involuntary disclosures to any Governmental Authority regarding any violations of any Anticorruption Laws or undertaken or initiated any internal investigation with respect thereto. Notwithstanding the generality of the foregoing, neither the Company, nor, to the Company’s Knowledge, any of its employees, officers or directors, agents, or other Person acting for or on behalf of them, has, in the past five (5) years offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or, knowingly, indirectly, to any Person to obtain any improper advantage.
(b)The Company, and all of its directors, officers and employees and its agents, employees, representatives, consultants, or any other Person acting for or on behalf of the foregoing in connection with the Company’s business (individually or collectively), in the prior five (5) years: (i) have complied with all applicable export and re-export Laws (“Export Controls”), including the Export Administration Regulations, administered by the U.S. Department of Commerce; (ii) have not directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any goods, services, items, software, technology or technical data without obtaining any prior required authorization from the competent Governmental Authority as required by Export Controls; (iii) have not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to Export Controls, or been the subject of any Proceedings (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) related to violations of Export Controls.
(c)Neither the Company, nor any of its directors, officers or employees, or agents, representatives, consultants, or any other Person in each case acting for or on behalf of the foregoing in connection with the Company’s business (individually or collectively) conducts or has in the past five (5) years conducted transactions or other dealings, directly or indirectly, with any Sanctioned Person, or with any other Person with whom a U.S. or EU Person is prohibited from dealing under the relevant Law of the United States or the EU; or is in material violation of any applicable economic sanctions Law in connection with the business of the Company. Neither the Company nor, to the Company’s knowledge, any of the Company's directors or executive officers is a Sanctioned Person. In the past five (5) years, the Company has made no voluntary or involuntary disclosures to any Governmental Authority under applicable economic sanctions Law or undertaken or initiated any internal investigation with respect thereto and has not been the subject of any Proceeding (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) regarding the compliance of the Company with such Law.
(d)The Company, and all of its directors, officers, and employees, and its agents, representatives, consultants, or any other Person acting for or on behalf of the foregoing in connection with the Company’s business (individually or collectively) have, in the past five (5) years, complied with all applicable import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.
4.22Regulatory Matters.
(a)Since December 31, 2018, the Company Products have been developed, tested, manufactured, stored, distributed, promoted, advertised and otherwise commercialized, as applicable, in material compliance with applicable Law, including, as applicable, the Food, Drug, and Cosmetic Act (“FDCA”) and all comparable local, state, and foreign applicable Laws in those jurisdictions outside the United States in which any Company Product has been or is being manufactured by or for the Company.
(b)Except as set forth on Section 4.22(b) of the Company Disclosure Schedules, in the last six (6) years, the Company has not received any (i) written notice from the FDA or any other Governmental Authority, including the Office of Inspector General, any United States Attorney, the Department of Justice, or any attorney general of any jurisdiction, alleging that the Company has been or is in violation of (A) any Law applicable to the development, testing, manufacturing, storage, distribution, promotion, marketing, sale, or commercialization of its products, (B) The False Claims Act (31 U.S.C. § 3729–3733) or false claims acts under state Law, (C) the federal anti-kickback statute, 42 U.S.C. § 1320a-7b, and all applicable regulations promulgated thereunder, or (D) any federal or state Law the violation of which is cause for civil penalties or mandatory or permissive exclusion from Medicare,

Medicaid, or any other state or federal health care program ((A) through (D) collectively, the “Health Care Laws”), or commencing or indicating an intention to conduct an investigation, audit, or review; (ii) written notice of inspectional observation (including those recorded on form FDA 483), establishment inspection report, warning letter, penalty, fine, sanction, request for recall or other remedial action; or (iii) other written documents issued by the FDA or any other Governmental Authority alleging lack of compliance in any material respect with any applicable Law by the Company.
(c)All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company with respect to Company Products have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(d)The Company operates in compliance in all material respects with all required United States Regulatory Approvals.
(e)Except as set forth in Section 4.22(e) of the Company Disclosure Schedules, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority with respect to, and, to the Company’s Knowledge, no event has occurred that would reasonably be expected to result in, the withdrawal or revocation of any PMA or 510(k) pre-market clearance for any of the Company Products.
(f)Except with respect to UniVisc/HYAJOINT Plus (UniVisc) (P190003) and except as set forth in Section 4.22(f) of the Company Disclosure Schedules, none of the FDA or any other Governmental Authority has withheld or materially delayed clearance processing or approval of any premarket notification or premarket approval application, or any amendment or supplement thereto, for any Company Product.
(g)Section 4.22(g) of the Company Disclosure Schedules sets forth a list of all material adverse event reports related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803) and postmarket safety reporting (as defined in 21 CFR 314).
(h)Except with respect to UniVisc/HYAJOINT Plus (UniVisc) (P190003) and except as set forth in Section 4.22(h) of the Company Disclosure Schedules, the Company has not received any written or, to the Company’s Knowledge, oral notice from the FDA or any other Governmental Authority contesting or objecting to the premarket clearance or approval of, the manufacturing of, the uses of or the labeling and promotion of any Company Products or alleging non-compliance with or a violation of any applicable Laws in any material respect by the Company.
(i)No human clinical trials are being conducted by or on behalf of the Company with respect to any Company Product.
(j)All manufacturing operations conducted by, or, to the Company’s Knowledge, for the benefit of, the Company with respect to a Company Product have been in the last three (3) years, and are being, conducted in accordance, in all material respects, with applicable FDA Quality System regulations set forth at 21 CFR 820 or other Good Manufacturing Practices including those set forth at 21 CFR 210-212. In addition, the Company is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR 207 and 807, as applicable, and all similar applicable Laws in those jurisdictions involving a Company Product.
(k)The Company has not received in the last three (3) years any written or, to the Company’s Knowledge, oral notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by the Company with respect to any Company Product.

(l)All animal studies or other preclinical tests performed by the Company, or to the Company’s Knowledge, by third-party vendors intended to be submitted to Regulatory Authorities in support of any Regulatory Approval required for the investigation or marketing of any Company Product either (i) have been conducted in all material respects in accordance with applicable Good Laboratory Practice (“GLP”) regulations as described in 21 CFR Part 58 or comparable foreign applicable Laws or (ii) employed procedures and controls generally used by qualified experts in animal or preclinical product studies.
(m)The Company has made available copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or comparable foreign Governmental Authorities that identify lack of compliance in any material respect with applicable Laws of the FDA or comparable foreign Governmental Authorities, including Form FDA-483s, Warning Letters, Untitled Letters, or other similar correspondence or written notice from FDA.
(n)There are no Proceedings (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) pending with respect to a violation by the Company of the FDCA.
(o)Neither the Company nor any agent of the Company acting on behalf of the Company (including, to the Company’s Knowledge, any Person engaged by the Company to provide any service with respect to any Company Products) has made an untrue statement or fraudulent statement to the FDA or any other Government Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Government Entity, or committed any material act, made any material statement, or failed to make any material statement to the FDA or any other Government Entity that provided a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09). Neither the Company nor any agent of the Company (including, to the Company’s Knowledge, any Person engaged by the Company to provide any service with respect to its products) has been convicted of any crime or engaged in any conduct that has resulted in debarment or disqualification by any Governmental Authority, and there are no Proceedings (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) pending or, to the Company’s Knowledge, threatened, that would result in criminal liability or debarment or disqualification by any Governmental Authority.
4.23Products and Inventory.
(a)No Company Products have been (i) recalled, (ii) the subject of a correction, removal action, or other market withdrawal, or (iii) suspended, withdrawn or discontinued as a result of any action by FDA or any applicable similar Governmental Authority.
(b)No Proceeding (which, with respect to any investigation or inquiry is limited to the Company’s Knowledge) by the FDA or any similar Governmental Authority involving a voluntary or mandatory recall of the Company Products is pending or, to the Company’s Knowledge, threatened, and during the past three (3) years, there has been no written communication from or to any such Governmental Authority concerning a voluntary or mandatory recall or issued a safety alert, warning, or “dear doctor” letter of any of the Company Products.
(c)To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time or both)

give rise to or serve as a basis for any recall, correction, removal action, market withdrawal or other similar action of any Company Product.
(d)All finished Company Product in inventory is in good and marketable condition and is saleable or useable (as applicable) in the ordinary course of business consistent with past practice.
4.24Permits. Section 4.24 of the Company Disclosure Schedules sets forth a correct and complete list as of the date hereof of all permits, licenses, approvals, certificates and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of the business of the Company (the “Permits”), complete and correct copies of which have been made available to the Parent. Except as set forth on Section 4.24 of the Company Disclosure Schedules, the Company has held and currently holds all Permits necessary for it to own, lease and operate its Assets or to conduct its business. Except as set forth on Section 4.24 of the Company Disclosure Schedules, all such Permits are valid and in full force and effect. The Company is not in material violation or default under any of such Permits, and, during the past three (3) years, no written or, to the Company’s Knowledge, oral notices have been received by the Company alleging the failure to hold any applicable Permit or any material violation or default under any Permit held by the Company. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any material Permit.
4.25Customers and Suppliers. Section 4.25 of the Company Disclosure Schedules sets forth a correct and complete list of (a) the ten (10) largest customers of the Company by revenue for the fiscal year ended December 31, 2020, (b) the ten (10) largest suppliers of the Company by expenditure for the fiscal year ended December 31, 2020, and (c) suppliers of the Company that are the sole source of supply and that could not reasonably be replaced in the ordinary course of business. Except as set forth on Section 4.25 of the Company Disclosure Schedules, no such customer or supplier has provided the Company with written or, to the Company’s Knowledge, oral notice that it will discontinue doing business with the Company or materially reduce the business that it conducts with the Company or unable to fulfill its supply obligations to the Company.
4.26Data Protection; Privacy; Information Technology.
(a)The Company operates, and during the past three (3) years has operated, in material compliance with all Privacy and Information Security Requirements. The Company has used commercially reasonable efforts to protect Personal Information provided to, obtained by, processed, used, collected by or on behalf of such parties against loss, damage, and unauthorized access, use, modification, or other misuse. During the past three (3) years, there has been no material loss, theft, damage, or any unauthorized access, use, disclosure, modification, breach (including any loss of confidentiality, integrity or availability) or other material misuse of any: (i) Company Systems, products, data or Personal Information provided to or obtained, processed, used or collected by or on behalf of the Company; or (ii) Personal Information or data provided to, or obtained, processed, used or collected by third party contractors acting on behalf of the Company, in each case that either (A) resulted in a material disruption to the Company’s business or use of the Company Systems, or (B) required notification to any Person (including any Governmental Authority or data subject) under applicable Privacy and Information Security Requirements. The Company has not received any written or, to the Company’s Knowledge, oral notice from any third party regarding any material violation of or material failure to comply with any Privacy and Information Security Requirement.
(b)The Company is the exclusive owner or is validly licensed or otherwise authorized to use any Company Systems.

(c)During the past three (3) years, there have been no security breaches pertaining to any Company Systems that resulted in any material disruption of such Company Systems. The Company has taken reasonable steps designed to prevent the occurrence of any security breach and, to the Company’s Knowledge, there are of no vulnerabilities or weaknesses in its respective facilities, Company Systems, or data security practices or procedures (including those of any third party service provider) that could reasonably be expected to result in a security breach.
(d)During the past three (3) years, the Company has used commercially reasonable efforts designed to assure the integrity and security of transactions executed through the Company Systems. The Company Systems: (i) are free from material defects and in sound operating condition, subject to normal wear and tear and maintenance and repair consistent with past practice, (ii) are configured and maintained in a manner designed to minimize the effects of externally introduced viruses, bugs and other similar destructive programs or codes; (iii) have been regularly and properly maintained, supported and replaced; (iv) have sufficient capability, capacity and performance to meet the current requirements of the business of the Company in all material respects even during periods of peak load; and (v) comply with the terms of all Material Contracts.
(e)The Company has provided Parent true and complete copies of (1) all SAS 70 Type II and SSAE 16 SOC 2 Type II audit reports related to the business; (2) all SAS 70 Type II and SSAE 16 SOC 2 Type II audit reports related to the operations of its third party service providers; and (3) any other data security audits, penetration testing reports or other similar reports with respect to the Company Systems produced or provided in the past three (3) years. The Company has promptly remediated and addressed in all material respects any and all audit findings identified in such reports relating to its implementation of administrative, physical and technical safeguards.
(f)During the past three (3) years, there has not been any breakdown, malfunction, error, defect, intrusion of a virus or other programming or other failure in the Company Systems that disrupted such Company Systems in any material respect.
4.27Governmental Contracts.
(a)There is no pending audit or, to the Company’s Knowledge, investigation by any Governmental Authority of the Company or any Employee of the Company (relating to its capacity as such) with respect to any non-routine quality, accounting or financial matters, or any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract.
(b)There are (i) no pending Claims against the Company by a Governmental Authority or by any prime contractor, subcontractor or vendor arising under any Governmental Contract with respect to the business and (ii) no disputes between the Company and a Governmental Authority, prime contractor or subcontractor relating to any Governmental Contract.
(c)In the past three (3) years, neither the Company nor any of the Company’s principals (as defined in Federal Acquisition Regulation Part 52.209-5) or employees: (1) is or has been voluntarily excluded, suspended or debarred from doing business with a Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for United States Government contracting; or (2) been convicted of or had a civil judgment rendered against them for (i) commission of fraud in connection with obtaining or attempting to obtain or performing a Governmental Contract, (ii) violation of federal or state antitrust Laws relating to the submission of offers, or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating federal criminal tax Laws, or receiving stolen property. Neither the Company nor any of the Company’s principals (as defined in Federal Acquisition Regulation Part

52.209-5) or its Employees: is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with commission of any of the offenses enumerated in subpart (2) of this 4.27(c).
(d)The Company has not within the past three (3) years had one or more Governmental Contracts terminated for default by any Governmental Authority and such default termination was not thereafter voluntarily withdrawn or converted into a termination for convenience.
4.28Accounts Receivable. The accounts receivable of the Company, whether or not reflected on the Latest Balance Sheet, represent bona fide transactions made in the ordinary course of business. The accounts receivable reflected on the Latest Balance Sheet have been properly recorded and reserved against consistent with GAAP. No such account receivable is assigned or pledged to any other Person or, to the Company’s Knowledge, is subject to any right of set-off. Reasonable provision has been made in the Financial Statements, consistent with GAAP, for collection losses and contractual discounts.
4.29Indebtedness. Except as set forth on Section 4.29 of the Company Disclosure Schedules, the Company has no Indebtedness.
4.30Bank Accounts. Section 4.30 of the Company Disclosure Schedules sets forth a correct and complete list as of the date hereof of all bank accounts, safety deposit boxes and lock boxes of the Company, designating each authorized signatory with respect thereto.
4.31No Other Representations and Warranties.
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE COMPANY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE MERGER AND THE OTHER CONTEMPLATED TRANSACTIONS. PARENT IS ACQUIRING THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV, AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER THE COMPANY NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES, FORECASTS, PLANS OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY, OR (II) EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION OR WARRANTY CONTAINED IN THIS ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULES) AND, EXCEPT IN THE EVENT OF ACTUAL AND INTENTIONAL FRAUD (WITH RESPECT TO THE INFORMATION OR DOCUMENTS DESCRIBED IN THE PHRASE TO FOLLOW, WHICH DOES NOT INCLUDE ANY INFORMATION OR DOCUMENTS DESCRIBED IN SUBPART (I)), ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PARENT, MERGER SUB OR THEIR RESPECTIVE COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE COMPANY.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub makes the following representations and warranties to the Company:
5.1Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization.
5.2Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other Contemplated Transactions and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the Merger and the other Contemplated Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
5.3Authorization; Enforceability. Each of Parent and Merger Sub has necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the Merger and the other Contemplated Transactions, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Contemplated Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no stockholder votes are necessary to authorize this Agreement and the other Transaction Documents to which it is a party or to consummate the Merger and the other Contemplated Transactions, other than the filing and recordation of the Certificate of Merger. This Agreement and the other Transaction Documents to which it is a party have been (or will be when executed and delivered on the Closing Date) duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties thereto, constitute a valid and legally binding obligation of Parent and Merger Sub, enforceable against them in accordance with their terms and conditions, subject to the Bankruptcy and Equity Exceptions.
5.4Non-contravention. Except for the filing of the Statement of Merger as required by the PAC, and the filings required under the HSR Act, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents, and the consummation of the Merger and the other Contemplated Transactions, will not (a) conflict with or violate any Law or Order to which Parent or Merger Sub is subject, (b) conflict with or violate any provision of the Organizational Documents of Parent or Merger Sub, or (c) conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets under, any material Contract of Parent or Merger Sub, except to the extent any such conflict, violation, breach or default as would not reasonably be expected to have a material adverse impact on Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions. Except for the filing of the Statement of Merger under the PAC and the filings under the HSR Act, Parent and Merger Sub do not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for Parent or Merger Sub to execute, deliver or perform this Agreement or the other Transaction Documents to which it is a party or to consummate the Merger or the other Contemplated Transactions.

5.5Brokers’ Fees. Neither Parent nor Merger Sub or any of their respective officers or directors, as applicable, has employed or retained any financial advisor, investment banker, broker or finder or incurred any liability for or an obligation to pay any broker’s fees, commissions or finder’s fees, in connection with this Agreement, the Merger or any other Contemplated Transactions.
5.6Litigation. As of the date hereof, there are no Proceedings pending (which, with respect to any investigation or inquiry is limited to the Parent’s and Merger Sub’s actual knowledge) against, or, to the actual knowledge of Parent and Merger Sub, threatened against, Parent or Merger Sub seeking to prevent or challenge the transactions provided for herein.
5.7Financing. Parent has, on the date hereof, and will have, as of the Effective Time, sufficient available funds necessary to consummate the Merger and the other Contemplated Transactions on the terms and subject to the conditions set forth herein. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Merger or any other Contemplated Transactions.
5.8Solvency of the Surviving Corporation. Immediately following the Effective Time and after giving effect to the Merger, and assuming the representations and warranties of the Company in ARTICLE IV are true and correct in all material respects, that the conditions to Closing set forth in ARTICLE VIII have been satisfied, and that any estimates, projections or forecasts of the Company provided to the Parent have been prepared in good faith based upon assumptions that continue to be reasonable as of the Closing, the Surviving Corporation will be Solvent. For purposes of this Agreement, “Solvent”, when used with respect to the Surviving Corporation, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under the debt instruments as a result of the Contemplated Transactions), (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged, (c) the Surviving Corporation will be able to pay its debts as they become absolute and matured, in the ordinary course of business, (d) the sum of its debt does not exceed the fair value of its assets and (e) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature in the ordinary course of business. The term “Solvency” shall have a correlative meaning. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation. For purposes of the definition of “Solvent,” “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.
5.9Investment Representation. Parent is acquiring the Company for its own account with the present intention of holding such securities of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Parent acknowledges that it is informed as to the risks of the Contemplated Transactions and of ownership of securities of the Surviving Corporation. Parent acknowledges that the securities of the Surviving Corporation have not been registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws and that the securities of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act of 1933 and the securities of the Surviving Corporation are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act of 1933, as amended, and any applicable state or foreign securities Laws.
5.10Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledge and agree that neither the Company, the Equityholders nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the Company in ARTICLE IV (as modified by the Company Disclosure Schedules) and, except in the event of actual and intentional fraud, Parent and Merger Sub are not relying on any other representations or warranties not expressly made by the Company in ARTICLE IV (as modified by the Company Disclosure Schedules). Each of Parent and Merger Sub acknowledge and agree that, except for the express representations and warranties contained in ARTICLE IV and except in the event of actual and intentional fraud, the assets and the business of the Company is being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Merger Sub further acknowledge that none of the Company, the Equityholders or any of their respective Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company, or any of the Equityholders or the Contemplated Transactions, including in respect of the Equityholders, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, material, statement, or other information, not expressly set forth in ARTICLE IV (as modified by the Company Disclosure Schedules) and, except in the event of actual and intentional fraud, none of the Company, the Equityholders or any of their respective Affiliates or any other Person will have or be subject to any objection or liability to Parent or the Surviving Corporation or any other Person resulting from the distribution to Parent or the Surviving Corporation or its representatives or Parent’s or Surviving Corporation’s use of, any such information, including any other publications or data room information provided to Parent or its representatives, or any other document or information in any form provided to Parent or its representatives in connection with the sale of the Company and the Contemplated Transactions. Each of Parent and Merger Sub acknowledge and agree that they have conducted to their satisfaction, their own independent investigation of the condition, operations and business of the Company. Each of Parent and Merger Sub acknowledge that they are informed and sophisticated Persons, and have engaged advisors experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledge and agree that none of the Company, the Equityholders or any of their respective Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any projections, forecasts, plans, estimates or budgets heretofore delivered to or made available to Parent, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company, and none of the Company, the Equityholders or any of their respective Affiliates or any other Person will have or be subject to any objection or Liability to Parent or the Surviving Corporation or any other Person resulting from the distribution to Parent or the Surviving Corporation or its representatives or Parent’s or Surviving Corporation’s or any of its representatives’ use of, any such information.
ARTICLE VI
PRE-CLOSING COVENANTS RELATING TO THE COMPANY
6.1Conduct of Business. Except as expressly contemplated by this Agreement, as set forth on Section 6.1 of the Company Disclosure Schedules or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing or the earlier termination of this Agreement pursuant to ARTICLE XI hereof, the Company covenants and agrees that:
(a)Except (y) to the extent any new or increased costs incurred would constitute Transaction Expenses or (z) as otherwise required by Law, existing Contract, or under any existing Employee Benefit Plan, the Company shall not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its current or former employees, directors, officers or independent contractors, other than in the ordinary course of business consistent with past practice, or (ii) enter into any employment, severance or compensation agreement with any employee, director, officer or independent contractor which provides for an annual base salary in excess of $100,000, or (iii) materially amend, or increase or accelerate the coverage or benefits under, or terminate or enter into a new Employee Benefit Plan.
(b)The Company shall conduct its business in all material respects according to its ordinary course of business in the same manner as heretofore conducted.
(c)The Company shall use its commercially reasonable efforts to preserve its rights, properties and assets in their present condition, repair and working order (normal depreciation and wear and tear excepted), and its Permits, and employee, independent contractor, supplier, customer and other business relationships.
(d)The Company shall not acquire, including by merging or consolidating with, or purchasing the assets or capital stock or other equity interest of, or in any other manner, any business or any corporation, partnership or other business organization or division thereof, or make any capital expenditures or commitments in an amount in excess of $100,000 in the aggregate, other than pursuant to existing Contracts;
(e)The Company shall not (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of capital stock of any class or other equity interests of the Company, or any securities convertible into any such shares or other equity interests, or any rights, warrants, calls, subscriptions or options to acquire any such shares, equity interests or convertible securities, except in connection with the exercise or acceleration of existing Company Options or Company Warrants in accordance with their terms; or (ii) repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company (including securities convertible into, or rights or options to acquire, capital stock or other equity interests of the Company).
(f)The Company shall not amend its Organizational Documents or form any Subsidiary or joint venture entity.
(g)The Company shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, subject to any Lien (other than a Permitted Lien), or otherwise dispose of, any of its assets other than (i) immaterial properties or assets (or immaterial portions of properties or assets) in the ordinary course of business consistent with past practice, and (ii) inventory in the ordinary course of business consistent with past practice.
(h)The Company shall not incur any indebtedness for borrowed money, except borrowings under existing lines of credit, guarantee any such indebtedness, or issue or sell any debt securities.

(i)From the Calculation Time through the Effective Time, the Company shall not use or transfer any cash or cash equivalents in order to make payment in respect of or discharge any Indebtedness or Transaction Expenses or pay any amounts to Shareholders (whether through a dividend, distribution or otherwise).
(j)The Company shall not (i) make or forgive any loans, advances or capital contributions to, or investments in, any Person, other than trade accounts receivable incurred in the ordinary course of business consistent with past practice, or (ii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness or other obligations of any other Person.
(k)The Company shall not adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.
(l)The Company shall not, except as required by applicable Law (i) enter into, terminate or materially amend, modify or supplement any Material Contract or (ii) waive, release, grant, assign or transfer any of its material rights or claims under any Material Contract.
(m)The Company shall (i) comply in all material respects with its obligations under the Material Contracts as such obligations become due and (ii) not cancel or terminate any Insurance Policy without renewal or replacement.
(n)The Company shall not enter into any new line of business or discontinue any line of business.
(o)The Company shall not (i) change any material accounting policies, practices or procedures (including material Tax accounting policies, practices and procedures), except as required by applicable Law or GAAP, (ii) revalue in any material respect any of its assets (including writing down or writing off any notes or accounts receivable in any material manner), except as required by GAAP or (iii) make or change any material Tax election, make or change any material method of accounting with respect to Taxes except as required by applicable Law, settle or compromise any material Tax liability or file any Tax Return (or amendment to a Tax Return) that would materially increase the Tax Liability of the Company after the Closing.
(p)The Company shall not (A) commence, cancel, compromise or settle any Proceeding requiring or reasonably expected to require a cash payment in excess of One Hundred Thousand Dollars ($100,000) or (B) commence, cancel, compromise or settle any Proceeding (i) with any Governmental Authority or (ii) that results in, or could reasonably be expected to result in, the imposition of any material restrictions upon the Company’s business (including any Proceeding involving injunctive or equitable relief against the Company).
(q)The Company shall not agree or commit to take any of the foregoing actions prohibited by this Section 6.1.
Notwithstanding anything to the contrary in this Agreement, prior to the Closing, nothing in this Agreement shall, (i) except as set forth in Section 6.1(i) above or as would cause the Closing Cash on Hand to be less than the Target Cash Amount, prohibit or otherwise restrict the Company from declaring and paying any dividends or distributions of cash and cash equivalents or from repaying any Indebtedness or paying any Transaction Expenses, and (ii) give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing.

6.2Consents; Filings; Etc.
(a)The Company shall use its reasonable best efforts to obtain prior to the Closing such consents of third parties and to give notices to third parties to avoid the breach or termination of any Contract between the Company and any third party; provided, that the failure to obtain such waivers and consents shall not, in and of itself, be a breach of this Section 6.2(a) or give rise to the failure of any condition to Closing set forth in ARTICLE VIII, except to the extent expressly required in ARTICLE VIII. Furthermore, the Company shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things (including the satisfaction (but not waiver) of the conditions set forth in Section 8.1 and Section 8.2) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including using its reasonable best efforts to take all actions necessary, proper and advisable to obtain any required approval, consent, registration, Permit, authorization or other confirmation from any Governmental Authority with respect to the Contemplated Transactions and to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Contemplated Transactions. If a Proceeding is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality, or seeking to restrain the consummation of the Merger or the other Contemplated Transactions, the Company shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such Proceeding.
(b)In addition to and without limiting the foregoing, the Company undertakes and agrees to take all actions necessary to file as soon as practicable, and in any event not later than the fifth (5th) Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any notifications required to be filed under any applicable foreign antitrust and competition Law, with respect to the Contemplated Transactions. The Company shall provide Parent with drafts of such filings and notifications prior to making any such filing or application, and shall afford Parent the opportunity to comment on and shall consider in good faith the comments of Parent on such drafts. The Company shall (x) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (y) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition Laws to terminate or expire at the earliest possible date and in any event prior to the End Date, and (z) consult with and cooperate with Parent, and consider in good faith the views of Parent, in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other applicable antitrust or competition Law. The Company shall not withdraw the initial filing under the HSR Act, regardless of whether it intends to re-file such filing, and shall not enter into any agreement with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice or any similar foreign agency with responsibility for applicable antitrust and competition Law not to consummate the Contemplated Transactions, in each case without the prior written consent of Parent.
(c)The Company shall (A) promptly notify Parent of any material communication to the Company or its Affiliates from any Governmental Authority and, subject to applicable Law, permit Parent to review in advance any proposed material communication to any of the foregoing (and consider in good faith the views of Parent in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority, give Parent the opportunity to attend and participate thereat; (C) to the extent permitted by Law, furnish Parent with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof)

between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; and (D) keep Parent reasonably informed with respect to the status of any substantive submission or filing to any Governmental Authority.
(d)In the event that any Governmental Authority issues, or threatens to issue, a Second Request for Information, or any Governmental Authority or other Person institutes, or threatens to institute, any Proceeding challenging the validity or legality of, or seeking to restrain the consummation of, the Merger or the other Contemplated Transactions, then all costs and expenses (including legal fees and expenses) incurred by the Parties, or by the Company or the Equityholders, in connection with such Second Request for Information or Proceeding shall be borne fifty percent (50%) by the Company.
6.3Publicity. Unless required by applicable Law (in which case, to the extent permitted by applicable Law, the Company shall provide Parent with reasonable advance written notice and the opportunity to review and comment), the Company and Representative shall not, and shall not permit their representatives or advisors to, issue any press release or make any public announcement relating to this Agreement or the subject matter of this Agreement without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, following Closing and only after the public announcement of the Merger, if any, the Representative shall be permitted to announce that it has been engaged to serve as the Representative in connection herewith as long as such announcement does not disclose any of the other terms of this Agreement or the Contemplated Transactions.
6.4Access. The Company will permit Parent and its authorized representatives (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, books, records (including Tax records), contracts and documents of or pertaining to the Company and to the Company’s executive officers and designated representatives and, upon the Company’s prior written consent, other Company personnel; provided, however that, without the prior written consent of the Company, which consent may be withheld, for any reason in the sole and absolute discretion of the Company, Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company. All requests for such access shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”). Parent shall comply with, and shall cause its representatives to comply with, all of their obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.4, which Confidentiality Agreement will remain in full force and effect until the Effective Time.
6.5Sensitive Information. Notwithstanding the obligations set forth in this ARTICLE VI to the contrary, the Company may withhold from Parent and Merger Sub (x) any document or information that the Company is prohibited from disclosing pursuant to the terms of a confidentiality agreement with a third party, (y) any document or information regarding the Company’s entry into or conducting of a competitive sale process prior to the execution of this Agreement or (z) such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, would reasonably result in antitrust difficulties between the Company and Parent or any of their respective Affiliates. If any information is withheld from Parent or Merger pursuant to the preceding sentence, the Company shall, if permitted by applicable Law, inform Parent as to the general nature of what is being withheld.
6.6Required Shareholder Approval. The Company shall deliver to Parent evidence of the Required Shareholder Approval promptly (but in any event no later than twenty-four (24) hours after the execution of this Agreement) after the due execution and delivery of this Agreement. In connection with the Required Shareholder Approval, the Company shall take all actions necessary to comply with the PAC and the Organizational Documents of the Company.
6.7Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE XI, the Company and its officers, directors, employees, Affiliates or representatives (including, without limitation, any of its investment bankers, attorneys, accountants or other advisors) shall not, directly or indirectly, take any action to solicit, encourage, initiate or engage in discussions or negotiations with, offers or proposals from, or provide any information to, or otherwise cooperate with, any Person (in each case, other than Parent, Merger Sub or any of their Affiliates) concerning any Alternative Transaction or enter into any agreement, arrangement or understanding with respect to an Alternative Transaction. “Alternative Transaction” shall mean any of the following involving the Company (other than those involving Parent, Merger Sub or any of their Affiliates): (a) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization or other similar transaction involving the Company; (b) any direct or indirect sale, lease, exchange, transfer or other similar disposition of any assets of the Company, other any sale of assets in the ordinary course of business consistent with past practice or any sale of immaterial assets; (c) any acquisition of any of the outstanding equity interests of the Company; (d) any other transaction that would have the effect of limiting the Merger; or (e) the announcement of an intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company shall immediately (and in any event within one Business Day of learning of the relevant information) notify Parent if any Person makes any proposal, offer, inquiry or contact with respect to any Alternative Transaction, together with, to the extent not prohibited by any confidentiality obligations, the details of such proposal, offer, inquiry or contact and the identity of the potential purchaser.
6.8Notice of Developments. Prior to the Closing, the Company shall promptly notify Parent in writing of any matter first occurring after the date of this Agreement that causes the conditions to Closing set forth in Sections 8.2(a), 8.2(d) or 8.2(e) to fail to be satisfied. For the avoidance of doubt, neither the Company nor Representative shall be required or permitted to provide notification of any matter other than matters first occurring after the date hereof that causes the conditions to Closing set forth in Sections 8.2(a), 8.2(d) or 8.2(e) to fail to be satisfied.
ARTICLE VII
COVENANTS RELATING TO PARENT AND MERGER SUB
7.1Filings; Consents; Etc.
(a)Parent shall use its reasonable best efforts to take care or cause to be taken all actions and to do or cause to be done all things (including the satisfaction (but not the waiver) of the conditions set forth in Section 8.1 and Section 8.3) that are necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, Contemplated Transactions, including using its reasonable best efforts to take all actions necessary, proper and advisable to obtain any required approval, consent, registration, Permit, authorization or other confirmation from any other Governmental Authority with respect to the Contemplated Transactions and to avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the consummation of the Contemplated Transactions. If a Proceeding is threatened or instituted by any Governmental Authority or other Person challenging the validity or legality, or seeking to restrain the consummation of the Merger or the other Contemplated Transactions, Parent shall use its reasonable best efforts to avoid, resist, resolve or, if necessary, defend such Proceeding.
(b)In addition to and without limiting the foregoing, Parent undertakes and agrees to take all actions necessary to file as soon as practicable, and in any event not later than the fifth (5th) Business Day after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice

and any notifications required to be filed under any applicable foreign antitrust and competition Law, with respect to the Contemplated Transactions. Parent shall provide the Company with drafts of such filings and notifications prior to making any such filing or application, and shall afford the Company the opportunity to comment on and shall consider in good faith the comments of the Company on such drafts. Parent shall (x) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, (y) use its reasonable best efforts to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust and competition Laws to terminate or expire at the earliest possible date and in any event prior to the End Date and (z) consult with and cooperate with the Company, and consider in good faith the views of the Company, in connection with any analysis, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other applicable antitrust or competition Law. Parent shall not withdraw the initial filing under the HSR Act, regardless of whether it intends to re-file such filing, and shall not enter into any agreement with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice or any similar foreign agency with responsibility for applicable antitrust and competition Law not to consummate the Contemplated Transactions, in each case without the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall not be obligated to divest of any assets or hold separate any assets, initiate any Proceeding, agree to any limitations on the operation of its business, or take other similar measures in connection with any demand for such action by a Governmental Authority as a pre-condition to the approval of the Contemplated Transactions by any such Governmental Authority.
(c)Parent shall (A) promptly notify the Company of any material communication to Parent or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the Company to review in advance any proposed material communication to any of the foregoing (and consider in good faith the views of the Company in connection therewith); (B) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the Company in advance and, to the extent permitted by such Governmental Authority, give the Company the opportunity to attend and participate thereat; (C) to the extent Permitted by Law, furnish the Company with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement; and (D) keep the Company reasonably informed with respect to the status of any substantive submission or filing to any Governmental Authority.
(d)In the event that any Governmental Authority issues, or threatens to issue, a Second Request for Information, or any Governmental Authority or other Person institutes, or threatens to institute, any Proceeding challenging the validity or legality of, or seeking to restrain the consummation of, the Merger or the other Contemplated Transactions, then all costs and expenses (including legal fees and expenses) incurred by the Parties, or by the Company or the Equityholders, in connection with such Second Request for Information or Proceeding shall be borne fifty percent (50%) by Parent.
7.2Publicity. Unless required by applicable Law (in which case, to the extent permitted by applicable Law, Parent shall provide the Company with reasonable advance written notice and the opportunity to review and comment), Parent shall not and shall not permit its representatives or advisors to, issue any press release or make any public announcement relating to this Agreement or the subject matter of this Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, Purchaser and its Affiliates may disclose the execution of this Agreement and the consummation of the Transactions (in which case, to the extent permitted by applicable Law, Parent shall provide the Company with reasonable advance written notice and the opportunity to review and comment) and use the Company’s name and logo in such communications to its current or prospective investors, lenders or affiliates.
7.3Access. Prior to the Closing Date, other than the Designated Contacts, neither Parent nor any of its Affiliates or any of their respective representatives shall contact any employee (except as set forth in Section 6.4), customer, supplier, landlord, lender or other material business relation of any of the Company with respect to the Contemplated Transactions without the prior written consent of the Company.
7.4Notice of Developments. Prior to the Closing, Parent shall promptly notify the Company in writing of any matter first occurring after the date of this Agreement that causes the conditions to Closing set forth in Section 8.3(a) to fail to be satisfied.
ARTICLE VIII
CONDITIONS PRECEDENT TO THE CLOSING
8.1Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the Contemplated Transactions will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Party whose obligations to consummate the Contemplated Transactions are subject thereto:
(a)No Legal Prohibition. No Law or Order shall be enacted, promulgated, entered or enforced by any court or other Governmental Authority that is in effect and has the effect of (A) prohibiting or enjoining the consummation by any Party of the Contemplated Transactions or (B) making the Closing illegal.
(b)HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.
(c)Required Shareholder Approval. The Required Shareholder Approval shall have been obtained.
8.2Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Contemplated Transactions will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:
(a)Accuracy of Representations and Warranties; Performance of Covenants. (i) the representation and warranty contained in Section 4.8(b) shall be true and correct in all respects, (ii) each of the representations and warranties of the Company contained in Sections 4.1, 4.2, 4.3 and 4.5 shall be true and correct in all but de minimis respects, and (iii) each of the representations and warranties of the Company contained in ARTICLE IV (other than those listed in clause (i) or (ii) of this Section 8.2(a)) shall be true and correct in all respects (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect, in each case as of the Closing with the same force and effect as though made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period). The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Company at or prior to the Closing.
(b)Certificate. Parent shall have received a certificate from the Company, dated as of the Closing Date and executed by an executive officer of the Company, certifying the fulfillment of the conditions set forth in Section 8.2(a) and 8.2(d).
(c)Closing Deliverables. The Company shall have delivered or caused to be delivered each of the items required to be delivered at the Closing pursuant to Section 9.1.
(d)No MAE. Since the date hereof, no Material Adverse Effect shall have occurred.
(e)Dissenting Shares. The total number of Dissenting Shares with respect to which Dissenting Stockholders have properly exercised their appraisal rights under the PAC, and have not withdrawn or otherwise lost such rights with respect to such Dissenting Shares as of immediately prior to the Effective Time, is not greater than ten percent (10%) of the Company Shares.
8.3Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the Contemplated Transactions will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Company:
(a)Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Parent and Merger Sub contained in ARTICLE V of this Agreement shall be true and correct in all respects (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) as of the Closing with the same force and effect as though made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need be accurate only as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Contemplated Transactions. Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Closing.
(b)Certificate. The Company shall have received a certificate from Parent and Merger Sub, dated as of the Closing Date and executed by an executive officer of Parent and Merger Sub, certifying the fulfillment of the conditions set forth in Section 8.3(a).
(c)Closing Deliverables. Parent shall have delivered or caused to be delivered each of the items required to be delivered at the Closing pursuant to Section 9.2.
8.4Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.1 (Conditions Precedent to Each Party’s Obligations) or Section 8.2 (Conditions Precedent to Obligations of Parent and Merger Sub) to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.1 (Conditions Precedent to Each Party’s Obligations) or Section 8.3 (Conditions Precedent to Obligations of the Company) to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX
CLOSING
9.1Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent:
(a)Secretary’s Certificate. A certificate of its Secretary certifying: (i) the articles of incorporation and bylaws of the Company as in effect immediately prior to the Closing, and (ii) complete and correct copies of the resolutions of the board of directors of the Company, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Merger and the other Contemplated Transactions;
(b)Closing Certificate. The certificate required by Section 8.2(b);
(c)Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to the Company, issued by the Pennsylvania Department of State;
(d)Escrow Agreement. A counterpart to the Escrow Agreement, duly executed by the Representative;
(e)Paying Agent Agreement. A counterpart to the Paying Agent Agreement, duly executed by the Company, the Representative and the Paying Agent;
(f)FIRPTA Certificate and Notice. A certification of the Company, under penalties of perjury, stating that interests in the Company are not and have not been during the relevant time period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest”, as defined in Section 897(c)(2) of the Code, and a notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company;
(g)Payoff Letters. Payoff letters in respect of all Closing Indebtedness listed on Schedule 9.1(g), if any, in form and substance reasonably satisfactory to Parent. The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that the Company has discharged all Liens on the Company’s rights, properties and assets, other than (i) Permitted Liens and (ii) Liens that are to be discharged upon payment of the amounts set forth in the payoff letters;
(h)Termination of Specified Agreements. Evidence of the termination, effective as of the Closing, of those agreements set forth on Schedule 9.1(h), in form and substance reasonably satisfactory to Parent;
(i)Restrictive Covenant Agreement. A Restrictive Covenant Agreement, substantially in the form attached as Exhibit H hereto, duly executed by each Shareholder set forth on Schedule 9.1(i);
(j)Consents. Evidence of receipt of each consent or provision of sufficient notice, in each case as set forth on Schedule 9.1(j);
(k)401(k) Plan. Evidence of the valid termination of the Company’s 401(k) plan, in form and substance satisfactory to Parent;

(l)Domain Name Transfer. Evidence that each domain name used by the Company and owned by a third party and listed on Section 4.13(a) of the Company Disclosure Schedules (including those owned by Cognate Consultants, LLC) has been transferred to the Company, in form and substance reasonably satisfactory to Parent; and
(m)Termination of Employment. Evidence that the Company has terminated the employment of Frank Gallagi, Michael Daley and David Toledo (the “Non-Retained Employees”) effective as of or prior to the Closing, in form and substance reasonably satisfactory to Parent (including receipt of a release of claims by each Non-Retained Employee).
9.2Deliveries by Parent and Merger Sub. At or prior to the Closing, Parent will deliver or cause to be delivered to the Company, the Representative or the Paying Agent, as applicable:
(a)Closing Payments. Payment of the payments as provided in Section 3.1 (including the Merger Consideration, Indebtedness Payoff Amounts, Transaction Expenses, Escrow Amount and the Representative Holdback Amount);
(b)Board Resolutions. A copy of the resolutions of the boards of directors of each of Parent and Merger Sub, certified by their respective Secretaries as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by Parent and Merger Sub of the Contemplated Transactions;
(c)Certificate. The certificate required by Section 8.3(b);
(d)Good Standing Certificate. A certificate of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to each of Parent and Merger Sub, issued by the Secretary of State of the State of Delaware and the Commonwealth of Pennsylvania, respectively;
(e)Escrow Agreement. A counterpart to the Escrow Agreement, duly executed by Parent and the Escrow Agent; and
(f)Paying Agent Agreement. A counterpart to the Paying Agent Agreement, duly executed by Parent.
ARTICLE X
POST-CLOSING COVENANTS
10.1Tax Matters.
(a)Transfer Taxes. All Transfer Taxes applicable to, imposed upon or arising out of the Merger shall be borne by Parent. Parent shall indemnify and hold the Equityholders and the Representative harmless from such Taxes to the extent imposed on the Equityholders or the Representative. Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties (other than the Representative) will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)No Section 338 Election.  None of Parent, Merger Sub, the Company or any of their Affiliates shall make (or cause to be made) any election under Section 338 of the Code (or any similar provision of applicable Law) with respect to the Merger or the other Contemplated Transactions.

(c)Tax Refunds. Any refunds (including any similar offset or credit against Taxes in lieu of a refund) of Taxes paid by the Company with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date that are received by Parent or the Company after the Closing Date, including any credits that the Surviving Corporation is entitled to under the CARES Act (any such refund, a “Pre-Closing Tax Refund”), other than any such refund that is taken into account in the calculation of Indebtedness and resulted in an increase in the Merger Consideration (as adjusted pursuant to Section 3.2), shall be for the account of the Equityholders, and Parent and the Company shall, within fifteen (15) days after receipt thereof, pay or cause to be paid the amount of the such Pre-Closing Tax Refund (less any costs incurred by the Parent or the Company, including any reasonable advisor fees, in obtaining such refund) as follows: (x) the portion of the Pre-Closing Tax Refund equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of the Pre-Closing Tax Refund to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Pre-Closing Tax Refund pursuant to the Paying Agent Agreement, and (y) the portion of the Pre-Closing Tax Refund equal to the aggregate Employee Optionholders’ Pro Rata Share of the Pre-Closing Tax Refund, to the account designated by the Surviving Corporation, for further payment to each such Optionholder of such Optionholder’s Pro Rata Share of the Pre-Closing Tax Refund in accordance with normal payroll practices and subject to applicable Tax withholdings. Parent shall use its commercially reasonable efforts to obtain such refunds, it being understood that (i) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities, (ii) Parent and the Company shall prepare and file Tax Returns for any taxable period ending on or prior to the Closing Date no later than thirty (30) days after the end of such period and (iii) the Representative will reasonably cooperate with the matters described in items (i) and (ii). Parent shall not, and shall cause the Company not to, take any action to the extent such action could result in a decrease to any Pre-Closing Tax Refund to which the Equityholders are entitled to pursuant to this Section 10.1(c). Notwithstanding the foregoing, Section 10.1(g)(iii) shall be the controlling provision governing any Pre-Closing Tax Refunds to be received by the Surviving Corporation in connection with filing amended Pennsylvania income Tax Returns and/or Pennsylvania claims for refund as contemplated by Section 10.1(g)(iii).
(d)Carryover Tax Benefits. If (i) the Company has any net operating loss, including arising from any Transaction Tax Deduction, or any tax credit carryforwards (including but not limited to research and development tax credits and other applicable U.S. federal, state, local and foreign tax credits) that is not used in the taxable period of the Company ending on the Closing Date, or if there is a deduction described in proviso (a) through (f) of the definition of Transaction Tax Deduction but is not permitted under Law on a “more likely than not” or higher confidence level to be deducted by the Company in the taxable period of the Company ending on the Closing Date (and therefore cannot be deducted on the income Tax Return of the Company in the taxable period of the Company ending on the Closing Date as contemplated by the definition of Transaction Tax Deduction) but such amount is deductible in a taxable period thereafter (a “Carryover Tax Benefit”) and (ii) if the “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) that includes the Surviving Corporation for the taxable period that starts on the day after the Closing Date and ends at the end of the taxable year or the next taxable year thereafter recognizes any Carryover Tax Benefit in such taxable periods (on a “with and without basis,” meaning that such Carryover Tax Benefit is the last deduction (with the exception of the deduction described in Section 12.3(d)(iii)), net operating loss or credit used by such group), the Parent shall, within fifteen (15) days after the due date, as extended, for such taxable period, pay or cause to be paid an amount equal to the value of the Carryover Tax Benefit (based on the marginal federal and state/local tax rate of such group) (the “Carryover Tax Benefit Amount”) as follows: (x) the portion of the Carryover Tax Benefit Amount equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of the Carryover Tax Benefit Amount to

the account designated by the Paying Agent in accordance with the Paying Agent Agreement for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Carryover Tax Benefit Amount pursuant to the Paying Agent Agreement, and (y) the portion of the Carryover Tax Benefit Amount equal to the aggregate Employee Optionholders’ Pro Rata Share of the Carryover Tax Benefit Amount to the account designated by the Surviving Corporation for further payment to each such Optionholder of such Employee Optionholder’s Pro Rata Share of the Carryover Tax Benefit Amount in accordance with normal payroll practices and subject to applicable Tax withholdings. Notwithstanding the foregoing, if as a result of any audit by any Governmental Authority (the defense of which Parent shall control) such consolidated group is required to pay any Tax with respect to a Carryover Tax Benefit Amount on or prior to the two (2) year anniversary of the date that payment of such Carryover Tax Benefit Amount was made to the Shareholders, Warrantholders and Optionholders, such consolidated group shall be permitted to recover the Carryover Tax Benefit Amount on a several basis from the Shareholders, Warrantholders and Optionholders based on the payment to each such Person pursuant to this Section 10.1(d) (with the understanding that the maximum recoverable amount, in the aggregate, under this last sentence of this Section 10.1(d) shall be the amount of the Carryover Tax Benefit previously paid to the Shareholders, Warrantholders and Optionholders, and the maximum recoverable amount from each Shareholder, Warrantholder and Optionholder, individually, under this this last sentence of this Section 10.1(d) shall be the amount of the Carryover Tax Benefit previously paid to such Shareholder, Warrantholder or Optionholder).
(e)Records.  The Company shall retain all books and records with respect to tax matters pertinent to the Company relating to any taxable periods and shall abide by all record retention agreements entered into with any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax, and shall give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that taxable period, and if the Representative so requests, the Company shall allow the Representative to take possession of such books and records rather than destroying or discarding such books and records.
(f)Closing of Tax Period.  The Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all tax purposes, and the Surviving Corporation shall join Parent’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date. The Parties agree that Parent and its Affiliates and the Company shall not make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of applicable Law).
(g)Voluntary Disclosure Process.
(i)Following the Closing Date, the Surviving Corporation will promptly initiate the process (the “Voluntary Disclosure Process”) for entering into a Voluntary Disclosure Agreement in any jurisdiction where the Surviving Corporation has a liability for Special Indemnified State Taxes (each, a “Designated Jurisdiction”). The Surviving Corporation shall notify the applicable Designated Jurisdiction in the manner prescribed by the Designated Jurisdiction indicating the intention of the Surviving Corporation to enter into a Voluntary Disclosure Agreement.
(ii)In the event that the Surviving Corporation is not eligible to commence a Voluntary Disclosure Process, the Designated Jurisdiction does not offer or otherwise provide for a Voluntary Disclosure Process, or a Designated Jurisdiction informs the Surviving Corporation that it is not eligible to enter into a Voluntary Disclosure Agreement, then the Surviving Corporation shall file Tax Returns (including amended Tax Returns) for any necessary taxable period to report and pay the proper Special Indemnified State Taxes, but only to the extent that such taxable period has not been closed by the applicable statute of limitations (the “Amended Tax Return Process” and together with the Voluntary

Disclosure Process, the “State Tax Resolution Process”). Any such Tax Returns for the years covering the Special Indemnified State Taxes shall be prepared at the direction of the Parent, with the Equityholder Apportioned Costs and Expenses associated with the preparation of such Tax Returns being paid solely out of the Indemnity Escrow Funds and the remainder of any costs being borne by the Surviving Corporation (without recourse from the Equityholders). Following the Closing, the Surviving Corporation shall provide the Representative with copies of drafts of any such Tax Returns as soon as is reasonably practicable after such Tax Returns have been prepared. The Representative shall have twenty (20) days to provide comments on such Tax Returns, and the Surviving Corporation shall accept all reasonable comments received from the Representative. As soon as reasonably practicable after the Tax Returns have been finalized, the Surviving Corporation shall file such Tax Returns.
(iii)After the Closing Date (to the extent not already completed by the Company prior to the Closing), the Surviving Corporation shall, with the Equityholder Apportioned Costs and Expenses being paid solely out of the Indemnity Escrow Funds and the remainder of any costs being borne by the Surviving Corporation (without recourse from the Equityholders), file amended Pennsylvania corporate income Tax Returns and/or claims for refunds (including a claim for refund on an originally-filed 2021 Pennsylvania corporate income Tax Return) to revise (or in the case of 2021, to originally report) the Company’s Pennsylvania apportionment formula so that such apportionment formula reflects in the numerator of the formula only Pennsylvania destination sales for the taxable periods ended December 31, 2018, December 31, 2019 or December 31, 2021. The filing of such Tax Returns and/or claims for refunds (to the extent not already completed by the Company prior to the Closing) shall be on a timeline that is consistent with the overall Voluntary Disclosure Process (except that the 2021 Tax Return shall be timely filed by the due date of such Tax Return, and the Surviving Corporation shall use commercially reasonable efforts to claim all Tax refunds prior to the expiration of the statute of limitations). Any refunds (including any similar offset or credit against Taxes in lieu of a refund) of Taxes (including, for clarity, as a result of any overpayments by the Company of Pennsylvania corporation income Tax for the 2021 Tax year) (“Pennsylvania Tax Refunds”) received by the Surviving Corporation as a result of such amended Pennsylvania Tax Returns and/or claims for refund shall be for the account of the Equityholders, and Parent and the Company shall, within fifteen (15) days after receipt thereof, pay or cause be paid the amount of such Pennsylvania Tax Refunds as follows: (x) the portion of the Pennsylvania Tax Refunds equal to the aggregate Shareholders’, Non-Employee Optionholders and Warrantholders’ Pro Rata Share of the Pennsylvania Tax Refunds to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of the Pennsylvania Tax Refunds pursuant to the Paying Agent Agreement, and (y) the portion of the Pennsylvania Tax Refunds equal to the aggregate Employee Optionholders’ Pro Rata Share of the Pennsylvania Tax Refunds, to the account designated by the Surviving Corporation, for further payment to each such Employee Optionholder of such Employee Optionholder’s Pro Rata Share of the Pennsylvania Tax Refunds in accordance with normal payroll practices and subject to applicable Tax withholdings. Parent and the Surviving Corporation shall use their commercially reasonable efforts to obtain such Pennsylvania Tax Refunds, it being understood that any such Pennsylvania Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities. Parent shall not, and shall cause the Company not to, take any action to the extent such action could result in a decrease to any Pennsylvania Tax Refunds to which the Equityholders are entitled to pursuant to this Section 10.1(g)(iii). In the event that the Commonwealth of Pennsylvania denies any such Pennsylvania Tax Refunds, the Surviving Corporation shall notify the Representative of such denial within five (5) days after written receipt thereof. At the written request of the Representative, the Surviving Corporation shall appeal (administratively and/or in court) any such denial, at the sole cost and expense of the Representative, provided that it is commercially reasonable to appeal such denial taking into the consideration the anticipated costs of the appeal, the likelihood of success of the appeal, and the expected Pennsylvania Tax Refund that may be received upon appeal.

(iv)The Surviving Corporation, under the control of the Parent, shall direct and control the State Tax Resolution Process on behalf of the Surviving Corporation, with the Equityholder Apportioned Costs and Expenses being paid solely out of the Indemnity Escrow Funds and the remainder of any costs being borne by the Surviving Corporation (without recourse from the Equityholders); provided, however,
(A)following the Closing, Representative shall approve in writing (not to be unreasonably withheld, conditioned or delayed) the engagement of any professional or firm that, in the aggregate, is reasonably expected to invoice the Surviving Corporation (or Parent) fees in excess of $10,000 during the course of the State Tax Resolution Process for any one Designated Jurisdiction;
(B)Representative shall be entitled to participate in the State Tax Resolution Process, at its sole cost and expense. Such participation right shall include the right to receive copies of any written correspondence or written submissions made on behalf of the Surviving Company or received in connection with such State Tax Resolution Process; and
(C)The Surviving Corporation shall not settle, conclude or otherwise finalize the State Tax Resolution Process without the written consent of the Representative, such consent not to be unreasonably withheld, conditioned or delayed.
(v)Following the Closing, the Representative shall use commercially reasonable efforts to promptly provide any necessary information and documents in its possession to the Surviving Corporation so that the Surviving Corporation can negotiate, finalize and enter into a Voluntary Disclosure Agreement with such Designated Jurisdiction or can prepare the Tax Returns required as part of the Amended Return Tax Return Process, and as otherwise is necessary to commence, administer and finalize the State Tax Resolution Process.
(vi)Any Special Indemnified State Taxes that are assessed on the Surviving Corporation, together with the Equityholder Apportioned Costs and Expenses (with the remainder of any reasonable out-of-pocket costs being borne by the Surviving Corporation, without recourse from the Equityholders) incurred by the Surviving Corporation, in each case, during the period beginning on the Closing Date and ending on the three (3) year anniversary of the Closing Date, shall be paid by the Equityholders solely out of the Indemnity Escrow Funds.
(vii)For purposes of this Agreement, the “Equityholder Apportioned Costs and Expenses” shall mean all reasonable out-of-pocket costs and expenses of requesting, preparing, filing, negotiating and finalizing the State Tax Resolution Process that is apportioned to the Equityholders determined as follows:
(A)For a Voluntary Disclosure Process or an Amended Tax Return Process that covers solely Special Indemnified State Taxes (and no other Taxes), 100% of any such reasonable out-of-pocket costs and expenses;
(B)For a Voluntary Disclosure Process or Amended Tax Return Process that covers both Special Indemnified State Taxes and Taxes that are not Special Indemnified State Taxes, the percentage of any such reasonable out-of-pocket costs and expenses determined by dividing the Special Indemnified State Taxes that are the subject of the Voluntary Disclosure Process or Amended Tax Return Process by all the Taxes that the subject of the Voluntary Disclosure Process or Amended Tax Return Process; and

(viii)Except as otherwise expressly set forth in the foregoing provisions of this Section 10.1(g), without the prior written consent of the Representative, the Parent and Surviving Corporation shall not take any action after the Closing with respect to the payment of a Tax, the filing of a Tax Return (including the filing of a Tax Return in a manner that is inconsistent with the past practice of the Company), the settlement of a Tax dispute, the extension of a statute of limitation, the commencement of a voluntary disclosure, entering into a transaction on the Closing Date but after the Closing that is outside the ordinary course of business, or the making of or changing a Tax election for a taxable period (or portion thereof) ending on or prior to the Closing Date, if such action could reasonably be expected to result in an increase in any Special Indemnified State Taxes.
(h)Preparation of Tax Returns; Other Tax Covenants. The Surviving Corporation, at the direction and control of the Parent, shall control the preparation of all Tax Returns filed after the Closing Date for the Company or the Surviving Corporation that relates to a taxable period (or portion thereof) ending on or before the Closing Date. All reasonable out-of-pocket costs and expenses of preparing and filing such Tax Returns (including any professional fees and expenses in connection therewith incurred by the Company or any Subsidiary) during the period beginning on the Closing Date and ending on the two (2) year anniversary of the Closing Date shall be paid by the Equityholders solely out of the Indemnity Escrow Funds. The Parent shall provide the Representative with a copy of any such Tax Return at least thirty (30) days prior to the due date, as extended, for any taxable period or portion thereof on or before the Closing Date. The Representative shall have twenty (20) days to provide comments on such Tax Returns, and the Parent shall consider in good faith all reasonable comments received. The Parent shall be able to timely file all Tax Returns in any circumstance. Except as otherwise expressly set forth in Section 10.1(g), without the prior written consent of the Representative, the Parent and Surviving Corporation shall not take any action after the Closing and prior to the settlement of the Adjustment Amount under Section 3.2 with respect to the payment of a Tax, the filing of a Tax Return (including the filing of a Tax Return in a manner that is inconsistent with the past practice of the Company), the settlement of a Tax dispute, the extension of a statute of limitation, the commencement of a voluntary disclosure, entering into a transaction on the Closing Date but after the Closing that is outside the ordinary course of business, or the making of or changing a Tax election for a taxable period (or portion thereof) ending on or prior to the Closing Date, if such action could reasonably be expected to result in a reduction in the Merger Consideration under Section 3.2. This Section 10.1(h) shall not apply to the Special Indemnified State Tax Matters, the resolution of which shall be governed by Section 10.1(g).
10.2Director and Officer Liability and Indemnification.
(a)For a period of six (6) years after the Closing, Parent shall not, and shall ensure that the Company does not, amend, alter, repeal or modify any provision in the Company’s Organizational Documents, or in any individual indemnity agreements listed on Section 4.20 of the Company Disclosure Schedules, relating to the exculpation or indemnification of any officers and directors of the Company prior to Closing in any way that adversely affects the indemnification or exculpation provided therein with respect to the period prior to the Effective Time (unless required by Law), it being the intent of the Parties that the employees, officers and directors of the Company who were officers and directors of the Company prior to the Closing (each, a “D&O Indemnified Person”) shall continue to be entitled to such exculpation and indemnification with respect to the period prior to the Effective Time to the extent currently provided for in the Company’s Organizational Documents any individual indemnity agreements listed on Section 4.20 of the Company Disclosure Schedules. Notwithstanding anything to the contrary, no D&O Indemnified Person shall have any rights with respect to advancement, indemnification, contribution or other recovery of any kind from Parent, the Surviving Corporation, or any of their respective Affiliates, in respect of any matter for which a Parent Indemnified Person has a claim for indemnification against such D&O Indemnified Person pursuant to ARTICLE XII that would result in a circular recovery; provided, however, that such D&O Indemnified Person shall be entitled to any rights arising under the D&O Tail Policy with respect thereto.
(b)At the Closing, the Company shall obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons as direct beneficiaries, with a claims period of at least six (6) years from the Closing Date, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance and in an amount and scope at least as favorable as the Company’s existing policies, with respect to matters existing, occurring or arising at or prior to the Closing Date. The cost of such tail policy or policies(the “D&O Tail Expense”) will be borne by the Company as a Transaction Expense. Parent shall not, and shall cause the Surviving Corporation not to, cancel or change such insurance policies in any manner adverse to the D&O Indemnified Persons.
(c)In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the applicable obligations set forth in this Section 10.2. The applicable provisions of this Section 10.2 shall survive the consummation of the Merger and are expressly intended to benefit each of the D&O Indemnified Persons.
10.3Preservation of Records. Parent shall, and shall cause the Surviving Corporation to, preserve and keep the records held by them relating to the business of the Company prior to the Closing for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records available to the Representative or any Equityholder, as may be reasonably required by such party in connection with, among other things, any insurance claims by, Proceedings or tax audits against or governmental investigations of the Equityholders, any of their Affiliates or any of their respective employees; provided, however¸ Parent shall have the right to destroy any records if it first offers custody of such records to Representative in writing. Following the Effective Time, Parent will give the Equityholders reasonable access during Parent’s regular business hours upon reasonable advance notice and under reasonable circumstances to books and records transferred to Parent to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of the Equityholders or their Affiliates in respect of periods ending on or prior to Effective Time, or in connection with any Proceeding; provided, that such access shall be subject to the terms of a confidentiality agreement with customary provisions to be entered into between the applicable Equityholders and Parent prior to the provision of such books and records. The Equityholders shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 10.3.
10.4Employee Matters.
(a)For a period of twelve (12) months following the Effective Time, Parent shall (i) provide, or shall cause to be provided, to each Continuing Employee an annual cash compensation, severance benefits and vacation/paid time off which are no less favorable in the aggregate than the cash compensation, severance benefits and vacation/paid time off provided to such Continuing Employee immediately prior to the Effective Time, (ii) provide, or shall cause to be provided, to each Continuing Employee benefits which are no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent and (iii) permit the Continuing Employees to work remotely consistent with Parent’s remote work policy in effect from time to time following the Effective Time.
(b)Following the Effective Time, for purposes of participation of Continuing Employees in a benefit plan of Parent or its Affiliates (including the Surviving Corporation) (a “Parent Benefit Plan”), each Continuing Employee shall be credited with all years of service for which such

Continuing Employee was credited before the Closing Date under any analogous Employee Benefit Plans (other than any defined-benefit pension plans). In addition, and without limiting the generality of the foregoing, Parent will use its commercially reasonable efforts to cause the following to occur, unless it would result in a duplication of benefits: (i) provide that each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans; (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, provide for all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents; and (iii) provide that any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an Employee Benefit Plan which is a welfare plan during the portion of the plan year of the Employee Benefit Plan ending on the date such Continuing Employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such year as if such amounts had been paid in accordance with such Parent Benefit Plan.
(c)Following the Closing, the Surviving Corporation shall pay to the Continuing Employees any amounts due to such Employees pursuant to the terms of the Change of Control Policy, subject to all applicable withholding taxes and other applicable payroll deductions from such payments. The gross payment amount that may become due to each Continuing Employee under the Change of Control Policy is set forth on Schedule 10.4(c). Within five (5) Business Days following the one year anniversary of the Closing, the Surviving Corporation shall pay, or cause to be paid, any amounts set forth on Schedule 10.4(c) that have not been paid or are not payable to a Continuing Employee under the Change of Control Policy to the Equityholders. Any amounts due to the Equityholders pursuant to this Section 10.4(c) shall be paid as follows: (x) the Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of such amount to the account designated by the Paying Agent in accordance with the Paying Agent Agreement for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of such amount pursuant to the Paying Agent Agreement, and (y) the Employee Optionholders’ Pro Rata Share of such amount to the account designated by the Surviving Corporation for further payment to each such Optionholder of such Employee Optionholder’s Pro Rata Share of such amount in accordance with normal payroll practices and subject to applicable Tax withholdings. Neither Parent nor the Surviving Corporation shall change, amend or terminate the Change of Control Policy without, following the Closing, the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed.
(d)Effective as of or prior to the Closing, the Company shall terminate the employment of, and receive a release of claims (in a form reasonably satisfactory to Parent) from, each Non-Retained Employee.
(e)The provisions of this Section 10.4 are solely for the benefit of the Parties and shall not confer upon any Person any third-party beneficiary rights. Nothing contained in this Section 10.4 whether express or implied: (i) shall be treated as establishing, amending or modifying for any purpose any Employee Benefit Plan or Parent Benefit Plan; (ii) shall alter or limit the ability of any Party hereto or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former employee of the Company or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

ARTICLE XI
TERMINATION
11.1Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
(a)Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)Parent or the Company may terminate this Agreement by written notice to the other Party prior to the Closing, if:
(i)the Merger has not been consummated on or before June 1, 2022 (the “End Date”); provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 11.1(b)(i) if such Party’s willful breach of this Agreement has hindered the consummation of the Merger or any other Contemplated Transactions on or prior to the End Date; and provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.1(b)(i) if the Company is then pursuing specific performance of, or other equitable remedies with respect to, Parent’s obligations hereunder; or
(ii)(A) there shall be any Law that shall make illegal the consummation of the Merger or (B) a Governmental Authority shall have enacted, issued, promulgated or entered an Order prohibiting, enjoining or restraining the Merger and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 11.2(b)(ii) will not be available to Parent or the Company if such Party has failed to materially comply with its covenants in Section 6.2(a) or Section 7.1(a), as applicable.
(c)Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied and (ii) such breach or failure to perform is incapable of being cured or, if curable, is not cured by the Company by the earlier of (A) the End Date and (B) within fifteen (15) days after giving the Company written notice of such breach or failure; provided, that, at the time of such termination, neither Parent nor Merger Sub shall be in breach of this Agreement which causes or would reasonably be expected to cause a condition to Closing set forth in Section 8.1 or Section 8.3 to fail to be satisfied;
(d)Parent may terminate this Agreement by written notice to the Company if the Company has failed to perform its obligations set forth in the first sentence of Section 6.6.
(e)The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied at Closing and (ii) such breach or failure to perform is incapable of being cured or, if curable, is not cured by Parent or Merger Sub by the earlier of (A) the End Date and (B) within thirty (30) days after the giving to Parent or Merger Sub written notice of such breach or failure; provided, that, at the time of such termination, the Company shall not be in breach of this Agreement which causes or would reasonably be expected to cause a condition to Closing set forth in Section 8.1 or Section 8.2 to fail to be satisfied; and

(f)The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing if (i) all of the conditions to the obligations of Parent to consummate the Merger or any other Contemplated Transactions set forth in Section 8.1 and Section 8.2 were satisfied or waived as of the date the Closing (other than those conditions that by their terms are to be satisfied by actions taken at the Closing but which are then able to be satisfied) and (ii) Parent fails to consummate the Closing pursuant to Section 2.1 by the later of (A) the date the Closing should have been consummated pursuant to Section 2.1 and (B) within three (3) Business Days after the Company gives Parent written notice that the conditions to the obligations of the Company to consummate the Merger and the other Contemplated Transactions set forth in Section 8.1 and Section 8.3 have been satisfied (or that the Company is willing to irrevocably waive such unsatisfied conditions) and that the Company is ready, willing and able to consummate the Closing.
11.2Effect of Termination. In the event of termination of this Agreement, by either Parent or the Company in accordance herewith, the provisions of this Agreement will immediately become void and of no further force or effect (other than Sections 6.3, 7.2, this Section 11.2, and ARTICLE XIII hereof, which survive the termination of this Agreement in accordance with their terms) and the last sentence of Section 6.4 above and the Confidentiality Agreement referred to therein, which will survive the termination of this Agreement for a period of three (3) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement term will be automatically amended to be extended for such three (3)-year period). Nothing herein will relieve any Party from any liability, damages or obligations to any other Party for fraud or any willful and material breach by such Party of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement and which the breaching Party knows is a breach of this Agreement or would reasonably be likely to cause a breach of this Agreement, and shall include any failure of Parent or Merger Sub to consummate the Merger or the other Contemplated Transactions that leads to a termination by the Company of this Agreement pursuant to Section 11.1(e). Subject to Section 13.14, nothing in this ARTICLE XI will be deemed to impair the right of any Party to compel specific performance or other equitable remedies by another Party of its obligations under this Agreement.
ARTICLE XII
INDEMNIFICATION
12.1Indemnification by the Equityholders. Subject to the terms, conditions and limitations of this Agreement, following the Closing, the Equityholders shall, on a several (and not joint and several) basis (based on their relative Pro Rata Portion), solely through recovery from the Indemnity Escrow Funds (except with respect to Section 12.1(b) below), indemnify and defend Parent and its Affiliates, and their respective successors, assigns, officers, directors, stockholders, employees, representatives and agents (collectively, the “Parent Indemnified Persons” and each, a “Parent Indemnified Person”) against, and hold them harmless from, (a) any Loss suffered or incurred by any such Parent Indemnified Person arising or resulting from or based upon any of the following: (i) the breach of any covenant of Representative contained in this Agreement to be performed after the Closing, (ii) any amounts owing by the Equityholders pursuant to Section 10.1(g) or 10.1(h), (iii) amounts paid to holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of the Final Per Share Merger Consideration that such holders of Dissenting Shares would have received pursuant to Section 2.6(a) and (iv) those matters set forth on Schedule 12.1; and (b) any amounts recoverable from the Equityholders pursuant to Section 10.1(d).

12.2Indemnification by Parent. Subject to the terms, conditions and limitations of this Agreement, following the Closing, Parent and the Surviving Corporation shall indemnify the Equityholders and their respective successors, assigns, officers, directors, stockholders, employees, representatives and agents (collectively, the “Equityholder Indemnified Persons” and each, an “Equityholder Indemnified Person”), against, and hold them harmless from, any Loss suffered or incurred by any such Equityholder Indemnified Person arising or resulting from or based upon the breach of any covenant of Parent or Merger Sub or the Surviving Corporation contained in this Agreement to be performed after the Closing.
12.3Indemnity Limitations.
(a)No claim for indemnification may be made with respect to any breach of covenant (including any indemnification obligation under this ARTICLE XII) required to be performed after the Closing unless written notice, specifying the nature of the claim, has been given to the Indemnifying Person prior to the expiration of the period of performance contemplated by its terms (or, if no such period is contemplated, the expiration of the statute of limitations applicable to such covenant). For the purpose of clarity, the Parties acknowledge and agree that the covenants contained in this Agreement to be performed after the Closing by the Representative, and the indemnification obligations of the Equityholders under Section 12.1 with respect thereto, will survive the Closing only for the period of the performance of such covenant or, if no such period is contemplated, the expiration of the statute of limitations applicable to such covenant. The right to indemnification with respect to any claim for which notice has been properly and timely given in accordance with this Section 12.3(a) shall expire upon the final resolution of such claim.
(b)Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Equityholders for Losses pursuant to claims made by Parent Indemnified Persons under Section 12.1(a) shall not exceed the Indemnity Escrow Funds then available and Parent, on behalf of itself and the other Parent Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Losses or other payments pursuant to claims made by Parent Indemnified Persons pursuant to Section 12.1(a) in excess of the Indemnity Escrow Funds then available, including any amounts directly from any Equityholder or by way of set off against any amount payable to the Equityholders, including the Contingent Payment Amounts. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of the Equityholders for Losses pursuant to claims made by Parent Indemnified Persons under Section 12.1(b) shall be capped in the manner described in Section 10.1(d), and Parent, on behalf of itself and the other Parent Indemnified Persons, agrees not to seek, and shall not be entitled to recover, any Losses or other payments pursuant to claims made by Parent Indemnified Persons pursuant to Section 12.1(b) in excess of such amount, including any amounts directly from any Equityholder or by way of set off against any amount payable to the Equityholders, including the Contingent Payment Amounts.
(c)Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Parent for Losses pursuant to claims made by Equityholder Indemnified Persons under Section 12.2, shall not exceed the Cap and the Equityholders, on behalf of themselves and the other Equityholder Indemnified Persons, agree not to seek, and shall not be entitled to recover, any Losses or other payments pursuant to claims made by Equityholder Indemnified Persons pursuant to Section 12.2 in excess of the Cap.
(d)The amount of any Loss that may be recovered from an Equityholder or from Parent, the Surviving Corporation or Merger Sub for which indemnification is provided under this ARTICLE XII shall be (i) net of any amounts actually recovered by the Indemnified Party from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Losses, net of costs and expenses incurred in recovering such amounts and increases in premiums to the extent specifically attributable to such recovery and (ii) net of any actual Tax benefits arising from a deduction of such Loss that is realized in cash by the “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) that includes the Surviving Corporation for the taxable period that starts on the day after the Closing Date and ends at the end of the taxable year or the next taxable year thereafter (on a “with and without basis,” meaning that such Tax benefits arising from the deduction of such Losses is the last deduction, and is deducted after taking into account the deduction of any Carryover Tax Benefit). Each Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.
(e)Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification under this ARTICLE XII.
(f)In connection with an Indemnified Party’s rights under this ARTICLE XII, an Indemnified Party may not seek or recover any punitive or exemplary or similar damages as to any matter under, relating to or arising out of this Agreement or the other Contemplated Transactions, except to the extent to which a Third Party Claim indemnified under this ARTICLE XII includes such damages.
(g)None of the limitations in this ARTICLE XII shall apply to actual and intentional fraud.
12.4Procedures Relating to Indemnification. The party making a claim under this ARTICLE XII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE XII is referred to as the “Indemnifying Party”.
(a)Claims Procedure. An Indemnified Person shall give prompt written notice (a “Claim Notice”) to the Indemnifying Person (which, if the Equityholders are the Indemnifying Persons pursuant to Section 12.1, the Indemnified Person shall provide such Claim Notice to Representative for all purposes of this ARTICLE XII) after the Indemnified Person becomes aware of events or other facts sufficient to determine that a Loss has occurred for which the Indemnified Person is entitled to any indemnification under this Agreement, and such notice shall contain (i) a description and, if known, the estimated amount of any Loss incurred or reasonably expected to be incurred by the Indemnified Person, and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Person; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Person shall have been materially prejudiced as a result of such failure.
(b)Third-Party Claims.
(i)An Indemnified Person shall provide the Indemnifying Person with a Claim Notice regarding any Claim made by any third Person against the Indemnified Person for which the Indemnified Person may seek indemnification under this ARTICLE XII (a “Third-Party Claim”) promptly after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent, and only to the extent that, the Indemnifying Person has been materially prejudiced as a result of such failure. Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
(ii)If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to assume the defense thereof with counsel selected by the Indemnifying Person if (a) the Indemnifying Person gives written notice to the Indemnified Person within ten (10) Business Days after receipt of the Third-Party Claim that it intends to assume the defense, (b) the third Person claimant seeks only monetary damages and does not seek an injunction or other equitable relief or (c) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third-Party Claim, (d) the Third-Party Claim is not reasonably likely to have a materially adverse impact on the Indemnified Person’s customer or supplier relationships, (e) the Third-Party Claim does not relate to any Regulatory Approval or Health Care Law, (f) the Third-Party Claim is not asserted by any Governmental Authority, (g) the Losses arising out of the Third-Party Claim would not reasonably be expected to result in liabilities which, taken with other then existing Losses under this ARTICLE XII, exceed the then-remaining limit of liability of such Indemnifying Person, and (h) the Indemnifying Person conducts the defense actively and diligently with counsel reasonably acceptable to the Indemnified Person; provided, however, that if the Equityholders are the Indemnifying Persons, they shall be entitled to assume such defense (which Representative shall conduct on behalf of the Equityholders) only if Representative provides written evidence reasonably satisfactory to Parent demonstrating that he, she or it has a sufficient amount of financial resources to defend such matter. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to engage counsel separate from the counsel engaged by the Indemnifying Person, it being understood that, subject to the proviso above, the Indemnifying Person shall control such defense. If the Indemnifying Person assumes the defense of any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person. Whether or not the Indemnifying Person has assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Person shall not admit any Liability with respect to, or settle (or attempt to settle), compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless (A) the Indemnified Person will be released in full in connection with such Third-Party Claim; and (B) the same provides for no relief other than monetary damages (and would not impose any injunction or other equitable remedies on the Indemnified Person or its business) for which the Indemnified Person will be fully indemnified under this ARTICLE XII.
(c)To the extent of any inconsistency between paragraphs (a) and (b) of this Section 12.4, on the one hand, and Section 10.1(g) relating to certain voluntary disclosures (relating to Tax audits or other disputes), on the other hand, the provisions of Section 10.1(g) shall control.
12.5Tax Treatment of Indemnification Payments. Any indemnification payments made to Parent pursuant to this Agreement shall be treated as an adjustment to the Final Per Share Merger Consideration unless otherwise required by applicable Law.
12.6Exclusive Remedy. Except (i) as provided by Section 3.1(c) with respect to the payment of the Merger Consideration, (ii) as provided by Section 3.2 with respect to the Net Adjustment Amount and (iii) as provided by Section 3.5 with respect to the Contingent Payment Amount, the exculpation and indemnity given for the benefit of the Representative under this Agreement, claims based on actual and intentional fraud by any Equityholder, Parent, Merger Sub or Guarantor, any non-monetary equitable relief to which any party hereto may be entitled from and after the Closing pursuant to Section 13.14 and the guaranty provided under Section 13.18, the indemnification provisions contained in this ARTICLE XII are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Person may incur arising from or relating to the Agreement and the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that in no event will Representative or the Equityholders (or any other Person) be obligated, individually or in the aggregate, to make any payment in respect of any obligations under Section 12.1(a) other than from, or in an aggregate amount in excess of, the Indemnity Escrow Amount.
12.7Release of Indemnity Escrow Funds. Subject to and in accordance with the terms of the Escrow Agreement, the Parties agree to cause the Escrow Agent to release any and all amounts then remaining in the Indemnity Escrow Funds which are not subject to a Claim Notice to the Paying Agent to be paid out to the Equityholders pursuant to the terms of the Escrow Agreement within five (5) Business Days following the three year anniversary of the Closing Date. Any portion of the amounts remaining in the Indemnity Escrow Funds subject to an unresolved Claims Notice on the three year anniversary of the Closing Date shall be held and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.
ARTICLE XIII
MISCELLANEOUS
13.1Expenses. Except as otherwise provided herein, each of Parent, Merger Sub, the Company and the Representative (on behalf of the Equityholders) will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions. Notwithstanding the foregoing (or anything to the contrary herein), Parent will be responsible for, and pay, (i) fifty percent (50%) of any filing or other fees in connection with the notification and report form under the HSR Act and any foreign anti-competition or antitrust filings pursuant to Sections 6.2(b) or 7.1(b), (ii) fifty percent (50%) of the fees and expenses of the Escrow Agent relating to the Escrow Agreement and (iii) one hundred percent (100%) of all Transfer Taxes as contemplated by Section 10.1(a).
13.2No Third Party Beneficiaries. Except as otherwise set forth in Section 13.9, this Agreement and its provisions are for the sole benefit of the Parties and the D&O Indemnified Persons and their respective successors and permitted assigns and shall not confer any rights or remedies upon any Person; provided, however, the Non-Party Affiliates shall be third party beneficiaries of the covenants and agreements set forth in Section 13.17.
13.3Entire Agreement. This Agreement, including the schedules and exhibits hereto (including the Company Disclosure Schedules), the Escrow Agreement, the Confidentiality Agreement, and the other Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
13.4Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and the Guarantor and their respective successors and permitted assigns. No Party or the Guarantor may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent, Representative and the Company. Notwithstanding the foregoing, Parent may assign, without the consent of Representative, its rights and obligations under this Agreement to (i) a direct or indirect subsidiary or Affiliate of Parent, (ii) to any party that acquires (directly or indirectly) substantially all of the assets or stock of Parent or any successor entity resulting from a merger or consolidation of or with Parent, provided, that such assignee agrees to assume and perform Parent’s obligations under this Agreement and to be bound by the terms and conditions hereof and (iii) to any financial institution(s) or firm(s) providing financing to Parent, with such collateral assignment to be effective as of the Closing, and, pursuant to such collateral assignment, such financial institution(s) or firm(s) may, upon a default under any such financing, directly exercise all such rights and remedies of the Parent hereunder; provided, however, that no such assignment shall relieve Parent of its obligations hereunder if its assignee does not perform such obligations.
13.5Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
13.6Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
13.7Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) one (1) Business Day after being sent to the recipient by PDF file (portable document format file) or electronic mail (provided manual confirmation of receipt of such PDF file (portable document format file) or electronic mail, as applicable, is obtained), in each case addressed to the intended recipient as set forth below:
(i)If to Parent, Merger Sub, the Guarantor or, after the Closing, the Company addressed to it at:
Avanos Medical, Inc.
5405 Windward Parkway
Alpharetta, GA, 30004
Attention: General Counsel
With a copy to (which shall not constitute notice):
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention: Sarah Ernst
Email: sarah.ernst@alston.com

(ii)If to the Company prior to the Closing, addressed to it at:
OrthogenRx, Inc.
2005 South Easton Road, Suite 207
Doylestown, PA 18901
Attention:    Michael J. Daley, Ph.D.
    J. David Owens
Email:    mdaley@orthogenRx.com
    dowens@orthogenRx.com
With a copy to (which shall not constitute notice):
Blank Rome LLP
One Logan Square
130 N. 18th Street
Philadelphia PA 19103

Attention:    Joshua Strober
Email:    josh.strober@blankrome.com
(iii)If to the Representative, addressed to it at:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email:     deals@srsacquiom.com
With a copy to (which shall not constitute notice):
Blank Rome LLP
One Logan Square
130 N. 18th Street
Philadelphia PA 19103
Attention:    Joshua Strober
Email:    strober@blankrome.com
Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 13.7.
13.8Governing Law; Waiver of Jury Trial.
(a)This Agreement and any Proceeding of any kind or nature (whether at law or in equity, based upon contract, tort or otherwise) that is in any way related to of this Agreement or any of the transactions related hereto (including the interpretation, construction, validity and enforcement of this Agreement, or the negotiation, execution or performance of any of the transactions related hereto (including any Proceeding based upon, arising out of, or related to any representation or warranty expressly made in this Agreement)) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule or any borrowing statute (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdictions. In furtherance of the foregoing, the Laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.
(b)EACH PARTY AND THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE MERGER OR THE OTHER CONTEMPLATED TRANSACTIONS. EACH PARTY AND THE GUARANTOR CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.
(c)The Parties and the Guarantor submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of

Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any other Transaction Documents and by this Agreement waive, and agree not to assert, any defense in any Proceeding for the interpretation or enforcement of this Agreement and other Transaction Documents that they are not subject to such jurisdiction or that such Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the Proceeding is brought in an inconvenient forum, or that the venue of the Proceeding is improper.
(d)Each Party and the Guarantor agrees that service in person or by nationally recognized overnight courier to its address set forth in Section 13.7 shall constitute valid in personam service upon such Person and its successors and assigns in any Proceeding commenced pursuant to this Section 13.8. Each Party and the Guarantor hereby acknowledges that this is a commercial transaction, that the foregoing provisions for service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each such Person and that by agreeing to such provisions each such Person is waiving important legal rights.
13.9No Survival; Waiver.
(a)None of the representations, warranties, covenants and agreements contained in this Agreement will survive beyond the Closing such that no claim for breach, or failure to be true and correct, of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing, except for those covenants and agreements contained herein that by their express terms apply or are to be performed in whole or in part after the Closing. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.
(b)Parent, for itself and on behalf of its Affiliates, and any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (including, after the Closing, the Company) (each a “Parent Waiving Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of Representative, the Equityholders or any of their respective Affiliates, or any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Seller Group”) relating to the business and operation of the Company or relating to the subject matter of this Agreement or the schedules hereto, including the Company Disclosure Schedules hereto, or as a result of any of the Contemplated Transactions, whether arising under, or based upon, any federal, state, local or foreign Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Parent Waiving Parties; provided, however, that such waiver shall not include any (i) claims under Section 3.2 with respect to the Net Adjustment Amount, under Section 3.5 with respect to the Contingent Payment Amount, or for indemnification under ARTICLE XII, (ii) claims with respect to actual and intentional fraud by any member of the Seller Group or with respect to any act of criminal activity by any member of the Seller Group, or (iii) remedies expressly provided for in any other Transaction Document entered into in connection with this Agreement ((i) through (iii) collectively, the “Parent Reserved Claims”). Furthermore, without limiting the generality of this Section 13.9(b) and except with respect to the Parent Reserved Claims, no Proceeding will be brought or maintained by, or on behalf of, or any other Parent Waiving Party (including, after the Closing, the Surviving Corporation) against Representative, the

Equityholders, or any other member of the Seller Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement or schedules hereto, including the Company Disclosure Schedules, or as a result of any of the Contemplated Transactions. Parent acknowledges and agrees that the Parent Waiving Parties may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. The Parties acknowledge and agree that the limits imposed on the Parent Waiving Parties’ remedies with respect to this Agreement and the Contemplated Transactions were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Parent and Merger Sub hereunder.
(c)Effective as of the Closing, each Equityholder, on behalf of itself and its heirs, assigns and representatives (each, a “Equityholder Waiving Party”), and any Person claiming by, through or under any of the foregoing, hereby releases, remises, acquits and forever discharges Parent, the Company, Merger Sub, the Surviving Corporation and all of their respective present or former officers, directors, shareholders, members, employees, agents, predecessors, subsidiaries, affiliates, estates, successors, assigns, partners, attorneys and representatives (the “Company Group”) to the maximum extent permitted by Law, from any and all complaints, claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, rights, damages, promises, demands or liabilities of any kind or nature whatsoever, in law or in equity, whether based in contract, tort, statute or otherwise, whether known or unknown, suspected or unsuspected, that such Equityholder Waiving Party, individually or as a member of any class, now has, owns or holds or has at any time heretofore ever had, owned or held, or may in the future have, own or hold against a member of the Company Group with respect to or arising out of such Equityholder’s interest as an equityholder, employee, agent, officer, director or representative of the Company; provided, however, that such waiver shall not include any (i) claims under Section 3.2 with respect to the Net Adjustment Amount, under Section 3.5 with respect to the Contingent Payment Amount, under Section 13.18 with respect to the Guaranteed Obligations, under Section 10.2 by any applicable D&O Indemnified Person or for indemnification under ARTICLE XII, (ii) claims with respect to actual and intentional fraud by any member of the Company Group or with respect to any act of criminal activity by any member of the Company Group, (iii) rights to any unpaid compensation or benefits or any violations of Law, (iv) remedies under any other Transaction Document entered into in connection with this Agreement ((i) through (iv) collectively, the “Equityholder Reserved Claims”). Furthermore, without limiting the generality of this Section 13.9(c) and except with respect to the Equityholder Reserved Claims, no Proceeding will be brought or maintained by, or on behalf of, or any other Equityholder Waiving Party against Parent or any other member of the Company Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Parent or any other Person set forth or contained in this Agreement or schedules hereto or as a result of any of the Contemplated Transactions. Each Equityholder acknowledges and agrees that the Equityholder Waiving Parties may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. The Parties acknowledge and agree that the limits imposed on the Equityholder Waiving Parties’ remedies with respect to this Agreement and the Contemplated Transactions were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Parent and Merger Sub hereunder.
(d)EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE PARENT WAIVING PARTIES, AND EACH EQUITYHOLDER, ON BEHALF OF THE APPLICABLE EQUITYHOLDER WAIVING PARTIES, EXPRESSLY IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE PARENT WAIVING PARTIES, AND EACH EQUITYHOLDER, ON BEHALF OF THE APPLICABLE EQUITYHOLDER WAIVING PARTIES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF PARENT AND MERGER SUB, ON BEHALF OF THE PARENT WAIVING PARTIES, AND EACH EQUITYHOLDER, ON BEHALF OF THE APPLICABLE EQUITYHOLDER WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
13.10Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, the Company and the Representative. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
13.11Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided, that such provision shall be construed to give effect to the Parties’ intent regarding such provision to the maximum extent permitted by applicable Law.
13.12Construction; Disclosure. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the schedules or exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Company Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract).
13.13Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
13.14Specific Performance.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company and Representative, on the other hand, shall be entitled to an Order to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the Merger and the other Contemplated Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (i) any defenses in any Proceeding for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such other later date established by the Delaware court presiding over such Proceeding.
(b)The Parties further (b) agree that (i) by seeking the remedies provided for in this Section 13.14, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other Transaction Document (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.14 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 13.14 shall require any Party hereto to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 13.14 prior to or as a condition to exercising any termination right under ARTICLE XI, nor shall the commencement of any Proceeding pursuant to this Section 13.14 or anything set forth in this Section 13.14 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of ARTICLE XI or pursue any other remedies under this Agreement or any other Transaction Document that may be available then or thereafter.
13.15Representative.
(a)By the adoption of this Agreement, and by receiving the benefits thereof, including any consideration payable hereunder, each Equityholder shall be deemed to have approved the Representative, as of the Closing, as the representative, agent, proxy, and attorney-in-fact for all the Equityholders for all purposes in connection with this Agreement and the Transaction Documents including the full power and authority on the Equityholders behalf: to consummate the Contemplated Transactions, to negotiate and settle disputes arising under, or relating to, this Agreement and the Transaction Documents, to authorize to be disbursed to the Equityholders or the Company (on behalf of the Optionholders) any funds payable to the Equityholders under this Agreement or otherwise, to hold the Representative Holdback Amount, and to utilize the Representative Holdback Amount to satisfy any and all obligations or liabilities incurred by the Equityholders or the Representative in the performance of their duties hereunder, to direct the distribution of funds, designate or engage a paying agent to distribute funds (including the Merger Consideration and the Representative Holdback Amount), authorize or direct payments of funds from the Representative Holdback Amount, to execute and deliver any amendment or waiver to this Agreement and the Transaction Documents (without the prior approval of the Equityholders) and (vii) to take all other actions to be taken by or on behalf of the Equityholders in connection with this Agreement and the Transaction Documents. The Equityholders, by approving this Agreement (whether by vote, by execution of a Letter of Transmittal, Option Surrender Agreement,

Warrant Surrender Agreement or otherwise), further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Equityholder. All decisions and actions by the Representative shall be binding upon all of the Equityholders and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall not have the authority to increase the liability of any Equityholder on a non pro rata basis. The Representative shall have no duties or obligations to the Equityholders hereunder, except as expressly set forth in this Agreement, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into this Agreement, or shall otherwise exist against the Representative.
(b)The Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel, except to the extent resulting from its gross negligence or willful misconduct. Each Equityholder severally, for itself only and not jointly, in accordance with their Pro Rata Shares shall indemnify the Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (the “Charges”) arising out of or in connection with this Agreement and any Transaction Documents, in each case as such Charges are suffered or incurred; provided, that in the event that any such Charges are finally adjudicated to have been caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Equityholders the amount of such indemnified Charges to the extent attributable to such gross negligence or willful misconduct. Charges may be recovered by the Representative from (i) the funds in the Representative Holdback Amount and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders provided, that while the Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Charges as they are suffered or incurred. In no event will the Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties, including Section 13.17, otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.
(c)The Representative Holdback Amount will be used for any expenses incurred by the Representative. The Equityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Representative Holdback Amount to the Paying Agent for further distribution to the Equityholders as follows: (x) the portion of such balance of the Representative Holdback Amount equal to the aggregate Shareholders’, Non-Employee Optionholders’ and Warrantholders’ Pro Rata Share of such balance of the Representative Holdback Amount, to the account designated by the Paying Agent in accordance with the Paying Agent Agreement, for further payment to each such Equityholder of such Equityholder’s Pro Rata Share of such balance of the Representative Holdback Amount pursuant to the Paying Agent Agreement, and (y) the portion of such balance of the Representative Holdback Amount equal to the aggregate Employee Optionholders’ Pro Rata Share of such balance of the Representative Holdback Amount, to the account designated by the Surviving Corporation, for further payment to each such Optionholder of such

Employee Optionholder’s Pro Rata Share of such balance of the Representative Holdback Amount in accordance with normal payroll practices. For tax purposes, the Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.
(d)Following the Closing Date, a majority-in-interest of the Equityholders may, by written consent, appoint a new representative as the Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Equityholders, must be delivered to Parent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.
(e)In the event that the Representative becomes unable or unwilling to continue in its capacity as Representative, or if the Representative resigns as the Representative, a majority-in-interest of the Equityholders may by written consent appoint a new representative as the Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Equityholders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.
(f)The Representative shall have reasonable access to relevant information about the Company and the reasonable assistance of the Company’s and Parent’s employees for purposes of performing its duties and exercising its rights hereunder; provided that the Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). Notwithstanding anything herein to the contrary, following the Closing, the Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Representative and to the Equityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
13.16Representation of Equityholders and Affiliates.
(a)Each of Parent and the Company, for itself and the Parent Waiving Parties, hereby irrevocably acknowledges and agrees that all confidential and privileged communications prior to the Closing Date pertaining to the Seller Group and their counsel, including Blank Rome LLP, made in connection with the negotiation, preparation, execution and delivery of this Agreement or relating to the process for the sale of the Company (the “Privileged Communications”) are privileged communications between the Seller Group and such counsel and none of Parent, the Company or any of the Parent Waiving Parties, nor any Person purporting to act on behalf of or through Parent or the Company or any of the Parent Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Parent and the Company, on behalf of itself and the Parent Waiving Parties, waives and will not assert any attorney-client privilege with respect to any Privileged Communication between Blank Rome LLP and the Company or any Person in the Seller Group occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents.
(b)Parent hereby agrees, on its own behalf and on behalf of its Parent Waiving Parties, that Blank Rome LLP may serve as counsel to each and any Person of the Seller Group, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, deliver and performance of this Agreement and the Contemplated Transactions and that, following the consummation of the Contemplated Transactions, Blank Rome LLP may serve as counsel to each and any Person in the Seller Group in connection with any dispute, Proceeding or other obligation arising out of or relating to this Agreement notwithstanding such representation or any continued representation of the Company or in connection with any other matter relating to the process for the sale of the Company by Equityholders. Each of Parent, Merger Sub and the Company hereby consents to and irrevocably waives

(individually and on behalf of any Parent Waiving Party claiming by, through or on behalf of any of them) any conflicts that may arise in connection with such representation.
13.17Non-Recourse. All Proceedings or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties. Other than for claims or causes of action pursuant to the Letters of Transmittal, Option Surrender Agreements and Warrant Surrender Agreements, no Person who is not a named Party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any Proceedings based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.
13.18Parent Guaranty.
(a)Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as surety, the full and prompt payment and performance when due of any and all obligations of Parent and the Surviving Corporation in Section 3.1 (Calculation and Payment of Merger Consideration), Section 3.2 (Post-Closing Adjustments), Section 3.5 (Contingent Payment), Section 10.1 (Tax Matters), Section 11.2 (Effect of Termination) and ARTICLE XII (Indemnification) (collectively, the “Guaranteed Obligations”). Guarantor guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of this Agreement. The guaranty provided under this Section 13.18 shall be a guaranty of full and prompt payment and not of collection. A separate Proceeding may be brought against Guarantor to enforce this Agreement, whether or not any Proceeding is brought against Parent or whether or not Parent or the Surviving Corporation is joined in any such Proceeding. Guarantor agrees and acknowledges that no release or extinguishment of Parent’s or the Surviving Corporation’s obligations (other than in accordance with the terms hereof), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity or enforceability of the guaranty provided under this Section 13.18 or any provision requiring or contemplating performance by Guarantor. Guarantor understands that the Company is relying on the guaranty provided under this Section 13.18 in entering into this Agreement.
(b)Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement.
(c)Guarantor represents and warrants to the Company as follows:
(i)Guarantor is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Guarantor has the necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Guarantor have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement or to execute, deliver and perform its obligations under this Agreement.
(ii)This Agreement has been duly executed and delivered by Guarantor and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding obligation of Guarantor, enforceable against it in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exceptions.
(iii)The execution, delivery and performance by Guarantor of this Agreement will not (a) conflict with or violate any Law or Order to which Guarantor is subject, (b) conflict with or violate any provision of the Organizational Documents of Guarantor, or (c) conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both), result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets under, any material Contract of Guarantor, except to the extent any such conflict, violation, breach or default as would not reasonably be expected to have a material adverse impact on Guarantor’s ability to comply with its obligations hereunder. Guarantor does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for Guarantor to execute, deliver or perform this Agreement.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.
PARENT:
AVENT, INC.
By: /s/ Michael C. Greiner
Name: Michael Greiner
Title: President and Chief Financial Officer
MERGER SUB:
ORTHOGEN MERGER SUB INC.
By: /s/ Michael C. Greiner
Name: Michael Greiner
Title: President and Chief Financial Officer
GUARANTOR:

solely for purposes of Section 13.18,

AVANOS MEDICAL, INC.
By: /s/ Michael C. Greiner
Name: Michael Greiner
Title: Senior Vice President and Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]

COMPANY:
ORTHOGENRX, INC.
By: /s/ Michael J. Daley
Name: Michael J. Daley, PhD
Title: Co-President & Co-CEO
[Signature Page to the Agreement and Plan of Merger]

Solely in its capacity as Representative:
REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC
By: /s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT I

Net Sales Schedule

Company Net Sales:
Gross Sales
Less:
•Chargebacks / Sales Allowances
•Cardinal Admin Fee
•Wholesaler Admin Fees
•GPO/IDN Admin Fees
•Prompt Payment Discounts
•Services

The Parties acknowledge and agree that each line item deduction to gross sales (as set forth above) represents a specific general ledger account of the Company utilized in the preparation of the Reviewed Financials.
For the avoidance of doubt, “Wholesaler Admin Fees” would not include the following:
•Wholesale Shipping Fees
•Wholesaler Distribution Fees
•Wholesaler Storage Fees
•Wholesaler Supply Fees
•Wholesaler Testing / Demo Fees